Exhibit 10.1

Base INDENTURE

among

MObile infrastructure funding, llc,

and each Asset Entity party hereto,

as the Obligors

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as the Indenture Trustee

dated as of October 29, 2025

ii

iii

iv

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EXHIBITS

Exhibit A-1	Form of Global Note
Exhibit A-2	Form of Regulation S Temporary Global Note
Exhibit A-3	Form of Regulation S Permanent Global Note
Exhibit A-4	Form of Definitive Note
Exhibit B-1	Form of Transferee Certificate for Regulation S Notes
Exhibit B-2	Form of Transferee Certificate for Definitive Notes
Exhibit B-3	Form of Transferor Certificate for Definitive Notes
Exhibit B-4	Form of Transfer Certificate for Tax Restricted Notes
Exhibit B-5	Form of Representation Letter for Initial Noteholders
Exhibit C	Mortgaged Sites
Exhibit D	Form of Joinder Agreement
Exhibit E	[Reserved]
Exhibit F	Form of Information Request
Exhibit G	Form of Manager Report
Exhibit H	Title Policy Endorsements

Schedules

Schedule 1.01	Initial Parking Facilities
Schedule 6.04	Indebtedness
Schedule 6.05	Title to the Parking Facilities
Schedule 6.07	Litigation
Schedule 6.11	Employee Benefit Plans
Schedule 6.14	Insurance

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Base INDENTURE, dated as of October 29, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, this “Base Indenture”), among Mobile Infrastructure Funding, LLC, a Delaware limited liability company (the “Issuer”), MVP Fort Worth Taylor, LLC (“Propco SPV 1”), MVP New Orleans Rampart, LLC (“Propco SPV 2”), Minneapolis City Parking, LLC (“Propco SPV 3”), MVP Houston Saks Garage LLC (“Propco SPV 4”), West 9th Street Properties II, LLC (“Propco SPV 5”), MVP Milwaukee Wells LLC (“Propco SPV 6”), MVP Bridgeport Fairfield Garage, LLC (“Propco SPV 7”), MVP Milwaukee Old World, LLC (“Propco SPV 8”), MVP Milwaukee Arena Lot, LLC (“Propco SPV 9”), MVP St. Louis Washington, LLC (“Propco SPV 10”), MVP St. Paul Holiday Garage, LLC (“Propco SPV 11”), MVP Houston San Jacinto Lot, LLC (“Propco SPV 12”), White Front Garage Partners, LLC (“Propco SPV 13”), St. Louis Seventh & Cerre, LLC (“Propco SPV 14”), St. Louis Broadway Group, LLC (“Propco SPV 15”), MVP Houston Preston Lot, LLC (“Propco SPV 16”), MVP Detroit Center Garage, LLC (“Propco SPV 17”) and MVP Preferred Parking, LLC (“Propco SPV 18” and, together with Propco SPV 1, Propco SPV 2, Propco SPV 3, Propco SPV 4, Propco SPV 5, Propco SPV 6, Propco SPV 7, Propco SPV 8, Propco SPV 9, Propco SPV 10, Propco SPV 11, Propco SPV 12, Propco SPV 13, Propco SPV 14, Propco SPV 15, Propco SPV 16 and Propco SPV 17, the “Original Asset Entities” and, together with any entity that becomes an additional asset entity party hereto after the date hereof as an “Additional Asset Entity,” the “Asset Entities” and, the Asset Entities together with the Issuer, collectively, the “Obligors”), and U.S. Bank Trust Company, National Association, as indenture trustee and not in its individual capacity (in such capacity, the “Indenture Trustee”).

RECITALS

WHEREAS, the obligations of the Issuer and the Original Asset Entities under this Base Indenture are secured by various security interests, mortgages and deeds of trust;

WHEREAS, the Obligors are entering into this Base Indenture, and the Indenture Trustee is accepting the Notes issued hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. All things necessary have been done to make the Notes, when executed by the Issuer and authenticated and delivered by the Indenture Trustee as provided herein, the valid obligations of the Issuer and to make this Base Indenture a valid agreement of the Obligors, enforceable in accordance with its terms; and

WHEREAS, each Series will be constituted by this Base Indenture and the related Series Supplement thereto;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Obligors and the Indenture Trustee agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. Except as otherwise specified in this Base Indenture or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Base Indenture and each Indenture Supplement (including in the recitals hereto). In the event of a definitional conflict between this Base Indenture and an Indenture Supplement, the definition contained in the Indenture Supplement shall control.

“30/360 Basis” shall mean the accrual of interest calculated on the basis of a 360- day year consisting of twelve 30-day months.

“Acceptable Rating Agency” shall mean (a) Fitch, Moody’s, S&P, DBRS, Inc. or KBRA or (b) any other credit rating agency that is a nationally recognized statistical rating organization by the SEC and approved in writing by the Majority of Noteholders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Account Collateral” shall mean all of the Obligors’ right, title and interest in and to the Accounts, the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of the Indenture Trustee (or the Servicer on its behalf) representing or evidencing such Accounts and Reserves and all earnings and investments held therein and proceeds thereof.

“Account Control Agreements” shall mean, the Lock Box Account Control Agreement, the Expense Reserve Account Control Agreement, the Collection Account Control Agreement and the Additional Account Control Agreement and with respect to any other deposit account or securities account, one or more agreements among the Indenture Trustee, the related Account Bank and the applicable Obligor maintaining such account or owning such entitlement or contract, effective to grant a first-priority perfected security interest in and “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Indenture Trustee.

“Account Bank” shall mean the Expense Reserve Account Bank, the Additional Reserve Account Bank, the Lock Box Account Bank, the Collection Account Bank or any depositary institution in which an Account is held pursuant to an Account Control Agreement.

“Accounts” shall mean, collectively, the Lock Box Account, the Collection Account, the Reserve Accounts, the Liquidated Site Replacement Account, and any other accounts pledged to the Indenture Trustee for the benefit of the Noteholders, pursuant to this Base Indenture or any other Transaction Document.

“Accrued Note Interest” shall mean the interest accrued on each Class of Notes during each Interest Accrual Period at the applicable Note Rate, with respect to any Class A-2 Notes, on the Note Principal Balance of such Class of Term Notes outstanding immediately prior to the related Payment Date. Accrued Note Interest for each Class of Notes will be calculated on a 30/360 Basis such that each Interest Accrual Period will be treated as 30-days in length; provided that Accrued Note Interest with respect to the Interest Accrual Period commencing on the Series Closing Date for a Series of Term Notes shall be calculated by multiplying (A) the Note Principal Balance of such Series of Notes by (B) the product of (x) the applicable Note Rate and (y) a fraction, the numerator of which is the number of days from and including such Series Closing Date to but excluding the first Payment Date for such Series of Notes and the denominator of which is 360; provided, further, that the Accrued Note Interest with respect to any Additional Notes that are Class A-2 Notes shall be deemed to include any administrative expenses payable in respect thereof.

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“Act” shall have the meaning ascribed to it in Section 15.03(a).

“Acquisition Price” means, with respect to any Parking Facility, the purchase price paid (or, if acquired from an Affiliate, the fair market value as determined by an independent third-party appraisal) by the applicable Asset Entity (or its Affiliate) for the acquisition of such Parking Facility.

“Additional Asset Entity” shall mean any bankruptcy remote, special purpose limited liability company, with Organizational Documents substantially in the same form as the Organizational Documents of the Obligors, that (i) owns or leases one or more Parking Facilities and (ii) 100% of the Equity Interests in which are, directly or indirectly, contributed to or acquired by the Issuer after the Series 2025-1 Closing Date as provided in, and meeting the requirements of, Section 2.12(a).

“Additional Account Control Agreement” shall mean that certain Account Control Agreement, dated as of October 29, 2025, among the Issuer, the Indenture Trustee, as a secured party and the Additional Account Bank.

“Additional Account Bank” shall mean the depositary institution in which the Additional Reserve Account and the Liquidated Site Replacement Account are established, initially U.S. Bank National Association, in its capacity as depositary pursuant to the Additional Account Control Agreement.

“Additional Notes” shall have the meaning ascribed to it in Section 2.12(c).

“Additional Obligor Expenses” shall mean (i) Other Servicing Fees payable to the Servicer; (ii) reimbursements of unpaid Indenture Trustee Fees and any expenses and indemnities due to the Indenture Trustee, the Collection Account Bank or the Additional Account Bank, (iii) reimbursements and indemnification payments payable to the Servicer and certain persons related to it as described under the Servicing Agreement and (iv) any other costs, expenses or liability not specifically enumerated in Section 5.01(a) that require to be borne by an Obligor or paid from amounts in the Collection Account pursuant to the Transaction Documents.

“Additional Obligor Parking Facility” shall have the meaning ascribed to it in Section 2.12(a).

“Additional Parking Facility” shall have the meaning ascribed to it in Section 2.12(a).

“Additional Reserve Account” shall mean the Reserve Account designated to reserve for the Additional Reserve Draw Amount for application in the manner set forth in Section 4.04.

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“Additional Reserve Account Deposit Amount” shall have the meaning ascribed to it in Section 4.04.

“Additional Reserve Draw Amount” shall have the meaning ascribed to it in Section 4.04.

“Advance Interest” shall mean the interest accrued (compounded monthly) on any Property Protection Advance at the Prime Rate plus 3% for each such day on an Actual/360 Basis, which is payable to the party hereto that made such Property Protection Advance.

“Affected Site” shall have the meaning ascribed to it in Section 7.04(c).

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Affirmative Direction” shall mean, with respect to any Series, a written direction of Noteholders of such Series representing more than 25% of the aggregate Outstanding Class Principal Balance of all Classes of Notes of such Series.

“Aggregate LTV” shall mean, as of any date of determination, the aggregate loan-to-value ratio of (a)(i) the aggregate Outstanding principal amount of all Notes as of such date of determination minus (ii) the amount then on deposit in the Collection Account, divided by (b) the most recent Valuation of the Parking Facilities (calculated excluding any Excess Concentration Amounts) as of such date of determination.

“Allocated Note Amount” shall mean (a) for any Initial Parking Facility, the amount corresponding to such Initial Parking Facility as set forth in the definition of “Release Price”, (b) for any Additional Parking Facilities or Additional Obligor Parking Facilities acquired with the proceeds of a disposition of one or more Parking Facilities, an amount equal to the aggregate Allocated Note Amount for the related disposed Parking Facility or Parking Facilities, allocated pro rata among the applicable Additional Parking Facilities or Additional Obligor Parking Facilities, and prorated based on TTM Operating Income, (c) for any Replacement Parking Facilities acquired in connection with a substitution of one or more replaced Parking Facilities, an amount equal to the aggregate Allocated Note Amount for the related replaced Parking Facilities, allocated pro rata among the applicable Replacement Parking Facilities, prorated based on TTM Operating Income, (d) in connection with any issuance of a new Series of Notes, the amount specified in the related Series Supplement and (e) for any Additional Parking Facilities or Additional Obligor Parking Facilities that are added to the Collateral as an Equity Asset Contribution Cure or otherwise, an amount to be proposed by the Manager and approved by the Controlling Class Representative. Once the Allocated Note Amount for a Parking Facility is determined in accordance with the foregoing, it will not be recalculated when new Parking Facilities are added to the Collateral.

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“Amended Non-Fee Site Agreement” shall have the meaning ascribed to it in Section 7.23(a)(vi).

“Amortization Event” shall mean the occurrence of any of the following events:

(a)	the Issuer fails to pay all principal due and payable on any Class of Notes of any Series as of the applicable Anticipated Repayment Date;

(b)	an Event of Default occurs and is continuing;

(c)	a Manager Termination Event occurs and is continuing;

(d)	[reserved];

(e)	if the DSCR as of the last day of any calendar month is less than the Minimum DSCR, until such date as the DSCR has exceeded the Minimum DSCR;

(f)	if the Senior DSCR as of the last day of any calendar month is less than the Minimum Senior DSCR, until such date as the Senior DSCR has exceeded the Minimum Senior DSCR;

(g)	as of any determination date, the Senior LTV is greater than 55%;

(h)	as of any determination date, the Aggregate LTV is greater than 70%; or

(i)	as of any determination date, more than 15.0% of the Collateral (determined based on the Allocated Note Amount) consists of Specially Serviced Parking Facilities.

“Amortization Period” shall be in effect as of any date on which an Amortization Event has occurred and is continuing.

“Annual Additional Obligor Expense Limit” shall mean, on any Payment Date (so long as no Event of Default is continuing, in which case the limit set forth herein shall not apply), an amount equal to an aggregate annual maximum amount of $200,000 for each calendar year (each a “Cap Year”) to be appropriated as follows: (i) up to an aggregate maximum amount of $100,000 for each Cap Year with respect to the Indenture Trustee, the Collection Account Bank and the Additional Account Bank (the “Indenture Trustee Annual Subcap”) and (ii) up to an aggregate maximum of $100,000 for each Cap Year with respect to the Servicer (the “Servicer Annual Subcap” and together with the Indenture Trustee Annual Subcap, the “Subcaps” and each individually, a “Subcap”). Any expenses, indemnities, and payments in excess of the applicable Subcap owed to the applicable party (for such Cap Year and including any carryovers from prior Cap Years), on a pro rata basis, from prior Cap Years will be paid, to the extent funds are available, at the end of such Cap Year, pro rata based on amounts owned to such parties until paid in full. To the extent that any party does not utilize its applicable Subcap in full in any Cap Year, the other parties will be entitled to use the remainder of the other party’s Subcap up to the aggregate maximum for such calendar year on the Payment Date occurring each December. For the avoidance of doubt, the Annual Additional Obligor Expense Limit shall not apply (i) in the event that an Event of Default has occurred and is continuing, (ii) on any final Payment Date, or (iii) on any redemption date where the Notes are paid in full.

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“Annual Period” shall mean each successive twelve (12) month period following the Series 2025-1 Closing Date.

“Anti-Corruption Laws” means any law or regulation in any U.S. or relevant non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in any U.S. or relevant non-U.S. jurisdiction regarding money laundering, drug trafficking, or terrorist-related activities or other money laundering predicate crimes, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Anticipated Repayment Date” with respect to each Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Applicable Balance Sheet” shall mean the most recent combined, consolidated balance sheet of MIC and its direct and indirect subsidiaries.

“Applicable Class A Payment Priority” shall mean (a) each Series of Class A-2 Notes will be pari passu in right of payment of interest with other Class A-2 Notes, regardless of Series, (b) other than during the continuance of an Event of Default, (i) a Series of Class A-2 Notes with an earlier issuance date will be senior in right of payment (other than with respect to payments of interest) to a Series of Class A-2 Notes with a later issuance date and (ii) a tranche of a Series of Class A-2 Notes with an earlier issuance date will be senior in right of payment (other than with respect to payments of interest) to a tranche of the same such Series of Class A-2 Notes with a later issuance date and (c) during the continuance of an Event of Default, each Series of Class A-2 Notes will be (i) pari passu in right of payment of interest with other Series of Class A-2 Notes according to the amount then due and payable and (ii) pari passu in right of payment of principal with other Series of Class A-2 Notes according to the amount then due and payable.

“Applicable Law” shall have the meaning ascribed to it in Section 15.26.

“Applicable Procedures” shall mean, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, as the case may be, for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Approved Operator” shall mean any Operator that is (a) one of ABM Industries Inc., Metropolis Technologies, Inc., LAZ Parking, Inc., Interstate Parking Company, Reimagined Parking, Premium Parking or Park Place Parking, or (b) an Operator that operates more than 1,000 parking spaces in the aggregate.

“ARD Prepayment Date” with respect to each Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

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“ASC” shall mean Accounting Standards Codification.

“Asset Disposition Reinvestment Period” shall have the meaning ascribed to it in Section 7.29(b).

“Asset Entities” shall have the meaning ascribed to it in the preamble hereto.

“Asset Entity Interests” shall have the meaning ascribed to it in Section 8.01(a).

“Assets” shall mean the assets of the Obligors.

“Authorized Officer” shall mean (i) any director, Member, manager or Executive Officer of the Issuer who is authorized to act for or on behalf of the Issuer in matters relating to the Issuer and (ii) for so long as the Management Agreement is in full force and effect, any officer of the Manager who is authorized to act for the Manager in matters relating to the Issuer and to be acted upon by the Manager pursuant to the Management Agreement, and who is identified on the list of Authorized Officers delivered by the Issuer to the Indenture Trustee and the Servicer on the Series 2025-1 Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Available Funds” for each Payment Date shall mean the sum of (i) all Receipts received by or on behalf of the Asset Entities and deposited into the Collection Account during the applicable Collection Period, (ii) any Release Price remaining in the Liquidated Site Replacement Account on the immediately succeeding Business Day following the expiration of the applicable Asset Disposition Reinvestment Period, and any Release Price where the Manager elects not to reinvest such amounts promptly upon the later of such election and receipt of such Release Price, (iii) the proceeds of any permitted investments on deposit in the Collection Account, the Expense Reserve Account, the Additional Reserve Account or the Liquidated Site Replacement Account, in each case, net of the Monthly Operating Expense Amount, (iv) the Expense Reserve Draw Amount, and (v) the Additional Reserve Draw Amount. Funds on deposit in the Collection Account that were received during one Collection Period but that are attributable to amounts due from a Customer in a succeeding Collection Period will not constitute Available Funds for any Payment Date with respect to the Collection Period in which such amounts are received, but will be included in the Available Funds for the first Payment Date with respect to the Collection Period in which such amounts are due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Base Indenture” shall have the meaning ascribed to it in the preamble hereto.

“BEEP Parties” shall mean the Parent, the Manager (to the extent affiliated with the Issuer), the Issuer, the Asset Entities and the Holdco Guarantor.

“Beneficial Owner” shall mean, with respect to any Series, the owner of a beneficial interest in a Global Note of such Series.

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“Benefit Plan Investor” shall mean a “benefit plan investor” within the meaning of Section 3(42) of ERISA.

“Blocked Person” means (a) any Person who is designated on an Economic Sanctions Laws-related list of designated Persons maintained by the United States, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (including, without limitation, the list of Specially Designated Nationals and Blocked Persons published by OFAC), (b) any Person located, organized or resident in a Sanctioned Jurisdiction, (c) any Person otherwise the target of any Economic Sanctions Laws, including any Person controlled by, acting on behalf of, or owned, directly or indirectly, fifty (50) percent or more by (individually or in the aggregate) any Person or Persons described in the foregoing clause (a) or (b).

“Book-Entry Notes” shall mean any Note registered in the name of the Depositary or its nominee.

“Business Day” shall mean any day other than (i) a Saturday, (ii) a Sunday, (iii) any day which is a legal holiday in any city in which the principal offices of the Manager or the Servicer or the Corporate Trust Office of the Indenture Trustee is located or (iv) any day on which businesses in any such city are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Expenditures” shall mean expenditures for Capital Improvements that, in conformity with GAAP, would not be included in the Obligors’ annual financial statements as Operating Expenses of the Fee Sites.

“Capital Improvements” shall mean capital improvements, repairs or alterations, fixtures, equipment or other capital items (whether paid in cash or property or accrued as liabilities) made or installed by the Obligors.

“Capitalization Rate” means, with respect to any Parking Facility, the ratio (expressed as a percentage) of (a) (i) the most recent TTM Adjusted Net Operating Income for such Parking Facility or (ii) when confirmed by an independent third-party appraiser in accordance with customary appraisal standards, the forecasted TTM Adjusted Net Operating Income for such Parking Facility to (b) the Acquisition Price of such Parking Facility.

“Claims” shall have the meaning ascribed to it in Section 7.04(a).

“Class” shall mean, collectively, all of the Notes bearing the same alphabetical and, if applicable, numerical class designation and having the same payment terms (other than the interest rates, Post-ARD Additional Interest Rate, amortization amounts, the Anticipated Repayment Date and the Rated Final Payment Date). The respective Classes of Notes are designated under Series Supplements.

“Class A Notes” shall mean all Notes that are designated as “Class A”.

“Class A-2 Notes” shall mean the Term Notes issued on the Series 2025-1 Closing Date.

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“Class A-2 Note Purchase Agreement” shall mean a Term Note Purchase Agreement, dated as of the Series 2025-1 Closing Date, by and among the Issuer, the Parent, as the Transferor and the Manager, the Holdco Guarantor, the Original Asset Entities and the Purchasers (as defined therein) party thereto.

“Class B Notes” shall mean all Notes that are designated as “Class B”.

“Class C Notes” shall mean all Notes that are designated as “Class C”.

“Class Principal Balance” shall mean, as of any date of determination, the aggregate outstanding principal balance of all Outstanding Notes of such Class on such date. The Class Principal Balance of each Class of Notes may be increased by the issuance of Additional Notes of such Class. The Class Principal Balance of each Class of Notes will be reduced by the amount of any principal payments made to the Holders of the Notes of such Class.

“Code” shall mean the United States Internal Revenue Code of 1986.

“Collateral” shall mean any property which is the subject of a Grant in favor of the Indenture Trustee on behalf of the Noteholders pursuant to any Transaction Document.

“Collection Account” shall have the meaning ascribed to it in Section 3.01(b).

“Collection Account Control Agreement” shall mean that certain Account Control Agreement, dated as of October 29, 2025, among the Issuer, the Indenture Trustee, as secured party and the Collection Account Bank.

“Collection Account Bank” shall mean the depositary institution in which the Collection Account is established, initially U.S. Bank National Association, in its capacity as depositary pursuant to the Collection Account Control Agreement.

“Collection Period” shall mean, with respect to each Payment Date, the calendar month preceding the month in which such Payment Date occurs; provided that, the initial Collection Period will begin on the Series 2025-1 Closing Date and end on the last day of the calendar month in which the Series 2025-1 Closing Date occurs.

“Competitor” shall mean any Person involved in the activities of an operator of parking facilities including, without limitation, the acquisition and operation of parking facilities and other structures, acquisition of ground leases, site management and other activities entered into in furtherance of the foregoing.

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“Concentration Limits” shall mean each of the following, calculated taking into account the inclusion of the applicable proposed Additional Parking Facility or Additional Obligor Parking Facility:

(a) such Additional Parking Facility or Additional Obligor Parking Facility may account for no more than 30% of TTM Adjusted Net Operating Income;

(b) the aggregate TTM Adjusted Net Operating Income of the three (3) Parking Facilities with the greatest TTM Adjusted Net Operating Income for the most recently completed fiscal year may not exceed 60% of TTM Adjusted Net Operating Income;

(c) the percentage of TTM Adjusted Net Operating Income from Parking Facilities located in Detroit, Michigan, may not exceed 30% of the TTM Adjusted Net Operating Income; and

(d) no more than 10% of TTM Adjusted Net Operating Income shall be derived from Parking Facilities operated by Operators other than Approved Operators.

“Condemnation Proceeds” shall mean, collectively, the proceeds of any condemnation or taking pursuant to the exercise of the power of eminent domain or purchase in lieu thereof.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Notes), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

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“Contractual Obligation” as applied to any Person, shall mean any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Transaction Documents.

“Contribution Agreements” shall mean each Intracompany Transfer Agreement, the First Tier LLC Contribution Agreement and the Second Tier LLC Contribution Agreement.

“Control Accounts” shall mean those certain deposit accounts maintained in the name of the Obligors that are subject to Account Control Agreements and the lien of the Indenture Trustee under this Base Indenture pursuant to Section 7.14 for the purposes set forth in Section 3.01 of this Base Indenture.

“Controlling Class” shall mean, as of any date of determination, the Class of Notes with the lowest alphabetical designation then outstanding, without regard to allocation to a particular Series.

“Controlling Class Representative” shall have the meaning ascribed in Section 10.05(a).

“Corporate Trust Office” shall mean the office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Base Indenture is located at: 190 S. LaSalle Street, 7th Floor, Chicago, IL 60603, Attention: Mobile Infrastructure Funding, LLC ; or at such other address the Indenture Trustee may designate from time to time by notice to the Noteholders and the Obligors, or the principal corporate trust office of any successor Indenture Trustee at the address designated by such successor Indenture Trustee by notice to the Noteholders and the Obligors. For purposes of all Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed destroyed, lost or stolen, the corporate trust office of the Indenture Trustee shall be as follows: 111 East Fillmore Avenue, EP-MN-WS2N, St. Paul, MN 55107, Attention: Bondholder Services, or such other address as the Indenture Trustee may designate from time to time.

“Customer” shall mean each Person contracting for parking services at a Parking Facility pursuant to a Customer Contract.

“Customer Contract” shall mean the parking agreement, lease, sublease, license or other similar agreement by which an Obligor leases, subleases or licenses Site Space to a Customer. Each lease, sublease, license or other similar agreement of a separate Site Space under a “master agreement” with a single Person shall constitute a separate customer lease.

“Debt Rating” shall mean the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.

“Deed of Trust” or “Deeds of Trust” shall mean collectively (i) each Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, (ii) each Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, (iii) the Fee and Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, (iv) the Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, (v) the Mortgage, (vi) each Assignment of Leases and Rents and (v) any other similar document from the Obligors, constituting Liens on their respective Mortgaged Sites as Collateral for the Obligations as the same have been, or may be, assigned, modified, amended or amended and restated from time to time.

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“Default” shall mean any event, occurrence or circumstance that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defeasance Date” shall have the meaning ascribed to it in Section 2.11(a).

“Deferred Additional Parking Facility” shall have the meaning ascribed to it in Section 2.12(a).

“Deferred Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Definitive Note” shall mean a Note issued and delivered in fully registered, certificated form.

“Depositary” and “DTC” shall mean The Depository Trust Company, or any successor Depositary hereafter named as contemplated by Section 2.03(c).

“DSCR” shall mean, as of any date of determination beginning with the date of determination in October 2026, the ratio of (i)(a) the TTM Adjusted Net Operating Income as of such date of determination less the portion of TTM Adjusted Net Operating Income associated with Excess Concentration Amounts less (b) the amount of Indenture Trustee Fees, Management Fees, Servicing Fees and Special Servicing Fees payable during the twelve immediately preceding Payment Dates to (ii) the sum of the amount of interest and the Targeted Amortization Amounts payable by the Issuer over the immediately preceding twelve (12) Payment Dates on the aggregate principal balance of the Term Notes constituting Class A Notes and Class B Notes that are Outstanding on the Payment Date immediately following such date of determination. The calculation of the DSCR shall include Additional Parking Facilities, Additional Obligor Parking Facilities and Additional Notes beginning with the first date of determination after the Closing Date of the acquisition of such Additional Parking Facilities or issuance of such Additional Notes. During the period which the Additional Parking Facilities have been owned by the Issuer for fewer than twelve (12) Collection Periods or the Additional Notes have been outstanding for fewer than twelve (12) Collection Periods, such calculation will include the Additional Parking Facilities, Additional Obligor Parking Facilities and Additional Notes from the related Closing Date as applicable.

“DTC Custodian” shall mean the Indenture Trustee, in its capacity as custodian of any Series or Class of Global Notes for DTC.

“DTC Participant” shall mean a broker, dealer, bank or other financial institution or other Person for whom from time to time DTC effects book-entry transfers and pledges of securities deposited with DTC.

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“Economic Sanctions Laws” means economic or financial sanctions, requirements, enabling legislation or regulations imposed, administered, or enforced from time to time by (a) the U.S. government, including without limitation, those administered by OFAC and the U.S. Department of State, (b) His Majesty’s Treasury of the United Kingdom, (c) the European Union or any European Union member state, (d) the United Nations Security Council, or (e) any other relevant sanctions authority.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution, in each case, having either (x) an investment grade rating from any Rating Agency on its long-term debt obligations or (y) an issuer rating that is investment grade from any Rating Agency, in accordance with Title 12 C.F.R. § 9.10, or substantively identical regulations, with the account provider acting in a fiduciary capacity, which institution, in either case, has a combined capital and surplus of at least $100,000,000 and either has corporate trust powers and is acting in its fiduciary capacity or for which a Rating Agency Confirmation has been otherwise received.

“Eligible Bank” shall mean a bank or its parent that satisfies the Rating Criteria.

“Eligible Parking Facility” shall mean any Parking Facility that meets the following criteria:

(a) the Acquisition Price of such Parking Facility reflects a Capitalization Rate of not less than 5.0%;

(b) such Parking Facility is a surface parking lot or a parking garage with either (i) a total area of not less than 20,000 square feet or (ii) consists of a portfolio of multiple parking lots or parking garages that are adjacent to, or in close proximity with one another, with each parking lot or parking garage within such portfolio having a total area of not less than 10,000 square feet;

(c) such Parking Facility is located within a metropolitan statistical area as one of the fifty most populous metropolitan statistical areas in the United States based on the most recent decennial United States census, or other location approved by the Controlling Class Representative;

(d) parking at such Parking Facility is restricted to Customers subject to Customer Contracts payable in USD;

(e) the applicable Asset Entity has good and marketable legal title to such Parking Facility, free and clear of any liens, including liens for unpaid taxes (other than Permitted Encumbrances);

(f) the applicable Asset Entity has a fee simple ownership interest or a leasehold interest with a ground lease expiration later than the Rated Final Payment Date of any Class of Notes that is Outstanding at the time such surface parking lot or a parking garage becomes an Additional Parking Facility or an Additional Obligor Parking Facility;

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(g) the applicable Asset Entity has no Indebtedness secured by its assets other than Indebtedness under the Transaction Documents;

(h) the applicable Asset Entity has obtained all applicable insurance coverage relating to such Parking Facility that is required by the Transaction Documents; and

(i) in connection with any substitution of a Parking Facility permitted under Section 7.30, or any reinvestment of the proceeds of a disposition of a Parking Facility permitted under Section 7.29, TTM Operating Income for the Replacement Parking Facility is greater than or equal to the TTM Operating Income for disposed Parking Facility; provided that, in the event that all such disposition proceeds are not reinvested in accordance with Section 7.29(b), the TTM Operating Income for such Replacement Parking Facility over the disposition proceeds being reinvested shall be greater than or equal to the TTM Operating Income for the disposed Parking Facility over the related Allocated Note Amount.

“Employee Benefit Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA (excluding any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code.

“Environmental Laws” shall mean all applicable Laws pertaining to or imposing liability or standards of conduct concerning protection of the environment , natural resources, or health and safety (to the extent relating to the use of or human exposure to Hazardous Materials), pollution, contamination or clean-up or the use, handling, generation, Release, threatened Release or storage of Hazardous Material, including, to the extent applicable to the Obligors, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, as amended (to the extent relating to the use of or human exposure to Hazardous Materials), any Laws allowing the imposition of an environmental lien or “superlien” to recover costs incurred by Governmental Authorities for remediation of property contaminated by Hazardous Materials and other applicable environmental clean-up Laws and all rules or regulations adopted in respect of the foregoing laws.

“Equity Asset Contribution Cure” shall have the meaning ascribed to it in Section 2.12(f).

“Equity Asset Contribution Cure Value” shall have the meaning ascribed to it in Section 2.12(f).

“Equity Cash Contribution Cure” shall have the meaning ascribed to it in Section 2.12(f).

“Equity Cash Contribution Cure Amount” shall have the meaning ascribed to it in Section 2.12(f).

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“Equity Contribution Cure” shall mean an Equity Cash Contribution Cure or an Equity Asset Contribution Cure.

“Equity Contribution Cure Amount” shall mean an Equity Cash Contribution Cure Amount or an Equity Asset Contribution Cure Value.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof (in each case, other than non-economic special membership interests or shares granted or issued to independent directors).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, in relation to any Person, any other Person treated as a single employer with the first Person, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Escrow Agreement” shall have the meaning set forth in the Class A-2 Note Purchase Agreement.

“Escrow Funding Date” if applicable, shall have the meaning specified in the related Series Supplement.

“Event of Default” shall have the meaning ascribed to it in Section 10.01.

“Excess Cash Flow” shall mean, with respect to any Payment Date, the amounts remaining in the Collection Account on such Payment Date attributable to amounts deposited therein in respect of the preceding Collection Period after allocations or payments of all amounts required to be paid on such Payment Date pursuant to Section 5.01(a)(i) through 5.01(a)(iii).

“Excess Concentration Amount” shall mean the amounts, if any, of the TTM Adjusted Net Operating Income associated with Parking Facilities that are above the Concentration Limits. For the avoidance of doubt, only the portion, calculated on a pro rata basis, of the TTM Adjusted Net Operating Income of such Parking Facilities in excess of the Concentration Limits are excluded from the calculations and Parking Facilities that would result in the existence of or increase in Excess Concentration Amounts remain as Eligible Parking Facilities.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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“Excluded Amounts” shall mean (a) any amounts that are (i) required to be paid to any person (other than an affiliate of the Issuer) as management fees, brokerage fees or similar fees or reimbursements, taxes (including estimated monthly real estate taxes calculated by the Manager), insurance premiums, utilities or other pass-through amounts or reimbursements or (ii) property of a person other than the Obligor and (b) cash capital contributions received by any of the Obligors designated as “Excluded Amounts” by the Manager for application in the manner designated by the Manager, which for the avoidance of doubt will not be treated as Equity Contribution Cures for inclusion as part of TTM Adjusted Net Operating Income.

“Executive Officer” shall mean, with respect to the Issuer, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Secretary or Treasurer of such corporation or limited liability company and, with respect to any partnership, any individual general partner thereof or, with respect to any other general partner, any officer of the general partner who is authorized to act for or on behalf of the Issuer in matters relating to the Issuer.

“Expense Reserve Account” shall mean the Reserve Account designated to reserve for the Expense Reserve Draw Amount for application in the manner set forth in Section 4.03.

“Expense Reserve Account Bank” shall mean the depositary institution in which the Expense Reserve Account is established, initially KeyBank National Association, in its capacity as depositary pursuant to the Expense Reserve Account Control Agreement.

“Expense Reserve Account Control Agreement” shall mean that certain Account Control Agreement, dated as of October 29, 2025, among the Issuer, KeyBank National Association, solely in its capacity as Expense Reserve Account Bank and the Indenture Trustee for the benefit of the Noteholders, as secured party.

“Expense Reserve Draw Amount” shall have the meaning ascribed to it in Section 4.03.

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction entered into in connection with the implementation thereof (or any law implementing such an intergovernmental agreement).

“FATCA Withholding Tax” shall mean any withholding or deduction required pursuant to FATCA.

“Fee Site” shall mean a Parking Facility for which the related Real Property Interest is owned by an Obligor in fee simple.

“Financial Statements” shall mean in relationship to any Person, its consolidated statements of operations and members’ equity, statements of cash flow and balance sheets.

“First Tier LLC Contribution Agreement” shall mean the First Tier Contribution Agreement, dated as of the Series 2025-1 Closing Date, among the Parent and the Holdco Guarantor.

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“Fitch” shall mean Fitch Ratings, Inc. or any successor rating agency thereof.

“Fixed Ground Expenses” shall mean, with respect to any calendar month and a Parking Facility, the portion, if any, of any ground rent, licensing fees or similar amounts payable by an Asset Entity to the related Site Owner pursuant to the applicable agreement governing the related Real Property Interest that is required to be paid by such Asset Entity without regard to the payments received by such Asset Entity under the related Customer Contracts.

“foreclosure” and “foreclose” when used in this Base Indenture in respect of personal or real property, refers to all means by which the holder of a security interest in or mortgage on such personal or real property, as applicable, can enforce such security interest or mortgage under applicable law, including legal foreclosure, private power of sale, and statutory sale.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Global Notes” shall mean, with respect to any Series and Class of Notes, a single global Note in the form of Exhibit A-1, Exhibit A-2 or Exhibit A-3, as applicable, hereto representing such Series and Class, in definitive, fully registered form without interest coupons.

“Governmental Authority” shall mean (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which any BEEP Party conducts all or any part of its business, or which asserts jurisdiction over any properties of any BEEP Party; or (b) any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Grant” shall mean to pledge and grant a security interest in and lien on, or to mortgage, any property now owned or at any time hereafter acquired including any right, title or interest then existing or thereafter arising.

“Ground Lease” shall mean a long-term real property lease under which an Obligor is the lessee.

“Guaranteed Obligation” shall have the meaning ascribed to it in Section 16.01.

“Guarantors” shall mean the Holdco Guarantor and each Asset Entity.

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“Hazardous Material” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions or vapors that are defined or listed in, subject to regulation by, or otherwise classified pursuant to, any applicable Environmental Laws because of their deleterious, harmful or dangerous properties, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum-derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) polychlorinated biphenyls; (F) radon; (G) per-and polyfluoroalkyl substances, (H) toxic mold; or (I) urea formaldehyde, provided, however, such definition shall not include (i) cleaning materials and other substances commonly used in the ordinary course of the Obligors’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) cleaning materials and other substances commonly used in the ordinary course of the Obligors’, the Obligors’ customers, the Site Owners’, the Site Owners’ customers or any of their respective agent’s, business, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.

“Holdco Guarantor” shall mean Mobile Infrastructure ABS Holdco, LLC, a Delaware limited liability company.

“Holdco Guaranty” shall mean the Guarantee and Security Agreement, dated as of the Series 2025-1 Closing Date, by the Holdco Guarantor in favor of the Indenture Trustee.

“Holder” and “Noteholder” shall mean a Person in whose name a particular Note is registered in the Note Register.

“Impaired Parking Facility Period” shall mean any period of time during which the revenues for any Parking Facility have decreased by (i) for RenCen Garage, more than 15%, and (ii) for any other Parking Facilities, more than 25% from revenues of such Parking Facility included in the determination of TTM Adjusted Net Operating Income as of the Statistical Disclosure Date.

“Impositions” shall mean (i) all Fixed Ground Expenses and all real estate and personal property taxes (net of abatements, reductions or refunds of real estate or personal property taxes relating to the Parking Facilities applicable to and actually received or credited during the corresponding period) payable by the Obligors, vault charges, other taxes, levies, assessments and similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority upon, or with respect to, any of the Parking Facilities, the rents relating thereto or the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing and (ii) all other amounts payable by the Obligors under each of the Real Property Interests. Impositions shall not include (x) any sales or use taxes payable by the Issuer, (y) any of the foregoing items payable by Customers or guests occupying or using any portions of the Parking Facilities or by Site Owners or (z) taxes or other charges payable by the Manager unless such taxes are being paid on behalf of the Issuer.

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“Improvements” shall mean all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements of every kind and nature now or hereafter located on the Parking Facilities and owned by any of the Obligors.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by cash), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all Indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indenture Supplement” shall mean an indenture supplement to this Base Indenture.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Trustee Fee” shall mean the fees to be paid on the Series 2025-1 Closing Date and in arrears on each Payment Date to the Indenture Trustee as compensation for services rendered by it in its capacity as Indenture Trustee as agreed to in writing between the Issuer and the Indenture Trustee.

“Independent” shall mean, when used with respect to any specified Person, that such Person (a) is in fact independent of the Obligors, any other obligor on the Notes and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons and (c) is not connected with the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Certificate” shall mean a certificate or opinion to be delivered to the Indenture Trustee or Servicer, as applicable, and upon which each may conclusively rely under the circumstances described in, and otherwise complying with the applicable requirements of, Section 15.01 made by an Independent certified public accountant or other expert appointed by an Issuer Order, and such opinion or certificate shall state that the signer has read the definition of “Independent” in this Base Indenture and that the signer is Independent within the meaning thereof.

“Initial Class Principal Balance” shall mean, (i) with respect to the Series 2025-1 Class A-2 Notes, $100,000,000 and (ii) with respect to any other Class of Notes, the aggregate initial principal balance of all Notes of such Class Outstanding on the related Series Closing Date, as specified in the applicable Series Supplement, in each case of clauses (i) and (ii), as the same may be increased by the issuance of Additional Notes.

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“Initial Parking Facilities” shall mean each of the Parking Facilities that is included in the Collateral on the Series 2025-1 Closing Date and set forth on Schedule 1.01 as of the Series 2025-1 Closing Date.

“Institutional Accredited Investor” shall mean an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act or an entity owned entirely by other entities that fall within such definition.

“Insurance Policies” shall have the meaning ascribed to it in Section 7.05.

“Interest Accrual Period” shall mean, for each Payment Date the period from and including the preceding Payment Date (or, in the case of the initial Payment Date for a Series of Notes, from and including the related Escrow Funding Date, if applicable, for the related Notes and, if the Escrow Funding Date is not applicable for any such Notes, the related Closing Date for such Notes) to, but excluding, such Payment Date.

“Intracompany Transfer Agreement” shall mean each of Assignment and Assumption of Limited Liability Company Interests, dated as of the Series 2025-1 Closing Date, assigning the limited liability company interests or membership interests, as applicable, in each Asset Entity to Parent, as assignee.

“Investment Company Act” shall mean the United States Investment Company Act of 1940.

“Involuntary Bankruptcy” shall mean, in respect of any Person, any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any of the Holdco Guarantor, the Issuer or any of the direct or indirect subsidiaries of the Issuer is a debtor or any asset of any such entity is property of the estate therein.

“Issuer” shall have the meaning ascribed to it in the preamble hereto.

“Issuer Interests” shall have the meaning ascribed to it in Section 8.01(a).

“Issuer Order” and “Issuer Request” shall mean a written order or request signed in the name of the Issuer by any one of its Authorized Officers and delivered to the Indenture Trustee and the Servicer upon which the Indenture Trustee and the Servicer, as applicable, may conclusively rely.

“Issuer Party” or “Issuer Parties” shall have the meaning ascribed to it in Section 8.01.

“Joinder Agreement” shall mean a Joinder Agreement, executed by an Additional Asset Entity and delivered to the Indenture Trustee, substantially in the form of Exhibit D.

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“KBRA” shall mean Kroll Bond Rating Agency, LLC, or any successor rating agency thereof.

“Key Person Condition” shall mean the condition required to be satisfied with respect to (i) any issuance of Additional Notes, (ii) any permitted disposition of Collateral or (iii) an acquisition of any Additional Parking Facility or Additional Obligor Parking Facility that at least one of Manuel Chaves, III or Stephanie Hogue is substantially involved in the management or governance of the Parent, both immediately prior to and immediately after giving effect to such issuance of Additional Notes, permitted disposition of Collateral or acquisition of any Additional Parking Facility or Additional Obligor Parking Facility, as the case may be.

“Knowledge” shall mean, whenever used in this Base Indenture or any other Transaction Document, or in any document or certificate executed pursuant to this Base Indenture or any of the Transaction Documents (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), actual knowledge (without independent investigation unless otherwise specified) of (i) the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity; (ii) the person signing such document or certificate, as applicable; or (iii) in the case of the Indenture Trustee, any Responsible Officer.

“Law” shall mean any statute, law, ordinance, code, order, decree, directive, decision, common law principle, judgment, rule, regulation, guidance or other requirement of a Governmental Authority.

“Lien” shall mean, with respect to any property or assets, any lien, hypothecation, encumbrance, assignment for security, charge, mortgage, pledge, security interest, conditional sale or other title retention agreement or similar lien.

“Liquidated Site Replacement Account” shall have the meaning ascribed to it in Section 7.29(b).

“Liquidation Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Lock Box Account” shall have the meaning ascribed to it in Section 3.01(a).

“Lock Box Account Bank” shall mean the depositary institution in which the Lock Box Account is established, initially U.S. Bank National Association, in its capacity as depositary pursuant to the Lock Box Account Control Agreement.

“Lock Box Account Control Agreement” shall mean that certain Account Control Agreement, dated on or after the Series 2025-1 Closing Date, among the Issuer, the Indenture Trustee, as secured party and the Lock Box Account Bank.

“Maintenance Capital Expenditures” shall mean Capital Expenditures made for the purpose of maintaining the Parking Facilities or complying with applicable laws, regulations, ordinances, statutes, codes, or rules applicable to the Parking Facilities, but shall exclude discretionary expenditures made to acquire real property interests with respect to any Parking Facility and non-recurring capital expenditures made solely to enhance the Operating Revenues of a Parking Facility.

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“Majority of Noteholders” shall mean, as of any date of determination, Noteholders holding in the aggregate more than 50% of the Voting Rights of the Controlling Class of Notes Outstanding as of such date of determination.

“Management Agreement” shall mean the Management Agreement, dated as of the Series 2025-1 Closing Date, by and among the Issuer, the Original Asset Entities, any Additional Asset Entities and the Manager.

“Management Fee” shall have the meaning ascribed to it in the Management Agreement.

“Manager” shall mean Mobile Infra Operating Company, LLC, a Delaware limited liability company, in its capacity as the manager on behalf of the Obligors, as more fully described in the Management Agreement.

“Manager Report” shall have the meaning ascribed to it in the Management Agreement.

“Manager Termination Event” shall have the meaning ascribed to it in the Management Agreement.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that has a material adverse effect upon (i) the business, operations, affairs, assets, properties, financial condition or results of operation of the Issuer or the Collateral, individually, or any BEEP Party (individually or collectively), (ii) the ability of any BEEP Party to perform any material obligation under any Transaction Document to which it is a party, (iii) the validity, priority or enforceability of the liens on the Collateral, taken as a whole, (iv) the ability of the Indenture Trustee to enforce the obligations of any BEEP Party under the Transaction Documents to which such person is a party in any material respect, (v) the validity or enforceability of any of the Transaction Documents against the BEEP Parties, (vi) the ability of the Issuer to make payments on the Notes or (vii) the use, value or operation of the Parking Facilities (taken as a whole). In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect will be deemed to have occurred if the cumulative effect of such event and all other then-occurring events and existing conditions result in a Material Adverse Effect (taking into account the benefit of any title policy or insurance policies).

“Material Agreement” shall mean (A) any Parking Operating Agreement and (B) any contract or agreement, or series of related agreements, by any Obligor relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Parking Facilities under which there is an obligation of an Obligor, in the aggregate, to pay, or under which any Obligor receives in compensation more than, $300,000 per annum, excluding (i) the Transaction Documents, (ii) any agreement which is terminable by an Obligor on not more than 60 days’ prior written notice without any fee or penalty and (iii) any Parking Facility Agreement.

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“Member” shall mean, individually or collectively, any entity which is now or hereafter becomes the managing member of any of the Issuer or the Asset Entities under such Person’s limited liability company agreement.

“MIC” shall mean Mobile Infrastructure Corporation, a Maryland corporation.

“Minimum DSCR” shall mean a DSCR as of the last day of any calendar month of 1.25:1.00.

“Minimum Senior DSCR” shall mean a Senior DSCR as of the last day of any calendar month of 1.30:1.00.

“Monthly Amortization Amount” shall mean, on each Payment Date with respect to any Class of Notes of any Series that are subject to a Targeted Amortization Amount, the sum of (i) the Targeted Amortization Amount for such Notes of such Class, if any, on such Payment Date and (ii) the Unpaid Monthly Amortization Amount for such Notes of such Class as of such Payment Date.

“Monthly Operating Expense Amount” shall mean, for any Collection Period, the aggregate actual Operating Expenses for each Asset Entity for such Collection Period.

“Monthly Payment Amount” shall mean, for any Payment Date, the sum of (i) the Accrued Note Interest at the applicable Note Rate that is due and payable on such Payment Date in respect of the related Interest Accrual Period on any Class A Notes and Class B Notes that are Outstanding as of such Payment Date (calculated on a 30/360 Basis) and (ii) any accrued and unpaid commitment fees (if any) payable on such Payment Date.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor rating agency thereof.

“Mortgaged Sites” and “Mortgaged Site” shall mean, collectively, or individually, the Parking Facilities (including land and Improvements) that are subject to a mortgage lien, described in Exhibit C, and all related facilities, owned by the Obligors and which are encumbered by and more particularly described in the respective Deeds of Trust; provided that (i) following a disposition of a Parking Facility, “Mortgaged Sites” shall mean each of the Mortgaged Sites that is then owned by an Obligor and remain encumbered by the Deeds of Trust as Collateral for the Notes, (ii) following a substitution of a Parking Facility, “Mortgaged Sites” shall include the Replacement Parking Facility added as part of such substitution if such substituted Parking Facility is encumbered by a Deed of Trust and shall exclude the Parking Facility released as part of such substitution and (iii) following the addition of a Parking Facility pursuant to Section 2.12 that is encumbered by a Deed of Trust, “Mortgaged Sites” shall include such Additional Parking Facility or Additional Obligor Parking Facility if such Parking Facility is encumbered by a Deed of Trust or for which an appropriate filing to encumber such Parking Facility by a Deed of Trust has been duly delivered to the applicable title insurance company as required under Section 7.36. Mortgaged Sites do not include Deferred Additional Parking Facilities.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

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“NAIC” shall mean the National Association of Insurance Commissioners.

“Non-Disturbance Agreement” shall mean any applicable non-disturbance and attornment agreement executed between an Obligor and the holder of a Lien on a Parking Facility, and providing that in the event of foreclosure of such Lien, the holder of such Lien shall not terminate the related Real Property Interest of such Obligor.

“Non-Fee Site” shall mean a Parking Facility in which an Obligor acquires its Real Property Interest through a Ground Lease.

“Non-Fee Site Agreement” shall mean, with respect to a Prepaid Lease, the applicable lease agreement.

“Non-Fee Site Agreement Default” shall mean any breach or default or event on the part of an Asset Entity that with the giving of notice or passage of time would constitute a breach or default by such Asset Entity under any Non-Fee Site Agreement.

“Nonrecoverable Property Protection Advance” shall have the meaning ascribed to it in the Management Agreement.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Parent or any Subsidiary primarily for the benefit of employees of the Parent or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Owners” shall mean, with respect to any Book-Entry Note, the Person who is the Beneficial Owner of such Note as reflected on the books of the Depositary or on the books of a DTC Participant or on the books of an indirect participating brokerage firm for which a DTC Participant acts as agent.

“Note Principal Balance” shall mean (i) with respect to any Class A-2 Notes, an amount equal to the principal balance of all Class A-2 Notes that are Outstanding on such determination date and (ii) with respect to any other Term Notes, as of any date of determination, the initial principal balance of such Note on the related Series Closing Date, less any payment of principal made in respect of such Note up to and including such date.

“Note Rate” shall mean (i) with respect to any Class A-2 Notes, the rate determined in accordance with the related Class A-2 Note Purchase Agreement and (ii) with respect to any other Class of Term Notes, the interest rate applicable thereto as set forth in the Series Supplement pursuant to which such Note was issued and/or the related Term Note Purchase Agreement.

“Note Register” and “Note Registrar” shall mean the register maintained and the registrar appointed or otherwise acting pursuant to Section 2.02(a).

“Noteholder” shall have the meaning ascribed to it in definition of “Holder”.

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“Noteholder Tax Identification Information” shall have the meaning ascribed to it in Section 15.24.

“Notes” shall mean the notes issued by the Issuer pursuant to this Base Indenture and the Series Supplements.

“Notice of Exclusive Control” shall have the meaning specified in the Lock Box Account Control Agreement and shall be in the form of Exhibit A attached thereto.

“Obligations” shall mean the principal amount of the Outstanding Notes, accrued interest thereon and all other obligations, liabilities and indebtedness of every nature to be paid or performed by the Holdco Guarantor or any of the Obligors under the Transaction Documents, including fees, costs and expenses, and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code by or against any of the Holdco Guarantor or any of the Obligors, and the performance of all other terms, conditions and covenants under the Transaction Documents.

“Obligor Collateral” shall have the meaning ascribed to it in Section 14.01(a).

“Obligors” shall have the meaning ascribed to it in the preamble hereto.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offering Memorandum” shall mean any offering memorandum pursuant to which Notes are offered and sold by the Issuer.

“Officer’s Certificate” shall mean a certificate signed by any Authorized Officer of the Issuer, the Manager or the Servicer, under the circumstances described in, and otherwise complying with, the applicable requirements of Section 15.01, and delivered to the Indenture Trustee or the Servicer, as applicable.

“Operating Expenses” shall mean, for any period and without duplication, all direct costs and expenses for such period, determined in accordance with GAAP, of whatever kind related to the ownership, operation, maintenance and management of the Parking Facilities, which are incurred on a regular monthly or other periodic basis plus all Maintenance Capital Expenditures for such period (i) less the cost of portfolio support personnel provided by the Manager and (ii) excluding the impact on rent expense of accounting for ground and other Parking Facility leases with fixed escalators on a straight-line basis for such period as required under ASC 840 or ASC 842. Operating Expenses do not include discretionary Capital Expenditures or Parking Facility acquisition expenses made to acquire a Real Property Interest comprising a Parking Facility or to otherwise enhance the TTM Adjusted Net Operating Incomes of a Parking Facility. Operating Expenses do not include costs or expenses attributable to Deferred Additional Parking Facilities and any related Customer Contracts thereof.

“Operating Revenues” shall mean, for any period, all revenues of the Obligors from ownership and operation of the Parking Facilities or otherwise arising in respect of the Parking Facilities that are properly allocable to the Parking Facilities for such period determined in accordance with GAAP excluding the non-cash impact on revenue of accounting for Customer Contracts (e.g., on straight-line basis, the amortization of intangibles associated with favorable or unfavorable contractual terms, and capital leases) as required under ASC 840 or ASC 842. Operating Revenues do not include revenues attributable to Deferred Additional Parking Facilities and any related Customer Contracts thereof.

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“Operator” shall mean each Person that is a party to a written agreement with an Asset Entity governing the terms of which such Person will oversee the day-to-day operations and management of the applicable Parking Facility on behalf of such Asset Entity.

“Opinion of Counsel” shall mean one or more written opinions of counsel which shall be reasonably acceptable to and delivered to the addressee(s) thereof and shall comply with any applicable requirements of Section 15.01.

“Organizational Documents” shall mean, to the extent applicable to any of the Obligors, the Manager, the Indenture Trustee and the Servicer, the certificate of formation, certificate or articles of incorporation, limited liability company agreement, operating agreement, memorandum of association or articles of association applicable to such Obligor, the Manager, Indenture Trustee or Servicer.

“Original Asset Entities” shall have the meaning set forth in the preamble hereto.

“Other Servicing Fees” shall mean the Special Servicing Fee, the Liquidation Fee and the Workout Fee.

“Outstanding” shall mean, as of the date of determination, all Notes theretofore authenticated and delivered (or registered in the case of Uncertificated Notes) under this Base Indenture, except:

(a) Notes theretofore cancelled (or de-registered in the case of Uncertificated Notes) by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b) Notes for the payment of which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent (other than the Issuer) in trust for the Holders of such Notes (provided, however, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Base Indenture or provision for such notice has been made, satisfactory to the Indenture Trustee); or

(c) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered (or registered in the case of Uncertificated Notes) pursuant to this Base Indenture unless proof satisfactory to the Indenture Trustee is presented that any such first-mentioned Notes are held by a protected purchaser;

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provided, however, that in determining whether the Holders of the requisite Outstanding Note Principal Balance of any Class or Series of Notes have given any request, demand, authorization, direction, notice, consent, or waiver hereunder or under any Transaction Document, Notes owned by the Issuer, any other obligor upon the Notes or any Affiliate of the foregoing Persons, including, for the avoidance of doubt, the Manager, the Parent and the Holdco Guarantor, shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee has Knowledge that such Notes are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not an Obligor, any other obligor upon the Notes or any Affiliate of any of the foregoing Persons.

“Ownership Interest” shall mean, in the case of any Note, any ownership or security interest in such Note as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Parent” shall mean Mobile Infra Operating Company, LLC, a Delaware limited liability company.

“Parking Facilities” shall mean all Initial Parking Facilities, all Additional Parking Facilities and all Additional Obligor Parking Facilities.

“Parking Facility Agreement” shall mean agreements governing Real Property Interests.

“Parking Facility Assets” shall have the meaning ascribed to it in Section 7.31.

“Parking Operating Agreement” shall mean any recurring or continuous agreement between an Asset Entity and the operator or manager of a Parking Facility.

“Paying Agent” shall be (x) initially, U.S. Bank Trust Company, National Association, who is hereby authorized by the Issuer to make payments as agent of the Issuer to and payments from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes on behalf of the Issuer or (y) any successor appointed by the Issuer who (i) meets the eligibility standards for the Indenture Trustee specified in Section 11.06 and (ii) is authorized to make payments to and from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes.

“Payment Date” shall mean the 25th calendar day of each month (or, if any such day is not a Business Day, the next succeeding Business Day) commencing in November 2025; provided that the initial Payment Date for any Series of Notes issued after the Series 2025-1 Closing Date shall be specified in the applicable Series Supplement.

“Percentage Interest” shall mean, with respect to any Note, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Note on such date, and the denominator of which is (i) in relation to the Class to which such Note belongs, the Class Principal Balance of the Class to which such Note belongs on such date and (ii) in relation to the Series to which such Note belongs, the aggregate principal balance on such date of all Notes within the Series belonging to the same Class as such Note.

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“Permitted Encumbrances” shall mean, collectively, (i) Liens created pursuant to the Transaction Documents; (ii) Liens for taxes, assessments or governmental charges imposed by any Governmental Authority not yet due or which are being contested in accordance with Section 7.04 hereof; (iii) statutory or other inchoate Liens securing amounts not yet due and payable; (iv) carriers’, warehousemen’s, mechanics’ or other like Liens, provided the same are discharged or bonded within thirty (30) days of the date on which the Obligor first acquires actual knowledge of such filing (but in any event not later than five (5) Business Days after the commencement of an action to foreclose on such Lien); (v) with respect to a Parking Facility (other than a Fee Site), Liens representing the interest or title of the related Site Owner thereof; (vi) all Liens, encumbrances and other matters disclosed “Schedule B-I” of a Title Policy (or which have been omitted from the Title Policy based on the Title Company’s underwriting); and (vii) such other title and survey exceptions as the Indenture Trustee (as directed by the Majority of Noteholders) has approved or may approve in writing in Indenture Trustee’s (as directed by the Majority of Noteholders) sole discretion.

“Permitted Indebtedness” shall have the meaning ascribed to it in Section 7.16.

“Permitted Investments” shall mean investments in U.S. dollars that are (a) direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America, (b) demand deposits, time deposits or certificates of deposit of any U.S. depository institution or trust company (including the Indenture Trustee or any Affiliate thereof) having combined capital and surplus of not less than $500,000,000, (c) commercial paper or money market instruments rated in the highest short-term category by a nationally recognized statistical rating organization, (d) repurchase obligations secured by any of the foregoing, or (e) money market funds that invest solely in instruments described in clauses (a) through (d) and maintain a constant net asset value of $1.00 per share.

“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated organization, business entity, Governmental Authority or government or any agency or political subdivision thereof.

“Plan Investor” shall mean (i) a Benefit Plan Investor or (ii) an employee benefit plan or arrangement not subject to Title I of ERISA or Section 4975 of the Code but subject to Similar Law.

“Pledged Equity Interests” shall mean all Equity Interests in the Asset Entities owned by the Issuer.

“Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Additional Interest Rate” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Period” shall mean, with respect to any Series or Class of Notes, the period commencing on the Anticipated Repayment Date for such Series or Class (if the Notes of such Series have not been paid in full on or prior to such Anticipated Repayment Date) and ending on the Payment Date on which all principal of, and interest (including Post-ARD Additional Interest) on, such Series or Class of Notes is paid in full.

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“Prepaid Lease” shall mean, as of any date of determination, a leasehold interest in a Parking Facility pursuant to a lease on land, a rooftop or another structure that does not require the lessee to make ongoing payments of rent to the lessor.

“Prepayment Consideration” shall mean (a) with respect to any applicable prepayment of the principal balance of the Class A-2 Notes, the Series 2025-1 Class A-2 Make-Whole Prepayment Premium and (b) with respect to any applicable prepayment of the principal balance of any other Class of Notes, the prepayment premium (if any) set forth in the Series Supplement with respect to such Class of Notes.

“Private Rating Letter” shall mean a letter issued by an Acceptable Rating Agency in connection with any private debt rating for each class of the Notes, which (a) sets forth the Debt Rating for each applicable Series of the Notes, (b) refers to the private placement number issued by S&P’s CUSIP Service Bureau in respect of each applicable series and class of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Issuer’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over any holder of any Notes, and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other regulatory authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” shall mean , with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Debt Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other regulatory authority having jurisdiction over any holder of any Notes from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other regulatory authority having jurisdiction over any holder of any Notes.

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“Property Protection Advances” shall have the meaning set forth in the Management Agreement.

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“Purchase Money Indebtedness” shall mean, for any Obligor and a Parking Facility, Indebtedness that arises from the purchase by such Obligor of such Parking Facility through the use (in whole or in part) of a deferred purchase price, which may be contingent on the occurrence of certain events, or another form of financing provided by the seller of the Parking Facility.

“Qualified Institutional Buyer” shall mean a qualified institutional buyer within the meaning of Rule 144A under the Securities Act.

“Rated Final Payment Date” with respect to any Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Rating Agency” or “Rating Agencies” shall mean, with respect to any action or event in regards to a Series of Notes, (a) with respect to the Series 2025-1 Class A-2 Notes, an Acceptable Rating Agency and (b) solely with respect to any Series of Notes issued after the Series 2025-1 Closing Date, an Acceptable Rating Agency or any other rating agency or rating agencies specified as such in the Series Supplement for such Series, in each case, which rating agency maintains (or is expected to issue) a rating for any Series of Notes.

“Rating Agency Confirmation” with respect to any Series or Class of Notes, shall have the meaning ascribed to it in the applicable Series Supplement with respect to any transaction or matter in regards to such Series or Class of Notes, or, if not ascribed a meaning therein, shall mean, with respect to any proposed action, failure to act, or other event, transaction or matter in question concerning such Series or Class of Notes, (i) written notice by the Issuer to the Rating Agency or Rating Agencies then-appointed by the Issuer to rate such Series or Class of Notes and (ii) confirmation from such Rating Agency or Rating Agencies that such proposed action, failure to act, or other event, transaction or matter will not result in a downgrade, qualification or withdrawal of the then-current rating of such Series or Class of Notes; provided, that other than with respect to any issuance of Additional Notes, the Rating Agency Confirmation from such Rating Agency or Rating Agencies will be deemed to have been satisfied with respect to any proposed action, failure to act, or other event, matter or transaction to the extent that such Rating Agency or Rating Agencies have delivered a written waiver or acknowledgement to the Issuer indicating its decision that it will not review such proposed action, failure to act, or other event, transaction or matter or that it will no longer review proposed actions, failure to act, or other events, transactions or matters of such type for purposes of evaluating whether to confirm the then-current ratings of obligations rated by such Rating Agency or Rating Agencies.

“Rating Criteria” with respect to any Person, shall mean that (i) the short-term unsecured debt obligations of such Person are rated (or such Person has a short-term issuer rating of) at least “P-1” (or equivalent) by Moody’s and “F2” (or equivalent) by Fitch, if deposits are held by such Person for a period of less than one (1) month or (ii) the long-term unsecured debt obligations of such Person are rated (or such Person has a long-term issuer rating of) at least “Baa2” (or equivalent) by Moody’s and “BBB+” (or equivalent) by Fitch.

“Real Property Interests” shall mean an interest in real property, which real property interest may be a fee interest or a lease, and may include other assets, owned by an Obligor and on which a Parking Facility is located.

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“Receipts” shall mean all revenues, payments of rent, receipts and other payments to the Obligors of every kind arising from their ownership, operation or management of the Parking Facilities, but excluding (i) any amounts received by or on behalf of such Obligors that constitute the property of a Person other than an Obligor (including all revenues, receipts and other payments arising from the ownership, operation or management of properties by Affiliates of such Obligors), (ii) security deposits received under a Customer Contract, unless and until such security deposits are applied to the payment of amounts due under such Customer Contract and (iii) any and all Excluded Amounts. For the avoidance of doubt, Receipts do not include amounts paid directly to the Manager by a Customer as reimbursement.

“Record Date” shall mean (i) with respect to payments made on any Payment Date, the close of business on the last Business Day of the month immediately preceding the month in which such Payment Date occurs and (ii) with respect to payments made on any other date, such date as shall be established by the Indenture Trustee in respect thereof.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Regulation S Global Note” shall mean with respect to any Series and Class of Notes (other than any Class of Notes that are designated as Tax Restricted Notes), a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate. It being understood that at no time may Tax Restricted Notes be offered or sold in reliance on Regulation S.

“Regulation S Permanent Global Note” shall mean with respect to any Series and Class of Notes (other than any Class of Notes that are designated as Tax Restricted Notes), a single permanent global Note in the form of Exhibit A-3 hereto representing such Series and Class offered and sold outside of the United States, in definitive, fully registered form without interest coupons, which Note does not bear a Regulation S Legend. It being understood that at no time may Tax Restricted Notes be offered or sold in reliance on Regulation S.

“Regulation S Temporary Global Note” shall mean with respect to any Series and Class of Notes (other than any Class of Notes that are designated as Tax Restricted Notes), a temporary single global Note in the form of Exhibit A-2 hereto representing such Series and Class offered and sold outside the United States in reliance on Regulation S, a single global Note, in definitive, fully registered form without interest coupons, which Note bears a Regulation S Legend. It being understood that at no time may Tax Restricted Notes be offered or sold in reliance on Regulation S.

“Regulation S Legend” shall mean, with respect to any Series and Class of Notes (other than any Series and Class of Notes that are designated as Tax Restricted Notes), a legend generally to the effect that such Series and Class of Notes may not be offered, sold, pledged or otherwise transferred in the United States or to a U.S. Person prior to the date that is 40 days following the later of the commencement of the offering of the Notes and the applicable Series Closing Date except pursuant to an exemption from the registration requirements of the Securities Act.

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“Related Party” shall mean, with respect to any Issuer Party, any partner, member, shareholder, principal or Affiliate of such Issuer Party or of another Issuer Party, except that the term does not include any other Issuer Party.

“Related Property” shall mean:

(a) with respect to an Obligor, assets that it owns that are related to its ownership of Parking Facilities or that are necessary or incidental to the such ownership or the discharge of the obligations of such Obligor under the Transaction Documents and under the agreements evidencing the Obligor’s Real Property Interests, including the rights of such Obligor (i) under the Transaction Documents, (ii) under the Customer Contracts, (iii) under the insurance policies contemplated or required by the Transaction Documents, (iv) in the Control Accounts, (v) in the Reserves and (vi) in all proceeds of all such Parking Facilities, Customer Contracts and other rights and assets;

(b) with respect to the Issuer, assets that it owns that are related to its ownership of the Asset Entities or that are necessary or incidental to the discharge of the obligations of the Issuer under the Transaction Documents, including the rights of the Issuer (i) under the Transaction Documents, (ii) under the insurance policies contemplated or required by the Transaction Documents, (iii) in the Control Accounts, (iv) in the Reserves and (v) in all proceeds of all such rights and assets;

(c) with respect to the Holdco Guarantor, assets that it owns that are related to its ownership of the Issuer or that are necessary or incidental to the discharge of the obligations of the Holdco Guarantor under the Transaction Documents, including the rights of the Holdco Guarantor (i) under the Transaction Documents, (ii) under the insurance policies contemplated or required by the Transaction Documents, (iii) in the Control Accounts, (iv) in the Reserves and (v) in all proceeds of all such rights and assets.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, migrating or other movement of any Hazardous Material into or through the environment, including the ambient air, surface water, groundwater, soil, sediment or subsurface strata.

“Release Date” shall mean with respect to any Series of Notes (other than any Class of Notes that are designated as Tax Restricted Notes), the date that is forty (40) days following the later of (i) the Series Closing Date for such Series and (ii) the commencement of the initial offering of such Notes in reliance on Regulation S.

“Release Premium” shall mean (a) for any Initial Parking Facility, the amount corresponding to such Initial Parking Facility as set forth in the definition of “Release Price”, (b) for any Additional Parking Facilities or Additional Obligor Parking Facilities acquired with the proceeds of a disposition of a Parking Facility, an amount equal to the Release Premium for such disposed Parking Facility, (c) in connection with any issuance of a new Series of Notes, the amount specified in the related Series Supplement and (d) for any Additional Parking Facilities or Additional Obligor Parking Facilities that are added to the Collateral as an Equity Asset Contribution Cure or otherwise, an amount to be proposed by the Manager and approved by the Controlling Class Representative. Once the Release Premium for a Parking Facility is determined in accordance with the foregoing, it will not be recalculated when new Parking Facilities are added to the Collateral.

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“Release Price” shall mean, with respect to any disposition of any Initial Parking Facility, an amount equal to the product of (i) the amount set forth in the table below under the heading “Allocated Note Amount” with respect to such Initial Parking Facility, multiplied by (ii) the multiple set forth in the table below under the heading “Release Premium”:

Initial Parking Facility	Allocated Note Amount	Release Premium
RenCen Garage	$25,612,363	1.25
Preston Garage + Congress Lot	$10,106,500	1.05
Taylor St Garage	$10,844,875	1.05
New Orleans Rampart Lot	$5,774,007	1.05
Arena Lot	$5,409,425	1.05
Saks Garage	$5,001,462	1.05
Holiday Inn Garage	$4,406,194	1.05
White Front Garage	$4,329,215	1.05
Orpheum Lot	$2,307,420	1.05
Union & Archer Lot	$4,337,950	1.05
Milwaukee Wells Lot	$3,922,614	1.05
Lafayette Square Garage	$2,307,420	1.05
San Jacinto Lot	$1,707,934	1.05
Preston Lot	$1,671,150	1.05
Old World Lot	$2,722,756	1.05
Crown Colony Lot	$3,230,388	1.05
Broadway Lot	$2,312,525	1.05
7th & Cerre Lot	$2,334,459	1.05
Washington Lot	$1,661,343	1.05

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“Remedial Work” shall mean any investigation, site monitoring, cleanup or other remedial work or activity of any kind required to be performed by any Obligor pursuant to any applicable Environmental Laws because of or in connection with any actual or potential presence or Release of any Hazardous Materials on, under or, from any Parking Facility.

“RenCen Garage” shall mean the Initial Parking Facility located at 414 Renaissance Center, Detroit, MI 48243.

“Rents” shall mean the monies owed to the Obligors by the Customers pursuant to the Customer Contracts. For the avoidance of doubt, Rents do not include amounts paid directly to the Manager by a Customer as reimbursement.

“Rent Roll” shall mean, with respect to any Parking Facility, a schedule setting forth the customers under applicable Customer Contracts, together with the terms thereof, including rent amounts.

“Replacement Parking Facility” shall have the meaning ascribed to it in Section 7.30.

“Requesting Party” shall have the meaning ascribed to it in Section 11.11(c).

“Required Expense Reserve Amount” shall have the meaning ascribed to it in Section 4.03.

“Reserve Accounts” shall mean (a) the Expense Reserve Account, (b) the Additional Reserve Account and (c) any other non-interest bearing segregated accounts established by the Issuer in the name of the Indenture Trustee for the benefit of the Noteholders for the purpose of holding funds in the Reserves.

“Reserves” shall mean the reserve funds held by or on behalf of the Expense Reserve Account Bank or the Additional Account Bank, as applicable, pursuant to this Base Indenture or the other Transaction Documents, including the funds held in the Reserve Accounts.

“Responsible Officer” shall mean, when used with respect to the Indenture Trustee, any officer within the corporate trust department of the Indenture Trustee, including any vice president, assistant vice precedent, trust officer or any other officer of the Indenture Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Base Indenture and any applicable Series Supplement and when used with respect to an Obligor, shall mean an Executive Officer of the Issuer.

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act and any successor provision thereto.

“Rule 144A Global Note” shall mean, with respect to any Series and Class of Notes, a single global Note in the form of Exhibit A-1 hereto representing such Series and Class, in definitive, fully registered form without interest coupons, which Note does not bear a Regulation S Legend.

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“Rule 144A Information” shall mean the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Notes pursuant to Rule 144A.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory that is the subject or target of any comprehensive Economic Sanctions Laws (as of the date of this Base Indenture, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Tier LLC Contribution Agreement” shall mean the Second Tier Contribution Agreement, dated as of the Series 2025-1 Closing Date, among the Holdco Guarantor and the Issuer.

“Securities Act” shall mean the United States Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior DSCR” shall mean, as of any date of determination beginning with the date of determination in October 2026, the ratio of (i)(a) the TTM Adjusted Net Operating Income as of such date of determination less (b) the portion of TTM Adjusted Net Operating Income associated with Excess Concentration Amounts less (c) the amount of Indenture Trustee Fees, Management Fees, Servicing Fees and Special Servicing Fees payable during the twelve immediately preceding Payment Dates to (ii) the sum of the amount of interest and the Targeted Amortization Amounts payable by the Issuer on the immediately preceding twelve (12) Payment Dates on the aggregate principal balance of the Term Notes constituting Class A Notes that are Outstanding on the Payment Date immediately following such date of determination. The calculation of the Senior DSCR shall include Additional Parking Facilities, Additional Obligor Parking Facilities and Additional Notes beginning with the first date of determination after the Closing Date of the acquisition of such Additional Parking Facilities or issuance of such Additional Notes. During the period which the Additional Parking Facilities have been owned by the Issuer for fewer than twelve (12) Collection Periods or the Additional Notes have been outstanding for fewer than twelve (12) Collection Periods, such calculation will include the Additional Parking Facilities, Additional Obligor Parking Facilities and Additional Notes from the related Closing Date as applicable.

“Senior LTV” shall mean, as of any date of determination, the senior loan-to-value ratio of (a)(i) the Outstanding principal amount of the Class A Notes as of such date of determination minus (ii) the amount then on deposit in the Collection Account, divided by (b) the most recent Valuation of the Parking Facilities (calculated excluding any Excess Concentration Amounts) as of such date of determination.

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“Series” shall mean any series of Notes issued pursuant to this Base Indenture or a Series Supplement.

“Series 2025-1 Class A-2 Make-Whole Prepayment Premium” shall mean a make-whole prepayment premium applicable with respect to the prepayment of the Outstanding Class Principal Balance of the Series 2025-1 Class A-2 Notes, if such Notes are being prepaid on a date that is more than twelve (12) months prior to the Anticipated Repayment Date of the Series 2025-1 Class A-2 Notes, in an amount (which shall not be less than zero) calculated by the Manager on behalf of the Issuer equal to (i) the discounted present value (as determined by the Manager using a discount rate equal to the sum of (x) the yield to maturity, on a date not earlier than the fifth (5th) Business Day prior to the date of any applicable prepayment of such Series 2025-1 Class A-2 Notes (each, a “Series 2025-1 Class A-2 Make-Whole Premium Calculation Date”), of the United States Treasury Security having a maturity closest to the Anticipated Repayment Date of the Series 2025-1 Class A-2 Notes, plus (y) 0.50%) as of the Series 2025-1 Class A-2 Make-Whole Premium Calculation Date of all future installments of interest (excluding any interest required to be paid on the date of such prepayment) on and principal of the Series 2025-1 Class A-2 Notes that the Issuer would otherwise be required to pay on the Series 2025-1 Class A-2 Notes (or such portion thereof to be prepaid), calculated assuming a repayment of the Class Principal Balance of such Series 2025-1 Class A-2 Notes on the Anticipated Repayment Date of such Series 2025-1 Class A-2 Notes, minus (ii) the Outstanding Class Principal Balance of the Series 2025-1 Class A-2 Notes being prepaid.

“Series 2025-1 Class A-2 Make-Whole Premium Calculation Date” shall have the meaning ascribed to it in the definition of “Series 2025-1 Class A-2 Make-Whole Prepayment Premium”.

“Series 2025-1 Class A-2 Notes” shall mean the Class A-2 Notes issued on the Series 2025-1 Closing Date.

“Series 2025-1 Closing Date” shall mean October 29, 2025.

“Series 2025-1 Series Supplement” shall mean the Series Supplement with respect to the Series 2025-1 Class A-2 Notes.

“Series Closing Date” (i) with respect to the Series 2025-1 Class A-2 Notes, shall mean the Series 2025-1 Closing Date and (ii) with respect to any other Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Series Supplement” shall mean an Indenture Supplement that authorizes a particular Series.

“Servicer” shall have the meaning set forth in the Servicing Agreement.

“Servicer Termination Event” shall have the meaning ascribed to it in the Servicing Agreement.

“Servicing Agreement” shall mean the Servicing Agreement, dated as of the Series 2025-1 Closing Date, by and among the Issuer, the Servicer and the Indenture Trustee.

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“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“Similar Law” shall mean the provisions under any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility provisions of Title I of ERISA or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Site Owner” shall mean, in respect of any Non-Fee Site, the fee owner of such site.

“Site Owner Impositions” shall mean (i) all real estate and personal property taxes, vault charges, other taxes, levies, assessments and similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority upon the fee interest of a Site Owner in respect of any of the Parking Facilities and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing, in each case, payable by the Site Owners and (ii) all other amounts payable by the Site Owners under each of the Parking Facilities that, if not paid, would result in a Lien upon the related Parking Facility that would be senior to the interest of the relevant Obligor in the related Parking Facility.

“Site Space” shall mean the physical area within a Parking Facility that is leased, subleased or licensed by an Obligor to a Customer under a Customer Contract.

“Special Servicing Fee” shall have the meaning have the meaning ascribed to it in the Servicing Agreement.

“Special Servicing Period” shall mean any period of time during which any of the Notes are Specially Serviced Notes (as such term is defined in the Servicing Agreement).

“Specially Serviced Parking Facilities” shall have the meaning ascribed to it in the Servicing Agreement.

“Statistical Disclosure Date” shall mean September 1, 2025.

“Subordinated Notes” shall mean Notes of any Series or Class (other than any Class A Notes) issued under this Base Indenture that are designated as “Subordinated Notes” in the Series Supplement for such Notes.

“Super-Majority Noteholders” shall mean the Noteholders holding in the aggregate more than 70% of the Voting Rights of the Controlling Class of Notes Outstanding as of such date of determination.

“SVO” shall mean the Securities Valuation Office of the NAIC or any successor to such Office.

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“Tangible Net Worth” shall mean with respect to MIC and its direct and indirect subsidiaries on a consolidated basis, (a) the “Total Assets” line item as shown on the Applicable Balance Sheet, less (b) the Total Liabilities as shown on the Applicable Balance Sheet.

“Tangible Net Worth Test” shall mean, as of the last day of any calendar quarter, the Tangible Net Worth of MIC is greater than $50 million.

“Targeted Amortization Amount” with respect to any Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Tax Restricted Notes” shall mean any Series and Class of Notes for which the Issuer does not receive an opinion from nationally-recognized tax counsel that such Series and Class of Notes will be, at issuance, properly characterized as debt for U.S. federal income tax purposes (it being understood that such Series and Class of Notes will be designated as “Tax Restricted Notes” in the Series Supplement for such Series and Class).

“Term Note Purchase Agreement” shall mean any note purchase agreement pursuant to which the Issuer sells Notes designated at the time of issuance thereof as “Term Notes” for sale to the note purchasers identified therein.

“Term Notes” shall mean Notes designated at the time of issuance thereof as “Term Notes” (including, for the avoidance of doubt, the Class A-2 Notes issued on the Series 2025-1 Closing Date) and pursuant to which the Class Principal Balance thereof permanently decreases with any principal payment on such Notes.

“Title Company” shall mean any one or more of the following: First American Title Insurance Company, Chicago Title Insurance Company, Fidelity National Financial, Inc., First American Corporation, Stewart Title Guaranty Company, Old Republic National Title Insurance Company, any subdivision of any of the foregoing, or such other title company reasonably acceptable to the Servicer.

“Title Policy” shall mean an ALTA mortgagee policy of title insurance (or Form T-2 Loan Policy of Title Insurance in Texas) pertaining to a Deed of Trust on any Parking Facility issued by a Title Company to the Indenture Trustee that: (1) provides coverage in an amount at least equal to 100% of the Allocated Note Amount of such Parking Facility calculated as of the related Series Closing Date or such later date as such Parking Facility becomes a Mortgaged Site, (2) subject to Permitted Encumbrances, insures the Indenture Trustee that such Deed of Trust creates a valid first priority lien on the related Mortgaged Site, free and clear of all exceptions from coverage other than Permitted Encumbrances and exceptions and exclusions of the type and scope set forth in such policies as in effect on the related Series Closing Date or such later date (as modified by the terms of any endorsements), (3) contains the endorsements set forth in Exhibit H to the extent available in the applicable jurisdiction and (4) names the Indenture Trustee and its successors and assigns as the insured.

“Total Liabilities” means with respect to a Person as of any date, the aggregate amount of all items that would be set forth as liabilities on a consolidated balance sheet of such Person on such date prepared in accordance with generally accepted accounting principles.

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“Trade Control Laws” means (a) those laws regulating the export, reexport, transfer, or disclosure of commodities, software, or technology, or imposing trade control restrictions on countries, individuals or entities, including but not limited to the Export Control Reform Act of 2018 (Public Law Public Law 115-232--Title XVII, Subtitle B), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Arms Export Control Act (Public Law 90-629), and the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), (b) Economic Sanctions Laws (including but not limited to the International Emergency Economic Powers Act (Public Law 95-223) and the Trading With the Enemy Act (50 U.S.C. App. §§ 1-44)), and (c) any other export and import control and customs Laws administered by a U.S. or non-U.S. Governmental Authority, (d) Anti-Corruption Laws, and (e) Anti-Money Laundering Laws.

“Transaction Documents” shall mean the Notes, the Base Indenture, each Indenture Supplement, the Holdco Guaranty, each Term Note Purchase Agreement, the Management Agreement, the Servicing Agreement, the Contribution Agreements, the Escrow Agreement, the Deeds of Trust, the Account Control Agreements, any Joinder Agreement, the Organizational Documents and all other documents executed by the Holdco Guarantor or any Obligor in connection with the issuance of all the Notes. For the avoidance of doubt, the term “Transaction Documents” shall not include the Customer Contracts, lease agreements or other agreements or instruments that create Real Property Interests.

“Transaction Parties” shall mean the Manager, the Holdco Guarantor, the Obligors, the Servicer and the Indenture Trustee.

“Transfer” shall mean any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Note.

“Transfer Certificate” shall have the meaning ascribed to it in Section 2.02(j).

“Transferee” shall mean any Person who is acquiring by Transfer any Ownership Interest in a Note.

“Transferor” shall mean any Person who is disposing by Transfer any Ownership Interest in a Note.

“Treasury Regulations” shall mean the Treasury regulations, including proposed or temporary regulations, promulgated under the Code. References to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Trust Estate” shall mean all money, instruments, rights and other property that are subject or intended to be subject to the Lien created by this Base Indenture and the Deeds of Trust for the benefit of the Noteholders (including all property and interests granted to the Indenture Trustee on behalf of the Noteholders), including all proceeds thereof.

“TTM Adjusted Net Operating Income” shall mean the sum of (a) TTM Operating Income plus (b) all amounts then on deposit in the Liquidated Site Replacement Account.

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“TTM Operating Income” shall mean, with respect to any Parking Facilities as of any date of determination, the (i) total revenues recognized from all Customer Contracts, Parking Operating Agreements and other sources related to the ownership, operation, maintenance and management of such Parking Facilities for each of the twelve (12) Collection Periods immediately preceding such date less (ii) total Operating Expenses associated with such Parking Facilities for the same twelve (12) Collection Periods immediately preceding such date, excluding any unusual, nonrecurring or extraordinary revenues or expenses not reflective of ongoing operations, in each case computed in accordance with GAAP and calculated without duplication of amounts already reflected in the determination of Operating Expenses or total revenues for such Collection Periods. For the avoidance of doubt, once total revenues recognized are used in the calculation of TTM Operating Income as of any date of determination, such amounts shall not be reused in any subsequent calculation.

“UCC” shall mean the Uniform Commercial Code in the State of New York.

“Uncertificated Notes” shall mean Notes in uncertificated, fully registered form evidenced by entry in the Note Registrar.

“United States” shall mean any State, Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and other territories or possessions of the United States of America, except with respect to U.S. federal income tax matters in which case it shall have the meaning given to it in the Code.

“Unpaid Monthly Amortization Amount” shall mean, on each Payment Date, with respect to a Class of Notes of any Series that are subject to a Targeted Amortization Amount, the amount, if any, of the Monthly Amortization Amount for such Notes of such Class as of the Payment Date immediately preceding such Payment Date that was not paid on such preceding Payment Date.

“Valuation” shall mean with respect to any Parking Facility, a determination of the market value thereof prepared (i) in accordance with the Manager’s then-current valuation methodology and procedures (as developed or approved by MIC) and (ii) based upon desktop appraisals or other valuation analysis, performed or reviewed by the Manager or a qualified appraiser or valuation professional acceptable to the Manager.

“Voting Rights” shall mean the voting rights evidenced by the respective Notes as determined in accordance with Section 12.04.

“Workout Fee” shall have the meaning ascribed to it in the Servicing Agreement.

Section 1.02 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) accounting terms not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

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(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) all references to “$” or “USD” are to United States dollars unless otherwise stated;

(g) any agreement, instrument, regulation, directive or statute defined or referred to in this Base Indenture or in any instrument or certificate delivered in connection herewith means such agreement, instrument, regulation, directive or statute as from time to time amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;

(h) references to a Person are also to its permitted successors and assigns;

(i) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Base Indenture, shall refer to this Base Indenture as a whole and not to any particular provision of this Base Indenture, and Section, Schedule and Exhibit references are to this Base Indenture unless otherwise specified;

(j) whenever the phrase “in direct order of alphabetical designation” or “highest alphabetical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and ending with the letter “Z”; if any Series or Class is also given a numerical designation (e.g., “A1” or “A2”) the significance thereof shall be set forth in the related Series Supplement; and

(k) for the avoidance of doubt, references to Obligations paid in full or similar phrases shall not include Obligations for contingent indemnification, expense reimbursement or similar obligations not then due and payable.

ARTICLE II

THE NOTES

Section 2.01 The Notes.

(a) [Reserved].

(b) Term Notes.

(i) The Term Notes shall be substantially in the applicable forms attached as Exhibit A; provided that any of the Term Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Base Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Term Notes may be admitted to trading, or to conform to general usage. The Term Notes shall be issuable in book-entry form and in accordance with Section 2.03 beneficial ownership interests in the Book- Entry Notes shall initially be held and transferred through the book-entry facilities of the Depositary; provided that if specified in a Series Supplement then Term Notes will be delivered in fully registered, certificated form in the form attached hereto as Exhibit A-4. The Term Notes shall be issued in the minimum denominations specified in the related Series Supplement.

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(ii) Any Term Notes offered and sold outside of the United States in reliance on Regulation S shall be issued initially in the form of a Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Term Notes represented thereby with the Indenture Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the investors’ respective accounts at Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Indenture Trustee as hereinafter provided. Beneficial interests in the Regulation S Temporary Global Note may be held only through Euroclear or Clearstream. Within a reasonable period of time following the Release Date, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in Regulation S Permanent Global Note upon the receipt by the Indenture Trustee of an Officer’s Certificate from the Issuer. The Regulation S Permanent Global Note will be deposited with the Indenture Trustee, as custodian, and registered in the name of a nominee of the Depositary. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Indenture Trustee shall cancel the Regulation S Temporary Global Note. The Outstanding Note Balance of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Indenture Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided. The Applicable Procedures of the Depositary, Euroclear and Clearstream shall be applicable to the interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by the members of, or participants in, the Depositary through Euroclear or Clearstream.

(iii) The Notes (other than any Uncertificated Notes) shall be executed by manual, electronic or facsimile signature by an Authorized Officer of the Issuer. Notes bearing the manual, electronic or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer shall be entitled to all benefits under this Base Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes. No Note (other than any Uncertificated Notes) shall be entitled to any benefit under this Base Indenture, or be valid for any purpose, however, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual, electronic or facsimile signature, and such certificate of authentication upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. The Indenture Trustee shall, upon receipt of an Issuer Order, authenticate and deliver any Notes executed by the Issuer for issuance pursuant to this Base Indenture. All Notes (other than any Uncertificated Notes) shall be dated the date of their authentication.

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(iv) The aggregate principal amount of the Notes which may be authenticated and delivered under this Base Indenture shall be unlimited.

Section 2.02 Registration of Transfer and Exchange of Notes.

(a) The Issuer may, at its own expense, appoint any Person with appropriate experience as a securities registrar to act as Note Registrar hereunder; provided, that in the absence of any other Person appointed in accordance herewith acting as Note Registrar, U.S. Bank Trust Company, National Association agrees to act in such capacity in accordance with the terms hereof. Any Note Registrar appointed in accordance with this Section 2.02(a) may at any time resign by giving at least 60 days’ advance written notice of resignation to the Indenture Trustee, the Servicer and the Issuer. The Issuer may at any time terminate the agency of any Note Registrar appointed in accordance with this Section 2.02(a) by giving written notice of termination to such Note Registrar, with a copy to the Indenture Trustee and the Servicer.

At all times during the term of this Base Indenture, there shall be maintained at the office of the Note Registrar a Note Register in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided (or as set forth in any Series Supplement with respect to the transfer and registration or de-registration of any Uncertificated Note). The Issuer, the Servicer and the Indenture Trustee shall have the right to inspect the Note Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register. If a successor Note Registrar does not take office within 30 days after the outgoing Note Registrar resigns or is removed, the outgoing Note Registrar may petition any court of competent jurisdiction for the appointment of a successor Note Registrar.

Upon written request of any Noteholder of record made for purposes of communicating with other Noteholders with respect to their rights under this Base Indenture (which request must be accompanied by a copy of the communication that the Noteholder proposes to transmit), the Note Registrar, within 30 days after the receipt of such request, must afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar. Every Noteholder, by receiving such access, agrees with the Note Registrar and the Indenture Trustee that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder, regardless of the source from which such information was derived.

(b) No transfer, sale, pledge or other disposition of any Note or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. No transfer, sale, pledge or other disposition of any Tax Restricted Note or interest therein shall be made unless such transfer, sale, pledge or other disposition is otherwise made in accordance with Section 2.02(j).

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If a transfer of any Note that constitutes a Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Notes or a transfer of a Book-Entry Note to a successor Depositary as contemplated by Section 2.03(c)), the Note Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Noteholder desiring to effect such transfer substantially in the form attached hereto as Exhibit B-3 and a certificate from the prospective Transferee substantially in the form attached hereto as Exhibit B-2; or (ii) an Opinion of Counsel satisfactory to the Note Registrar to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Manager, the Holdco Guarantor, the Obligors, the Servicer, the Indenture Trustee or the Note Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer or such Noteholder’s prospective Transferee on which such Opinion of Counsel is based.

If a transfer of any interest in a Global Note is to be made without registration under the Securities Act (other than in connection with an initial issuance of Book-Entry Notes), the Holder shall be deemed to represent and warrant to the Issuer and the Indenture Trustee that (i)(A) such transfer is being made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, (B) the transferee is an institutional “accredited investor” (as defined in Rule 501(A) under the Securities Act) that is not a Competitor, and (C) the transfer complies with any applicable transfer restrictions set forth in this Base Indenture or (ii) it is not a Competitor and is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and is acquiring a Rule 144A Global Note (or interest therein) for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are not Competitors and are qualified institutional buyers). Except as provided in the following two paragraphs, no interest in a Rule 144A Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Note.

Notwithstanding the preceding paragraph, any interest in a Rule 144A Global Note for a Class of Book-Entry Notes (other than a Rule 144A Global Note that is a Tax Restricted Note) may be transferred to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, and credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Rule 144A Global Note in respect of the applicable Class of Notes and increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

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Also notwithstanding the foregoing, any interest in a Rule 144A Global Note with respect to any Class of Book-Entry Notes may be transferred by any Note Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that is not a Competitor that takes delivery in the form of a Definitive Note of the same Class as such Rule 144A Global Note upon delivery to the Note Registrar and the Indenture Trustee of (i) such certifications or opinions as are contemplated by the second paragraph of this Section 2.02(b) and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee to debit the account of a DTC Participant by the denomination of the transferred interests in such Rule 144A Global Note. Upon delivery to the Note Registrar of the certifications or opinions contemplated by the second paragraph of this Section 2.02(b), the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the subject Rule 144A Global Note by the denomination of the transferred interests in such Rule 144A Global Note, and shall cause a Definitive Note of the same Class as such Rule 144A Global Note, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Note, to be executed, authenticated and delivered in accordance with this Base Indenture to the applicable Transferee.

Except as provided in the next paragraph, no beneficial interest in a Regulation S Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Note. On or prior to the Release Date, a Note Owner desiring to effect any such Transfer shall be required to obtain from such Note Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit B-1 certifying that such Transferee is not a Competitor and is not a U.S. Person (as defined under Regulation S). On or prior to the Release Date, beneficial interests in the Regulation S Global Note for each Class of Book-Entry Notes may be held only through Euroclear or Clearstream. The Regulation S Global Note for each Class of Book-Entry Notes shall be deposited with the Indenture Trustee as custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary.

Notwithstanding the preceding paragraph, after the Release Date, any interest in a Regulation S Global Note for a Class of Book-Entry Notes may be transferred to any Person that is not a Competitor who takes delivery in the form of a beneficial interest in the Rule 144A Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, and credit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Regulation S Global Note in respect of the applicable Class of Notes and increase the denomination of the Rule 144A Global Notes for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

None of the Issuer, the Indenture Trustee nor the Note Registrar shall be obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Base Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect a transfer, sale, pledge or other disposition of any Note or interest therein shall, and does hereby agree to, indemnify the Holdco Guarantor, the Obligors, the Indenture Trustee, the Manager, the Servicer and the Note Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

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(c) No transfer of any Note or any interest therein shall be made to any Plan Investor or to any Person who is directly or indirectly acquiring such Note on behalf of, as fiduciary of, as trustee of, or with the assets of, a Plan Investor, except in each such case, in accordance with the following provisions of this Section 2.02(c). Any attempted or purported transfer of a Note in violation of this Section 2.02(c) will be null and void and vest no rights in any purported Transferee.

The Note Registrar shall refuse to register the transfer of a Note that constitutes a Definitive Note or a transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note, unless it has received from the prospective Transferee a certification that:

(i) with respect to the transfer of a Note that is not a Tax Restricted Note, either (A) such prospective Transferee is not a Plan Investor or any Person who is directly or indirectly purchasing or holding such Note or any interest therein on behalf of or with assets of any Plan Investor or (B) the purchase, holding and subsequent disposition of the Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law;

(ii) with respect to the transfer of a Note that is a Tax Restricted Note, either (A) such prospective Transferee is neither a Plan Investor nor a Person who is directly or indirectly purchasing or holding such Note or any interest therein on behalf of or with assets of any Plan Investor or (B) it is a Plan Investor not subject to Title I of ERISA or Section 4975 of the Code and its purchase, holding and subsequent disposition of such Note or any interest therein will not result in a violation of any applicable Similar Law and will not cause the assets of the Issuer to be subject to Similar Law; and

(iii) if the Transferee is acquiring such Note on behalf of or with the assets of a Benefit Plan Investor, then it acknowledges and agrees that none of the Transaction Parties has acted as such Benefit Plan Investor’s fiduciary (within the meaning of ERISA or the Code), or has been relied on for any advice with respect to the decision by or on behalf of any such Benefit Plan Investor to acquire, hold, sell, exchange, vote, provide any consent or exercise any rights with respect to the Note (or an interest therein), and none of the Transaction Parties shall at any time be relied upon as any such Benefit Plan Investor’s fiduciary with respect to any such decision by or on behalf of such Benefit Plan Investor to acquire, hold, sell, exchange, vote, provide any consent or exercise any rights with respect to the Note (or any interest therein);

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the Release Date and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

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It is hereby acknowledged that the form of certification attached hereto as Exhibit B-2 is acceptable for purposes of making the certifications in the preceding sentence. If a transfer of any interest in a Note is to be made and is permitted without delivering to the Note Registrar a certification as provided in this Section 2.02(c), the prospective Transferee of such Note, by its acquisition of such Note (or an interest therein), shall be deemed to have made the representations and warranties as set forth in subsections (c)(i) through (iii) of this Section 2.02(c). If a Person is acquiring a Note as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Note Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications or agreements with respect to each such account as set forth in subsections (b), (c), (d) or (j), as appropriate, of this Section 2.02.

(d) Subject to the preceding provisions of this Section 2.02, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose (or as set forth in any Series Supplement with respect to the transfer and registration or de-registration of any Uncertificated Note), one or more new Notes of authorized denominations of the same Class and Series evidencing a like aggregate Percentage Interest (except in the case of Uncertificated Notes) shall be executed, authenticated and delivered, in the name of the designated transferee or transferees, in accordance with Section 2.01.

(e) At the option of any Noteholder, its Notes may be exchanged for other Notes of authorized denominations of the same Class and Series evidencing a like aggregate principal balance, upon surrender (or deregistration, in the case of Uncertificated Notes) of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange (or deregistration, in the case of Uncertificated Notes), the Notes which the Noteholder making the exchange are entitled to receive shall be executed, authenticated and delivered (or registered, in the case of Uncertificated Notes) in accordance with Section 2.01.

(f) Every Note (other than Uncertificated Notes) presented or surrendered for transfer or exchange (or de-registration in the case of Uncertificated Notes) shall (if so required by the Note Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in form satisfactory to, the Note Registrar duly executed by the Noteholder thereof or his attorney duly authorized in writing.

(g) No service charge shall be imposed for any transfer or exchange (or de-registration in the case of Uncertificated Notes) of Notes, but the Indenture Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange (or de-registration in the case of Uncertificated Notes) of Notes.

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(h) All Notes surrendered for transfer and exchange (other than Uncertificated Notes) shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its standard procedures.

(i) The Note Registrar shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the requesting party, an updated copy of the Note Register.

(j) Notwithstanding anything herein to the contrary, any beneficial interest in any Tax Restricted Note may be transferred (directly or indirectly) only if (i) the Transferee validly executes and delivers an IRS Form W-9 to the Issuer, the Note Registrar, the Indenture Trustee and any designated agent of any of the foregoing, (ii) the Transferor of such beneficial interest notifies the Note Registrar, the Issuer, the Indenture Trustee and any designated agent of the foregoing in writing of its intention to Transfer such beneficial interest and (iii) such notice (1) identifies the Transferee, (2) contains a transfer certificate executed by the Transferee substantially in the form of Exhibit B-4 (a “Transfer Certificate”) and (3) contains any other information reasonably requested by the Note Registrar. The Note Registrar may conclusively rely on (i) any such notice, certificate and information and shall have no duty to make further inquiry, including any duty to inquire whether a holder holds for the account of one or more other persons and (ii) information provided to it by the initial purchasers of the Tax Restricted Notes on the applicable Series Closing Date with respect to the Holders and Beneficial Owners on the applicable Series Closing Date. Notwithstanding anything herein to the contrary, no transfer of any beneficial interest in any Tax Restricted Note of a Series shall be permitted if (i) such transfer would result in there being collectively more beneficial holders of Tax Restricted Notes (or the applicable Series or Class of Tax Restricted Notes) than the number of Persons specified in Section 7.34 or the applicable Series Supplement that may be beneficial holders of Tax Restricted Notes (or the applicable Series or Class of Tax Restricted Notes) or otherwise would cause the aggregate maximum number of beneficial holders for all Series and Classes of Tax Restricted Notes then outstanding, collectively with the aggregate number of beneficial owners of any other interests in the Issuer that are or may be treated as equity of the Issuer for U.S. federal income tax purposes, as determined for purpose of Treasury Regulations Section 1.7704-1(h), to exceed 90 (ninety), (ii) the transferee is unable to validly execute an IRS Form W-9 or (iii) such transfer would cause the Issuer’s underlying assets to be deemed to be “plan assets” of “benefit plan investors” within the meaning of Section 3(42) of ERISA. In furtherance of the foregoing, the Issuer may, from time to time, request information from Holders and Beneficial Owners of Tax Restricted Notes in order to monitor compliance with the requirements of this paragraph and the covenant in Section 7.34. Any purported sales or Transfers of any beneficial interest in a Tax Restricted Note to a Transferee which does not comply with the requirements of this paragraph shall be null and void ab initio.

(k) Notwithstanding anything herein to the contrary, no transfer of any Note or any interest therein shall be made to a Competitor or to any Person who is directly or indirectly acquiring such Note on behalf of, as fiduciary of, as trustee of, or with the assets of, a Competitor. Any attempted or purported transfer of a Note in violation of this Section 2.02(k) will be null and void ab initio and vest no rights in any purported Transferee.

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(l) Neither the Indenture Trustee nor the Note Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Base Indenture or under applicable law with respect to the transfer of any Note (and registration or de-registration of any Uncertificated Note) or the transfer of any interest in any Book-Entry Note other than to require delivery of the certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Base Indenture or the applicable Series Supplement, as applicable, and to examine the same to determine substantial compliance on their face to the express requirements of this Base Indenture or the applicable Series Supplement, as applicable. In connection with the transfer of any Note or the transfer of any interest in any Book-Entry Note pursuant to this Base Indenture, the Indenture Trustee and the Note Registrar shall be under no duty to inquire into the validity, legality and due authorization of such transfer pursuant to this Base Indenture.

(m) Transfers of any Class of a Series of Class A-2 Notes shall be subject to such additional terms and conditions as may be set forth in the applicable Class A-2 Note Purchase Agreement and the applicable Series Supplement.

Section 2.03 Book-Entry Notes.

(a) Each Class and Series of Notes shall initially be issued as one or more Notes registered in the name of the Depositary or its nominee and, except as provided in Section 2.03(c), transfer of such Notes may not be registered by the Note Registrar unless such transfer is to a successor Depositary (or a nominee of such successor Depositary) that agrees to hold such Notes for the respective Note Owners with Ownership Interests therein. Such Note Owners shall hold and, subject to Sections 2.02(b), 2.02(c) and 2.02(j), transfer their respective ownership interests in and to such Notes through the book-entry facilities of the Depositary and, except as provided in Section 2.03(c), shall not be entitled to Definitive Notes in respect of such ownership interests. Notes of each Class and Series of Notes sold in reliance on Rule 144A shall be represented by the Rule 144A Global Note for such Class and Series, which shall be deposited with the DTC Custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary. Notes of each Class and Series of Notes initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Global Note for such Class and Series, which shall be deposited with the Indenture Trustee as custodian for the Depositary; it being understood that at no time may any Series and Class of Notes that are designated as Tax Restricted Notes be sold in reliance on Regulation S or sold to any Person who is not a U.S. Person. All transfers by Note Owners of their respective ownership interests in the Book-Entry Notes shall be made in accordance with the procedures established by the DTC Participant or brokerage firm representing each such Note Owner. Each DTC Participant shall only transfer the ownership interests in the Book-Entry Notes of Note Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depositary’s normal procedures.

(b) The Issuer, the Servicer, the Indenture Trustee and the Note Registrar shall for all purposes, including the making of payments due on the Book-Entry Notes, deal with the Depositary as the authorized representative of the Note Owners with respect to such Notes for the purposes of exercising the rights of Noteholders hereunder. The rights of Note Owners with respect to the Book-Entry Notes shall be limited to those established by law and agreements between such Note Owners and the DTC Participants and indirect participating brokerage firms representing such Note Owners. Multiple requests and directions from, and votes of, the Depositary as holder of the Book-Entry Notes with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Note Owners. The Indenture Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Noteholders and shall give notice to the Depositary of such record date.

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(c) Notes initially issued in book-entry form will thereafter be issued as Definitive Notes or Uncertificated Notes to applicable Note Owners or their nominees, rather than to DTC or its nominee, only (i) if the Issuer advises the Indenture Trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Notes and the Issuer is unable to locate a qualified successor or (ii) in connection with the transfer by a Note Owner of an interest in a Global Note to an Institutional Accredited Investor that is not a Qualified Institutional Buyer; provided that in no event shall any Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (A) the Release Date and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act. Upon the occurrence of the event described in the preceding sentence of which a Responsible Officer of the Indenture Trustee has Knowledge, the Indenture Trustee will be required to notify, in accordance with DTC’s procedures, all DTC Participants (as identified in a listing of DTC Participant accounts to which each Class and Series of Book-Entry Notes is credited) through DTC of the availability of such Definitive Notes. Upon surrender to the Note Registrar of any Class of Book-Entry Notes (or any portion of any Class thereof) by the Depositary, accompanied by re-registration instructions from the Depositary for registration of transfer, Definitive Notes in respect of such Class (or portion thereof) and Series shall be executed and authenticated in accordance with Section 2.01 and delivered to the Note Owners identified in such instructions. None of the Obligors, the Servicer, the Indenture Trustee or the Note Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Notes for purposes of evidencing ownership of any Book-Entry Notes, the registered holders of such Definitive Notes shall be recognized as Noteholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Notes, subject to the conditions and restrictions contained in Section 2.02.

(d) None of the Holdco Guarantor, the Obligors, the Manager, the Indenture Trustee, the Servicer or the Note Registrar will have any responsibility for the performance by DTC or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Section 2.04 Mutilated, Destroyed, Lost or Stolen Notes. If (i) any mutilated Note is surrendered to the Note Registrar, or the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Indenture Trustee and the Note Registrar such security or indemnity as may be reasonably required by them to hold each of them harmless, then, in the absence of actual notice to the Indenture Trustee or the Note Registrar that such Note has been acquired by a bona fide purchaser, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of the same Class and Series and of like Note Principal Balance shall be executed, authenticated and delivered in accordance with Section 2.01. Upon the issuance of any new Note under this Section 2.04, the Indenture Trustee and the Note Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Indenture Trustee and the Note Registrar) connected therewith. Any replacement Note issued (or registered, in the case of Uncertificated Notes) pursuant to this Section 2.04 shall constitute complete and indefeasible evidence of ownership of such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time.

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Section 2.05 Persons Deemed Owners. Prior to due presentment for registration of transfer, the Obligors, the Servicer, the Indenture Trustee, the Note Registrar and any agent of any of them may treat the Person in whose name any Note (or any other transfer and deregistration of Uncertificated Notes) is registered as the owner of such Note for the purpose of receiving payments pursuant to Article V and for all other purposes whatsoever, and none of the Obligors, the Servicer, the Indenture Trustee, the Note Registrar or any agent of any of them shall be affected by notice to the contrary.

Section 2.06 Certification by Note Owners.

(a) Each Note Owner is hereby deemed, by virtue of its acquisition of an ownership interest in the Book-Entry Notes, to agree to comply with the transfer requirements of Section 2.02(b) and, if applicable, Section 2.02(j).

(b) To the extent that under the terms of this Base Indenture it is necessary to determine whether any Person is a Note Owner, the Indenture Trustee may conclusively rely on a certificate of such Person in such form as shall be reasonably acceptable to the Indenture Trustee and shall specify the Class, Series and Note Principal Balance of the Book-Entry Note beneficially owned; provided, however, that neither the Indenture Trustee nor the Note Registrar shall knowingly recognize such Person as a Note Owner if such Person, to the actual knowledge of a Responsible Officer of the Indenture Trustee or the Note Registrar, as the case may be, acquired its ownership interest in a Book-Entry Note in violation of Section 2.02(c) or 2.02(j), or if such Person’s certification that it is a Note Owner is in direct conflict with information actually known by, or made known in writing to, a Responsible Officer of the Indenture Trustee or the Note Registrar, with respect to the identity of a Note Owner. The Indenture Trustee and the Note Registrar shall afford any Person providing information with respect to its Ownership Interest of any Book-Entry Note an opportunity to resolve any discrepancies between the information provided and any other information available to the Indenture Trustee or the Note Registrar, as the case may be. If any request would require the Indenture Trustee to determine the Beneficial Owner of any Note, the Indenture Trustee may condition its making such a determination on the payment by the applicable Person of any and all costs and expenses incurred or reasonably anticipated to be incurred by the Indenture Trustee in connection with such request or determination.

Section 2.07 Notes Issuable in Series.

The Notes may be issued in one or more Series. Each Series shall be issued pursuant to a Series Supplement (it being understood that a single Series Supplement may provide for more than one Series). Any Series or Class of Notes may be uncertificated if provided in the related Series Supplement. There shall be established in one or more Series Supplements, prior to the issuance of Notes of any Series:

(i) (x) the title of the Notes of such Series (which shall distinguish the Notes of such Series from Notes of other Series), (y) confirmation that such Notes will be Term Notes and (z) whether such Notes contain one or more Class of Subordinated Notes;

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(ii) any limit upon the aggregate principal balance of the Notes of such Series that may be authenticated and delivered (or registered, in the case of Uncertificated Notes) under this Base Indenture (except for Notes authenticated and delivered (or registered, in the case of Uncertificated Notes) upon registration of transfer of, or in exchange for, or in lieu of, other Notes of such Series pursuant to Section 2.04 or 2.06);

(iii) the Targeted Amortization Amounts, if any, for each Class of Notes of such Series, if any, and the date or dates on which the principal of the Notes of such Series is payable;

(iv) the rate or rates at which the Notes of such Series shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of Holders to whom interest is payable (in each to the extent such items are not specified herein or if specified herein to the extent such items are modified by such Series Supplement);

(v) [reserved];

(vi) what action by the Issuer is necessary to satisfy the condition of obtaining or delivering a Rating Agency Confirmation hereunder from the applicable Rating Agencies (including, if applicable, any notice related information for such Rating Agencies);

(vii) if such Series includes the issuance of Tax Restricted Notes, the form of Tax Restricted Notes, the form of letter of representation for initial Noteholders of the Tax Restricted Notes, substantially in the form of Exhibit B-4, the form of Transfer Certificate, the maximum number of beneficial holders of Tax Restricted Notes of such Series for purposes of Section 2.02(j) and the minimum denominations of each Class of such Tax Restricted Notes of such Series;

(viii) [reserved];

(ix) [reserved]; and

(x) any other terms of such Series (which terms shall not be inconsistent with the provisions of this Base Indenture except to the extent that such Series Supplement also constitutes an amendment of this Base Indenture pursuant to Article XIII).

The Notes of a Series may have more than one settlement or issue date. The Notes of each Series will be assigned to one or more Classes and, with respect to any Series of Notes issued after the Series 2025-1 Closing Date, shall satisfy the requirements of Section 2.12(c) as of the date of issuance.

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The Issuer agrees that it will not designate, for any Series and Class of Notes that are Tax Restricted Notes, a maximum number of beneficial holders for such Series and Class of Tax Restricted Notes that would cause the aggregate maximum number of beneficial holders for all Series and Classes of Tax Restricted Notes then outstanding, collectively with the aggregate number of beneficial owners of any other interests in the Issuer that are or may be treated as equity of the Issuer for U.S. federal income tax purposes, as determined for purpose of Treasury Regulations Section 1.7704-1(h), to exceed 90 (ninety).

Section 2.08 Principal Amortization. Subject to Section 2.09(f), prior to the Anticipated Repayment Date for a Series, no principal shall be required to be paid with respect to such Series unless (i) an Amortization Period is in effect, (ii) an acceleration of the maturity of the Notes has occurred following the occurrence of an Event of Default, (iii) while an Event of Default has occurred and is continuing or (iv) a prepayment is required as provided in Section 2.09. During an Amortization Period or after acceleration of the maturity of the Notes has occurred following the occurrence and continuation of an Event of Default, Excess Cash Flow shall be applied on each Payment Date as set forth in Section 5.01(a)(viii).The Class Principal Balance of each Class of Notes, to the extent not earlier paid, shall be due and payable in its entirety on the Rated Final Payment Date for such Class.

Section 2.09 Prepayments.

(a) The Issuer may not prepay the Notes in whole or in part except as expressly set forth in this Base Indenture, the related Series Supplement and related Term Note Purchase Agreement, if applicable. From and after the Series Closing Date with respect to any Series, the Issuer may prepay the Notes of such Series in whole or in part at any time and from time to time at its option upon five (5) Business Days’ (or such other period specified in a Series Supplement, if any) prior notice to the applicable Noteholders by the Indenture Trustee and the Servicer; provided that such prepayment is accompanied by any applicable Prepayment Consideration and accompanied by payment of interest that has accrued (including any Post-ARD Additional Interest that has accrued) on the principal amount prepaid through the date of such prepayment. The Issuer shall have the option, by written notice to the Indenture Trustee, the Servicer and the affected Noteholders, to revoke, or amend the prepayment date set forth in, any notice of optional prepayment at any time up to the second (2nd) Business Day before the prepayment date set forth in such prepayment notice; provided that at the request of the Issuer, such notice to the affected Noteholders shall be given by the Indenture Trustee in the name and at the expense of the Issuer.

(b) In connection with each disposition of a Parking Facility pursuant to Section 7.29, if and to the extent required thereunder, the Issuer shall apply an amount equal to the Release Price for such disposed Parking Facility, first, to prepay the principal of the Class A Notes, together with any applicable Prepayment Consideration, on a pro rata basis in alphanumerical order of designation, until the Outstanding principal amount of each such Class is reduced to $0; second, to prepay the principal of the Class B Notes (if any), together with any applicable Prepayment Consideration, on a pro rata basis in alphanumerical order of designation, until the Outstanding principal amount of each such Class is reduced to $0; and third, to prepay the principal of the Class C Notes (if any), together with any applicable Prepayment Consideration, on a pro rata basis in alphanumerical order of designation, until the Outstanding principal amount of each such Class is reduced to $0.

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(c) [Reserved].

(d) Unless otherwise specified in the applicable Series Supplement for any Series of Notes Outstanding, partial prepayments (other than scheduled amortization) made in conformity with the provisions of this Section 2.09 shall be applied to the Classes of all Notes of all Series in direct order of alphanumerical designation; provided that optional prepayments may be directed by the Issuer to be applied to the Notes of a particular Series in direct order of alphanumerical designation without payment of any other Series of Notes Outstanding; provided, further, that the Series 2025-1 Class A-2 Notes shall be prepaid prior to the prepayment of any other Series of Notes.

(e) Except as otherwise provided below or in a Series Supplement for any Series of Notes, Prepayment Consideration will be payable in connection with (i) any prepayment of any Series of Notes prior to the ARD Prepayment Date with respect to such Series of Notes, (ii) any prepayment of any Series of Notes made with Condemnation Proceeds or the proceeds of casualty events with respect to Parking Facilities, (iii) any prepayment of the Class A-2 Notes of any Series that are subject to a Targeted Amortization Amount on any Payment Date in an amount up to the applicable Monthly Amortization Amount as of such Payment Date, (iv) any prepayments of the Notes during an Amortization Period or after the occurrence and during the continuance of an Event of Default or (v) any prepayment of principal of Series 2025-1 Class A-2 Notes funded with the proceeds of dispositions or any prepayment of principal of the Series 2025-1 Class A-2 Notes due to an Amortization Period, in the case of this clause (v), prior to the Anticipated Repayment Date applicable thereto, except for in the case of this clause (v) (without duplication) (x) prepayments funded by Condemnation Proceeds or insurance proceeds, (y) any Monthly Amortization Amount or (z) prepayments made less than 12 months prior to the Anticipated Repayment Date, other than any prepayments of principal of the Series 2025-1 Class A-2 Notes made in connection with the refinancing of such Notes. Any Prepayment Consideration due will be paid in accordance with the priorities set forth in the Priority of Payments. Prepayment Consideration that is not paid when due if funds are not available to make such payment pursuant to the Priority of Payments will not bear interest and the failure on the part of the Issuer to pay such Prepayment Consideration shall not constitute an Event of Default or otherwise provide to the Noteholders (or the Indenture Trustee on behalf of the Noteholders) any additional rights or remedies.

(f) Commencing on (i) with respect to the Series 2025-1 Class A-2 Notes, the first Payment Date occurring after the Series 2025-1 Closing Date and (ii) with respect to each other Series of Notes, the Payment Date specified in a Series Supplement for such Class of such Series of Notes for which a Monthly Amortization Amount is payable, and in each case subject to the availability of funds for such purpose, a portion of the principal of the Notes of such Class of such Series will be payable on each such Payment Date in an amount equal to the Monthly Amortization Amount payable on such Payment Date. Failure on the part of the Issuer to pay the entire Monthly Amortization Amount for such Notes on any Payment Date, other than the Rated Final Payment Date, will not constitute an Event of Default or otherwise provide to the Noteholders (or the Indenture Trustee on behalf of the Noteholders) any additional rights or remedies.

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Section 2.10 Post-ARD Additional Interest. Additional interest (“Post-ARD Additional Interest”) shall accrue with respect to a Note of a Series during such Series’ Post-ARD Period on the Note Principal Balance of each Note of such Series at a per annum rate (each, a “Post-ARD Additional Interest Rate”) equal to the Post-ARD Additional Interest Rate. The Manager shall provide written notice to the Indenture Trustee of the Post-ARD Additional Interest Rate prior to the beginning of such Series’ Post-ARD Period. In no event shall the Indenture Trustee be obligated to recalculate or verify the Post-ARD Additional Interest Rate. The Post-ARD Additional Interest accrued for any Note of any Series will be payable on each applicable Payment Date in accordance with the Priority of Payments and, to the extent that sufficient funds are not available for the payment of Post-ARD Additional Interest on such Payment Date, the Post-ARD Additional Interest will be deferred and added to any Post-ARD Additional Interest previously deferred and remaining unpaid (the “Deferred Post-ARD Additional Interest”). Deferred Post-ARD Additional Interest will not bear interest.

Section 2.11 Defeasance.

(a) At any time prior to the ARD Prepayment Date of any outstanding Series of Notes, upon ten (10) Business Days’ prior written notice to the Indenture Trustee and each Rating Agency, the Issuer may obtain the release from all covenants of the Indenture relating to ownership and operation of the Parking Facilities by delivering United States government securities that provide for payments which replicate the required payments due under the Transaction Documents, including any schedule Monthly Amortization Amount or Class B Note payments with respect to all of the Term Notes then Outstanding on each Payment Date, including the Indenture Trustee Fee and any other expenses and indemnity amounts due and owing to the Indenture Trustee, the Collection Account Bank, the Additional Account Bank, the Expense Reserve Account Bank, Workout Fees, Servicing Fees, Other Servicing Fees and any other amounts due and owing to the Servicer, if any, through the first Payment Date for each Series of Notes on which such Notes could be prepaid without payment of any Prepayment Consideration (including payment in full of the principal of the Notes on such first Payment Date); provided that the Issuer shall pay or deliver on the date of such defeasance (the “Defeasance Date”) (A) all interest accrued and unpaid on the Outstanding Class Principal Balance of each Class of Notes to but not including the Defeasance Date (and, if the Defeasance Date is not a Payment Date, the interest that would have accrued to but not including the next Payment Date), (B) all other sums then due under each Class of Notes and all other Transaction Documents executed in connection therewith, including any costs incurred in connection with such defeasance, and (C) U.S. government securities providing for payments equal to an amount that would cause such payments to replicate the required payments due under the Transactions Documents through the first Payment Date for each Series of Notes on which such Notes could be prepaid without payment of any Prepayment Consideration . In addition, the Issuer shall deliver to the Servicer on behalf of the Indenture Trustee (1) a security agreement granting the Indenture Trustee on behalf of the Noteholders a first priority perfected security interest on the U.S. government securities so delivered by the Issuer, (2) an Opinion of Counsel as to the enforceability and perfection of such security interest, (3) a confirmation by an Independent certified public accounting firm that the U.S. government securities so delivered are sufficient to pay all interest due from time to time after the Defeasance Date (or if the Defeasance Date is not a Payment Date, due after the next Payment Date) and all principal due upon maturity for each Class of Notes, and all Indenture Trustee Fees, expenses and indemnity amounts due to the Indenture Trustee, the Collection Account Bank and the Additional Account Bank and Workout Fees, if any and (4) a copy of the notice that has been provided to the Rating Agencies. The Issuer, pursuant to the security agreement described above, shall authorize and direct that the payments received from the U.S. government securities shall be made directly to the Indenture Trustee and applied to satisfy the obligations of the Issuer under the Notes and the other Transaction Documents.

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(b) If the Obligors will continue to own any material assets other than the U.S. government securities delivered in connection with the defeasance, the Issuer shall establish or designate a special-purpose bankruptcy-remote successor entity acceptable to the Indenture Trustee (acting at the written direction of the Servicer), with respect to which a substantive non-consolidation Opinion of Counsel reasonably satisfactory to the Indenture Trustee (consistent with the prior non-consolidation Opinion of Counsel most recently delivered to the Indenture Trustee) has been delivered to the Indenture Trustee and to transfer to that entity the pledged U.S. government securities. The new entity shall assume the obligations of the Issuer under the Notes being defeased and the security agreement and the Obligors and the Holdco Guarantor shall be relieved of their obligations in respect thereof under the Transaction Documents. The Issuer shall pay Ten Dollars ($10) to such new entity as consideration for assuming such obligations.

Section 2.12 New Parking Facilities; Deferred Additional Parking Facilities; Equity Contribution Cures; Additional Notes.

(a) Conditions to Additional Parking Facilities and Additional Obligor Parking Facilities. From time to time the Issuer may add one or more Eligible Parking Facilities that it or an Obligor has acquired, and the related Customer Contracts, as additional collateral for the Notes. Each such Eligible Parking Facility may be so added by (x) transferring such Eligible Parking Facilities to an existing Obligor or (y) enabling an existing Obligor to acquire such Eligible Parking Facilities (each such Eligible Parking Facility in subclauses (x) and (y), an “Additional Parking Facility”) or (z) adding one or more Additional Asset Entities that owns one or more Eligible Parking Facilities as Obligors under the Transaction Documents (each such Eligible Parking Facility, an “Additional Obligor Parking Facility”); provided that in connection with each such addition the following conditions, as certified to the Indenture Trustee and the Servicer by the Issuer in accordance with Section 2.12(d), are satisfied:

(i) during (A) a Special Servicing Period or (B) an Impaired Parking Facility Period, the Servicer confirms the satisfaction of the conditions set forth in this Section 2.12(a) (which such confirmation may be based on an opinion of counsel);

(ii) the applicable Obligors shall have taken all necessary actions to create a valid, perfected, first priority lien on the real property interests of the Obligors in and to the Additional Parking Facilities or the Additional Obligor Parking Facilities, as the case may be, including to the extent applicable by filing a Deed of Trust in respect of the applicable Parking Facility and by filing any applicable Uniform Commercial Code financing statements or terminations;

(iii) the Indenture Trustee, the Servicer and the Noteholders shall have received Opinions of Counsel to the applicable Obligor reasonably satisfactory to the Majority of Noteholders (which opinions (A) are consistent with the legal opinions with respect to the same subject matters delivered on the Series 2025-1 Closing Date with respect to the Parking Facilities included in the Collateral on the Series 2025-1 Closing Date and (B) address any features specific (if any) to the applicable Additional Parking Facilities or the Additional Obligor Parking Facilities, as the case may be, as may be necessary in the reasonable judgment of the Majority of Noteholders) with respect to any Transaction Documents entered into in connection with the addition of such Additional Parking Facilities or Additional Obligor Parking Facilities, as the case may be, including to the effect that such addition of such Additional Parking Facilities or Additional Obligor Parking Facilities, as the case may be, would not cause any of the Notes of any Series that is Outstanding at such time to undergo a “significant modification” within the meaning of Treasury Regulations Section 1.1001-3;

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(iv) if such Parking Facility is an Additional Obligor Parking Facility, the Additional Asset Entity executes and delivers to the Indenture Trustee a Joinder Agreement;

(v) the Issuer shall, or shall have caused the applicable Asset Entity to, have reimbursed the Indenture Trustee, the Servicer and the Noteholders for all third party out-of-pocket costs and expenses (including but not limited to any related reasonable attorneys’ fees and expenses) incurred by the Indenture Trustee, the Servicer and the Noteholders in relation to the addition of such Additional Parking Facility or Additional Obligor Parking Facilities;

(vi) the addition of such Additional Parking Facility or Additional Obligor Parking Facility, as the case may be, would not, in the reasonable opinion of the Manager, be reasonably expected to have a Material Adverse Effect;

(vii) no procedures for selecting such Additional Parking Facility or Additional Obligor Parking Facility that would reasonably be expected to be materially adverse to the Noteholders were used in selecting such Additional Parking Facility or Additional Obligor Parking Facility;

(viii) the Key Person Condition shall have been satisfied as of the date of such addition;

(ix) any such other applicable requirements as specified in a Series Supplement; and

(x) the Manager delivers an updated schedule reflecting such additional Parking Facilities on a pro forma basis to the Indenture Trustee and the Servicer;

provided that any Obligor will be permitted to accept the contribution of Additional Parking Facilities, Additional Obligor Parking Facilities and any related Customer Contracts (or cash capital contributions for the purchase thereof) as capital contributions to such Obligor without satisfaction of the conditions set forth in clauses (i) through (ix) above and, until the applicable conditions with respect thereto are satisfied, such Additional Parking Facility or Additional Obligor Parking Facility shall be a “Deferred Additional Parking Facility”.

(b) Deferred Additional Parking Facilities. Notwithstanding anything to the contrary herein, until the conditions set forth in Section 2.12(a) are satisfied for a Deferred Additional Parking Facility, (i) TTM Operating Income attributable to such Deferred Additional Parking Facility will be excluded from any determination of DSCR, Senior DSCR, Senior LTV and Aggregate LTV and (ii) such Deferred Additional Parking Facility and any related Customer Contracts will be excluded from the covenants and representations relating to the Parking Facilities and the Customer Contracts (including compliance with Section 7.29 related to any disposition of a Deferred Additional Parking Facility or requirement of any prepayment in connection with such disposition pursuant to Section 2.09(b)).

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(c) Conditions to Issuance of Additional Notes. The Issuer may at any time and from time to time issue additional Notes (“Additional Notes”) pursuant to a Series Supplement in one or more Classes that rank senior to, pari passu with, or subordinate to, any Series of Notes that will remain Outstanding after the issuance of such Additional Notes and may have other terms different than any then-existing Notes; provided that if any Notes (other than the Additional Notes) will remain outstanding after the issuance date of such Additional Notes (such Notes, the “Continuing Notes”) the following conditions shall have been satisfied with respect to such issuance:

(i) the Additional Notes of a particular Class (other than any Subordinated Notes) shall rank pari passu with any Continuing Notes having the same alphabetical and, if applicable, numerical designation (regardless of Series or the date of issuance thereof); provided that, such Class of Notes may have other terms that are different than the terms of the Continuing Notes; provided further, that, if any Series 2025-1 Class A-2 Notes are Outstanding at such time, no Additional Notes (x) shall be issued with a Rated Final Payment Date that occurs prior to the Rated Final Payment Date of the Series 2025-1 Class A-2 Notes or (y) shall have an Anticipated Repayment Date that is earlier than the Anticipated Repayment Date of any Continuing Notes;

(ii) after giving effect to such issuance, (x) the Senior DSCR shall be greater than 1.25:1.00, (y) the Senior LTV shall not exceed 60% and (z) the Aggregate LTV shall not exceed 70%;

(iii) a Rating Agency Confirmation with respect to each Class of Continuing Notes is obtained from the Rating Agencies then rating such Continuing Notes;

(iv) if such Additional Notes are rated by a Rating Agency that is then rating any Continuing Notes of the same Class, the ratings of such Additional Notes shall be no lower than the then-current rating (or its equivalent) assigned by such Rating Agency to such Continuing Notes (if any) of the same Class as such Additional Notes;

(v) such Additional Notes may only be held by a United States person (as defined under Section 7701(a)(30) of the Code), unless the Issuer receives an Opinion of Counsel with respect to such Additional Notes to the effect that such Additional Notes will be properly characterized as debt for U.S. federal income tax purposes;

(vi) if the Series 2025-1 Class A-2 Notes are Outstanding at such time, no new additional tranche of Class A-2 Notes may be issued as Additional Notes that rank senior in right of payment of either interest or principal to the Series 2025-1 Class A-2 Notes;

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(vii) any other conditions relating to the issuance or sale of Additional Notes set forth in any Series Supplement or in any Term Note Purchase Agreement for any Outstanding Series of Notes are satisfied;

(viii) immediately prior to and immediately following such issuance, no Amortization Event shall have occurred and be continuing;

(ix) the Indenture Trustee shall have received an Officer’s Certificate of the Issuer stating that all conditions precedent to the issuance of the Additional Notes under the Indenture have been satisfied;

(x) such issuance shall not be reasonably expected to have a Material Adverse Effect;

(xi) the Key Person Condition and the Tangible Net Worth Test shall have been satisfied as of the date of issuance of such Additional Notes;

(xii) the Issuer receives an Opinion of Counsel, subject to the assumptions and qualifications stated therein (which may include similar assumptions and qualifications as were contained in the Opinion of Counsel with respect to the tax treatment of the Series 2025-1 Class A-2 Notes delivered on the Series 2025-1 Closing Date), to the effect that the issuance of such Additional Notes will not, for U.S. federal income tax purposes, (x) cause any of the Continuing Notes to be deemed to have been exchanged for a new debt instrument pursuant to Treasury Regulations § 1.1001-3, (y) cause the Issuer to be taxable as other than a partnership or disregarded entity, or any Asset Entity to become taxable as other than a disregarded entity or (z) cause any of the Continuing Notes that were, based on an Opinion of Counsel, properly treated as indebtedness at the time of issuance to be characterized as other than indebtedness; and

(xiii) the Indenture Trustee and the Noteholders receive an Opinion of Counsel stating that all conditions precedent to the issuance of the Additional Notes under the Indenture have been satisfied and the issuance of Additional Notes is authorized and permitted by the terms of the Base Indenture and the applicable Series Supplement.

The Issuer may, but is not obligated to, issue additional Notes of an existing Series or Class if such Notes are fungible with the applicable Series or Class of Notes for U.S. federal income tax purposes, or issued pursuant to a separate CUSIP number, subject to the other provisions for the issuance of Additional Notes set forth in this Section 2.12(c).

(d) Certification in Connection with Additional Parking Facilities or Additional Obligor Parking Facilities. In connection with the addition of any Additional Parking Facilities or Additional Obligor Parking Facilities pursuant to Section 2.12(a), the Issuer shall deliver to the Indenture Trustee and the Servicer an Officer’s Certificate certifying that the applicable conditions of Section 2.12(a) have been satisfied.

(e) [Reserved].

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(f) Equity Contribution Cures. Between the Series 2025-1 Closing Date and the Rated Final Payment Date for any Series of Notes Outstanding, any Obligor, acting at the direction of the Manager, (i) may designate cash capital contributions made to such Obligor during such period (each such cash capital contribution designated by such Obligor, a “Equity Cash Contribution Cure”; and the amount of any such Equity Contribution Cure, an “Equity Cash Contribution Cure Amount”) for deposit to the Collections Account for application in the order set forth in Section 5.01 on any Payment Date or for other applications permitted under the Indenture and designate such Equity Cash Contribution Cure Amount as part of TTM Adjusted Net Operating Income or (ii) may designate capital contributions of Additional Parking Facilities or Additional Obligor Parking Facilities made to such Obligor during such period (each such capital contribution designated by such Obligor, an “Equity Asset Contribution Cure”; and the Valuation of any such Equity Asset Contribution Cure, an “Equity Asset Contribution Cure Value”) and designate such Equity Asset Contribution Cure Value as part of TTM Adjusted Net Operating Income; provided that (A) any such Equity Contribution Cure Amount (or portion thereof) designated as part of TTM Adjusted Net Operating Income shall remain designated as part of TTM Adjusted Net Operating Income until the earlier of (x) the day immediately prior to the one-year anniversary of such designation and (y) solely with respect to any Equity Cash Contribution Cure Amounts, the first day on which such amounts (or portion thereof) are no longer on deposit in the Collections Account, (B) the aggregate amount of all Equity Contribution Cure Amounts shall not exceed 15% of the aggregate principal amount of all Notes issued under this Base Indenture, (C) Equity Contribution Cures shall not be made more frequently than twice in any calendar year and (D) Equity Contribution Cures shall not be made more than five times after the Series 2025-1 Closing Date. In addition, the Issuer, acting at the direction of the Manager, may receive capital contributions from time to time that it does not designate as Equity Contribution Cures, and such contributions may be used to fund the purchase of Additional Parking Facilities or Additional Obligor Parking Facilities. Any Obligor may also accept the contribution of a Deferred Additional Parking Facility at any time without limitation of any conditions otherwise applicable to the acquisition of Additional Parking Facilities or Additional Obligor Parking Facilities pursuant to Section 2.12(a). For the avoidance of doubt, Equity Contribution Cures will not be annualized. Further, any Obligor may designate cash capital contributions made to such Obligor for the purpose of purchasing of Additional Parking Facilities, Additional Obligor Parking Facilities, or Real Property Interests underlying the Parking Facilities without satisfaction of any conditions otherwise applicable to the acquisition of Additional Parking Facilities or Additional Obligor Parking Facilities pursuant to Section 2.12(a).

ARTICLE III

ACCOUNTS

Section 3.01 Establishment of Lock Box Account, Collection Account, Reserve Accounts and Liquidated Site Replacement Account.

(a) On or after the Series 2025-1 Closing Date, but no later than ten (10) Business Day after the Series 2025-1 Closing Date, the Issuer shall establish or cause to be established and shall maintain or cause to be maintained one or more lock box accounts that constitute Eligible Accounts, established in its name and at the Lock Box Account Bank to serve as the account into which the Operators and certain commercial Customers shall, once such Lock Box Account has been established, be directed to pay all amounts due under the applicable Customer Contract (such account, and any account replacing the same in accordance with this Base Indenture, the “Lock Box Account”). The Lock Box Account shall at all times be subject to the Lock Box Account Control Agreement. Until an Event of Default has occurred under this Base Indenture, and the Indenture Trustee has delivered a Notice of Exclusive Control, the Manager (or the Servicer, if an Event of Default has occurred and is continuing) may effect or direct deposits and withdrawals into and out of the Lock Box Account.

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(b) On or before the Series 2025-1 Closing Date, the Issuer shall establish and maintain an Eligible Account with the Collection Account Bank, in the Indenture Trustee’s name for the benefit of the Noteholders, which shall be established to serve as the collection account in which amounts on deposit in the Lock Box Account that the Manager has identified as Receipts will be deposited (such account, and any account replacing the same in accordance with this Base Indenture, the “Collection Account”). The Issuer shall also establish and maintain (i) the Expense Reserve Account with the Expense Reserve Account Bank, in the name of the Issuer, for the benefit of the Indenture Trustee (exclusively for the benefit of the Noteholders), which account is established pursuant to this Section 3.01(b) as an Eligible Account and subject to the Expense Reserve Account Control Agreement and (ii) the Additional Reserve Account and the Liquidated Site Replacement Account with the Additional Account Bank, in the Indenture Trustee’s name for the benefit of the Noteholders, which accounts are established pursuant to this Section 3.01(b) as Eligible Accounts and subject to the Additional Account Control Agreement in favor of the Indenture Trustee (for the benefit of the Noteholders). The Lock Box Account, the Collection Account, the Reserve Accounts and the Liquidated Site Replacement Account shall be non-interest bearing segregated accounts under the sole dominion and control of the Indenture Trustee other than with respect to the Lock Box Account (which dominion and control may be exercised by the Servicer as provided in Section 2.01 of the Servicing Agreement or other designee of the Indenture Trustee); and except as expressly provided hereunder, in any Account Control Agreement, the Obligors shall not have the right to control or direct the investment or payment of funds therein. If, at any time, any of the Accounts ceases to be an Eligible Account, the Issuer at the written direction of the Manager shall take steps within sixty (60) days to establish an Account as an Eligible Account and shall transfer any cash and/or any investments to such new Account. The Collection Account Bank and the Additional Account Bank shall initially be U.S. Bank National Association and shall be entitled to the rights, benefits, protections, privileges and immunities afforded to the Indenture Trustee under the Transaction Documents.

(c) The Issuer shall pay all reasonable out-of-pocket costs and expenses incurred by the Indenture Trustee in connection with the transactions and other matters contemplated by this Section 3.01, including the Indenture Trustee’s reasonable attorneys’ fees and expenses, and all reasonable fees and expenses of the Collection Account Bank and the Additional Account Bank, including its reasonable attorneys’ fees and expenses.

Section 3.02 Deposits to the Lock Box Account and to the Collection Account; Excluded Amounts.

(a) Deposits to the Lock Box Account. On and after the Series 2025-1 Closing Date, once such Lock Box Account has been established pursuant to Section 3.01(a), the Operators and certain commercial Customers will be directed by or on behalf of the Obligors to pay all rents and other amounts due to the Obligors pursuant to the Customer Contracts directly, and the Obligors agree to deposit all other receipts due to the Obligors in respect of the Parking Facilities that have not been received in the Lock Box Account or otherwise identified as Excluded Amounts within two (2) Business Days following identification by the Obligors, to the Lock Box Account. For the period from and including the Series 2025-1 Closing Date until the Lock Box Account is established, the Obligors shall collect and receive receipts due to the Obligors in respect of the Parking Facilities, and shall deposit all such amounts into the Lock Box Account within two (2) Business Days following establishment of the Lock Box Account.

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(b) Deposits to the Collection Account. On or prior to the fifth (5) day prior to each Payment Date (or, if such day is not a Business Day, the immediately following Business Day), the Manager, acting on behalf of the Obligors, shall identify the amounts on deposit in the Lock Box Account that constitute Receipts with respect to the related Collection Period for withdrawal by the Manager, acting on behalf of the Obligors, from the Lock Box Account and deposit by the Manager, acting on behalf of the Obligors, to the Collection Account for treatment as Receipts with respect to such Collection Period. All such Receipts on deposit in the Collection Account with respect to such Collection Period will be applied or allocated on the immediately following Payment Date in accordance with the Priority of Payments except to the extent otherwise set forth herein. All amounts on deposit in the Collection Account that the Manager, acting on behalf of the Obligors, has identified as deposited to the Collection Account in error may be withdrawn by the Indenture Trustee acting pursuant to the written direction of the Manager, acting on behalf of the Issuer, from the Collection Account for application in the manner directed by the Manager, acting on behalf of the Issuer. The Indenture Trustee shall not be responsible for monitoring the Lock Box Account or Collection Account and all fees, expenses and indemnity amounts payable to any entity that is holding such Lock Box Account or the Collection Account shall, with respect to such account, be treated as costs and expenses borne by the Obligors and paid as Additional Obligor Expenses.

(c) Excluded Amounts. The Manager, acting on behalf of the Obligors, shall request in writing, that the Indenture Trustee withdraw amounts on deposit in the Lock Box Account that are identified as Excluded Amounts and otherwise direct the release of amounts held by or on behalf of the Obligors that are identified as Excluded Amounts or that are otherwise not allocable to the Obligors.

Section 3.03 Withdrawals from Collection Account. The Indenture Trustee may, from time to time and in accordance with the written direction of the Manager (except to pay or reimburse itself for any fees, expenses or indemnity amounts owed to it), make withdrawals from the Collection Account as necessary for the following purposes and without regard to the priorities set forth in Article V: (i) to pay to itself the Indenture Trustee Fee and any expense or indemnity amounts, (ii) to pay to the Servicer the Servicing Fee, (iii) to pay to the persons entitled thereto any amounts deposited in error and (iv) to clear and terminate the Collection Account on or after the date there are no Notes Outstanding. During an Amortization Period or if an Event of Default has occurred and is continuing, the Indenture Trustee may, from time to time and in accordance with the written direction of the Servicer, without regard to the priorities set forth in the Priority of Payments, make withdrawals from the Collection Account to pay or reimburse the Manager for unreimbursed Property Protection Advances, including Advance Interest thereon, and to pay or reimburse the Servicer and the Indenture Trustee other amounts then due to the Servicer and the Indenture Trustee under the Transaction Documents.

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Section 3.04 Application of Funds in Collection Account. Funds in the Collection Account shall be applied in accordance with the Priority of Payments. The amount available on each Payment Date to be so distributed shall be the Available Funds on such Payment Date.

Section 3.05 Application of Funds after Event of Default. For so long as the maturity of the Notes has been accelerated following the occurrence and continuation of an Event of Default, the Indenture Trustee (solely at the written direction of the Servicer) shall apply any and all funds on deposit in the Collection Account on the last day of the immediately preceding Collection Period or the Reserve Accounts and all other cash reserves held by or on behalf of the Servicer, the Manager or the Indenture Trustee, as applicable, against all or any portion of any of the Obligations; provided, however, that any such payments in respect of amounts due on the Notes will be made in accordance with the priorities set forth in Article V. The provisions of this Section are subject to the provisions of Sections 10.01 and 11.01(a).

ARTICLE IV

RESERVES

Section 4.01 Security Interest in Reserves; Other Matters Pertaining to Reserves.

(a) The Obligors hereby Grant to the Indenture Trustee, a security interest in and to all of the Obligors’ right, title and interest in and to the Account Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the other Transaction Documents. The Reserves constitute Account Collateral and are subject to the security interest in favor of the Indenture Trustee created herein and all provisions of this Base Indenture and the other Transaction Documents pertaining to Account Collateral.

(b) In addition to the rights and remedies provided in Article III and elsewhere herein, following an acceleration of the Notes following the occurrence and during the continuance of any Event of Default, the Indenture Trustee and the Servicer (acting on behalf of the Indenture Trustee) shall have all rights and remedies pertaining to the Reserves as are provided for in any of the Transaction Documents or under any applicable law. Without limiting the foregoing, upon and at all times following the acceleration of the Notes following the occurrence and during the continuance of an Event of Default, the Indenture Trustee at the written direction of the Servicer, in the Servicer’s sole and absolute discretion, but subject to the Servicing Standard, may use the Reserves (or any portion thereof) for any purpose, including any combination of the following: (i) payment of any of the Obligations that are then due and owing including the Prepayment Consideration (if any) applicable upon such payment in such order as the Servicer may determine in its sole discretion; provided that such application of funds shall not cure or be deemed to cure any default and provided, further, that any payments on the Notes will be made in accordance with the priorities set forth in Article V; (ii) reimbursement of the Indenture Trustee, the Collection Account Bank, the Additional Account Bank, the Expense Reserve Account Bank and the Servicer for any actual losses, expenses and outstanding fees and indemnities (including reasonable legal fees); (iii) reimbursement of the Manager for unreimbursed Property Protection Advances, including Advance Interest thereon, (iv) payment for the work or obligation for which such Reserves were reserved or were required to be reserved; and (v) application of the Reserves in connection with the exercise of any and all rights and remedies available to the Servicer acting on behalf of the Indenture Trustee at law or in equity or under this Base Indenture or pursuant to any of the other Transaction Documents. Nothing contained in this Base Indenture shall obligate the Indenture Trustee or the Servicer to apply all or any portion of the funds contained in the Reserves following an acceleration of the maturity of the Notes following the occurrence and during the continuance of an Event of Default to payment of the Notes or (except as provided in the immediately preceding sentence) in any specific order of priority.

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(c) Upon the occurrence of a Servicer Termination Event, the Issuer or the Indenture Trustee (if an Event of Default has occurred and is continuing), shall cause all amounts on deposit in the Expense Reserve Account to be distributed to the Additional Reserve Account. Following any such distribution pursuant to this clause (c), no further deposits shall be made to any Expense Reserve Account unless otherwise directed by the Manager or the Indenture Trustee (acting at the written direction of the Majority of Noteholders).

Section 4.02 Funds Deposited with Indenture Trustee or Servicer.

(a) Permitted Investments; Return of Reserves to Obligors. Unless otherwise expressly provided herein, all funds of the Obligors which are deposited into the Expense Reserve Account, the Additional Reserve Account and the Liquidated Site Replacement Account with the Expense Reserve Account Bank and the Additional Account Bank shall be invested by such institution in one or more Permitted Investments at the written direction of the Manager and any investment income with respect thereto shall be credited to the related Reserve Account. Funds of the Obligors which are deposited into the Collection Account with the Collection Account Bank shall not be invested by such institution. In the absence of timely written investment direction, such funds shall remain uninvested. After repayment of all of the Obligations, all funds held as Reserves will be promptly returned to, or as directed by, the Issuer.

(b) Funding at Closing. The Issuer shall deposit with the Expense Reserve Account Bank the amounts necessary to fund the Expense Reserve Account as set forth below and, on any Series Closing Date, as set forth in the related Series Supplement. Deposits into the Reserves on any Series Closing Date may occur by deduction from the amount of proceeds of the issuance of the Notes on such Series Closing Date that otherwise would be disbursed to the Issuer, followed by deposit of the same into the applicable Reserve Account in accordance with this Base Indenture on such Series Closing Date. Notwithstanding such deductions, such Notes shall be deemed for all purposes to be issued in full on the applicable Series Closing Date. All Permitted Investments will mature no later than one (1) Business Day prior to each Payment Date or otherwise when such funds are required to be distributed pursuant to Section 5.01. The Account Banks shall not in any way be held liable by reason of any insufficiency in any of the Accounts resulting from any loss on any Permitted Investment included therein, except for losses attributable to the Account Bank’s failure to make payments on such Permitted Investments issued by the Account Bank in its commercial capacity as principal obligor and not as trustee, in accordance with their terms.

Section 4.03 Expense Reserve. Pursuant to this Base Indenture, the Indenture Trustee shall, at the written direction of the Manager, deposit on the Series 2025-1 Closing Date (after giving effect to the issuance of the Series 2025-1 Class A-2 Notes) and on each Payment Date thereafter from Receipts available for such purpose under Article V, the amount required to be on deposit in the Expense Reserve Account, which will be an amount (the “Required Expense Reserve Amount”) equal to the product of (a) the Monthly Payment Amount (calculated on a 30/360 Basis) with respect to the immediately succeeding Payment Date (or if such date is a Payment Date, with respect to such Payment Date) and (b) six. On or prior to each Payment Date, funds on deposit in the Expense Reserve Account may be withdrawn by the Manager pursuant to the Manager Report for deposit to the Collection Account for application as Available Funds in accordance with the Priority of Payments on such Payment Date in an amount (the “Expense Reserve Draw Amount”) equal to the excess (if any) of (A) the Monthly Payment Amount with respect to such Payment Date over (B) the sum of the balance available in the Collection Account to pay such Monthly Payment Amount on such Payment Date in accordance with the Priority of Payments. If on any Payment Date the amounts on deposit in the Expense Reserve Account are in excess of the Monthly Payment Amount with respect to such Payment Date, such excess amount shall be withdrawn from the Expense Reserve Account by the Manager and deposited into the Collection Account for application as Available Funds in accordance with the Priority of Payments. The Manager shall certify in the Manager Report the amount withdrawn, if any, from the Expense Reserve Account and deposited into the Collection Account on such Payment Date.

Section 4.04 Additional Reserve. Pursuant to this Base Indenture, the Obligors will deposit, or instruct the Indenture Trustee to deposit from amounts available pursuant to Section 5.01(a) hereof on each Payment Date, the amount required to be on deposit in the Additional Reserve Account, which will be an amount (the “Additional Reserve Account Deposit Amount”) equal to (a) prior to the Payment Date occurring in October 2027, $0; (b) on or after the Payment Date occurring in October 2027 until the Anticipated Repayment Date, (i) if the Senior DSCR is less than 1.80:1.00, 50% of Available Funds after giving effect to the distributions in clauses (i) through (x) of the Priority of Payments until the amount on deposit in the Additional Reserve Account is equal to $4,500,000, or (ii) if the Senior DSCR is greater than or equal to 1.80:1.00, $0; and (c) after the Anticipated Repayment Date, $0. Amounts on deposit in the Additional Reserve Account may be withdrawn by the Indenture Trustee as directed by the Manager pursuant to the Manager Report for deposit to the Collection Account for application as Available Funds in accordance with the Priority of Payments in an amount (the “Additional Reserve Draw Amount”) equal to (A) with respect to any Payment Date, the excess, if any, of (1) the Monthly Payment Amount with respect to such Payment Date over (2) the sum of (x) the balance available to pay such Monthly Payment Amount on such Payment Date in accordance with the Priority of Payments and (y) the Expense Reserve Draw Amount, (B) on any Payment Date on which the Senior DSCR is greater than or equal to 1.80:1.00 for three consecutive Payment Dates, the total amount on deposit in the Additional Reserve Account, and (C) during an Amortization Period, the total amount on deposit in the Additional Reserve Account. If on any Payment Date the amounts on deposit in the Additional Reserve Account are in excess of the Additional Reserve Draw Amount with respect to such Payment Date, such excess amount shall, at the direction of the Manager, be withdrawn from the Additional Reserve Account by Indenture Trustee and deposited into the Collection Account for application as Available Funds in accordance with the Priority of Payments. On the Anticipated Repayment Date, amounts on deposit in the Additional Reserve Account shall be transferred to the Collection Account and applied to repay the Outstanding principal amount of the Notes. The Manager shall certify in the Manager Report the amount withdrawn, if any, from the Additional Reserve Account and deposited into the Collection Account on such Payment Date.

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ARTICLE V

ALLOCATION OF COLLECTIONS; PAYMENTS TO NOTEHOLDERS

Section 5.01 Allocations and Payments.

(a) On each Payment Date, Available Funds in the Collection Account that are attributable to the preceding Collection Period will be applied by the Indenture Trustee solely in accordance with the Manager Report in the following order of priority (the “Priority of Payments”) (in each case to the extent of Available Funds in the Collection Account on such day after taking into account allocations and payments of a higher priority but subject to the rights of the Indenture Trustee pursuant to Section 3.03 and Section 11.05):

(i) in the following order, first, (A) pro rata to the Indenture Trustee and the Servicer in an amount equal to the Indenture Trustee Fee, Special Servicing Fee and Servicing Fee due on such Payment Date (or that remain unpaid from prior Payment Dates), and second, (B) pro rata to the Indenture Trustee, the Servicer and any other Person in respect of other Additional Obligor Expenses (if any) due on such Payment Date (or that remain unpaid from prior Payment Dates), but, other than after the occurrence and during the continuation of an Event of Default, only to the extent that after giving effect to the payments under this clause (i)(B), the Annual Additional Obligor Expense Limit on such Payment Date shall have not been exceeded;

(ii) to the Holders of the Class A Notes (in accordance with the Applicable Class A Payment Priority), in respect of interest, pro rata based on the amount of Accrued Note Interest of each such Class A Note on such Payment Date, up to an amount equal to the Accrued Note Interest of each such Class A Note on such Payment Date (or that remains unpaid from prior Payment Dates) for such Series of Notes for such Payment Date;

(iii) to the Expense Reserve Account, in the amount necessary such that, after giving effect thereto, the amount on deposit in the Expense Reserve Account is equal to the Required Expense Reserve Amount for such Payment Date;

(iv) if (x) neither an Amortization Period nor a Post-ARD Period is then in effect with respect to each of the Outstanding Class A Notes that has an Anticipated Repayment Date and (y) no Event of Default has occurred and is continuing, to the Holders of the Class A Notes of each Series, in respect of principal, solely in the case of any Class A Notes of any Series for which a Monthly Amortization Amount is due and payable on such Payment Date, to the Holders of such Class A Notes (in accordance with the Applicable Class A Payment Priority), pro rata based on the Monthly Amortization Amount applicable to such Class and Series of Class A Notes on such Payment Date, the aggregate amount of such Monthly Amortization Amounts with respect to such Class and Series on such Payment Date;

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(v) to the Holders of any Class of Notes that were or are being prepaid (with respect to the Class A Notes in accordance with the Applicable Class A Payment Priority), first (x) pro rata and pari passu, any applicable prepayment premium (including any applicable Series 2025-1 Class A-2 Make-Whole Prepayment Premium) for the Class A Notes and solely in connection with a prepayment with the proceeds of a disposition permitted under the Transaction Documents, the Class B Notes with respect to such Payment Date, and then (y) any other payments of principal of any Class of Notes that are due and payable and remain unpaid as of such Payment Date;

(vi) to the Holders of the Class B Notes (if any), in respect of interest, pro rata based on the amount of Accrued Note Interest of each such Class B Note on such Payment Date, up to an amount equal to the Accrued Note Interest of each such Class B Note on such Payment Date (or that remains unpaid from prior Payment Dates) for such Series of Notes for such Payment Date ;

(vii) if (x) neither an Amortization Period nor a Post-ARD Period is then in effect with respect to each of the Outstanding Class B Notes that has an Anticipated Repayment Date and (y) no Event of Default has occurred and is continuing, to the Holders of the Class B Notes of each Series, in respect of principal, solely in the case of any Class B Notes of any Series for which a Monthly Amortization Amount is due and payable on such Payment Date, to the Holders of such Class B Notes, pro rata based on the Monthly Amortization Amount applicable to such Class and Series of Class B Notes on such Payment Date, the aggregate amount of such Monthly Amortization Amounts with respect to such Class and Series on such Payment Date;

(viii) if (x) an Amortization Period is in effect or (y) an Event of Default has occurred and is continuing, to the Holders of the Class A Notes, the Holders of the Class B Notes and the Holders of the Class C Notes, sequentially, in direct order of alphabetical and numerical designation, in respect of principal, pro rata based on the Class Principal Balance of each such Note of such Class, the then unpaid Class Principal Balance of the Outstanding Notes of such Class;

(ix) to the Holders of the Class C Notes (if any), in respect of interest, pro rata based on the amount of Accrued Note Interest of each such Class C Note on such Payment Date, up to an amount equal to the Accrued Note Interest of each such Class C Note on such Payment Date (or that remains unpaid from prior Payment Dates) for such Series of Notes for such Payment Date;

(x) if (x) neither an Amortization Period nor a Post-ARD Period is then in effect with respect to each of the Outstanding Class C Notes that has an Anticipated Repayment Date and (y) no Event of Default has occurred and is continuing, to the Holders of the Class C Notes of each Series, in respect of principal, solely in the case of any Class C Notes of any Series for which a Monthly Amortization Amount is due and payable on such Payment Date, to the Holders of such Class C Notes, pro rata based on the Monthly Amortization Amount applicable to such Class and Series of Class C Notes on such Payment Date, the aggregate amount of such Monthly Amortization Amounts with respect to such Class and Series on such Payment Date;

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(xi) if (x) an Amortization Period is in effect or (y) an Event of Default has occurred and is continuing, to the Holders of the Class C Notes in direct order of alphabetical and numerical designation, in respect of principal, pro rata based on the Class Principal Balance of each such Note of such Class, the then unpaid Class Principal Balance of the Outstanding Notes of such Class;

(xii) to the Additional Reserve Account, the Additional Reserve Account Deposit Amount for such Payment Date;

(xiii) during a Post-ARD Period with respect to any Series of Notes, to the Holders of all such Series of Notes that are in a Post-ARD Period, in direct order of alphabetical designation of each Class of such Series (with respect to any Class A Notes, in accordance with the Applicable Class A Payment Priority), first, pro rata based upon the amount of Post-ARD Additional Interest due with respect to the Interest Accrual Period just ended, to the payment of such Post-ARD Additional Interest due on the Notes of such Class and, second, pro rata based on the amount of Deferred Post-ARD Additional Interest due with respect to all prior Interest Accrual Periods, to the payment of such Deferred Post-ARD Additional Interest due on the Notes of such Class;

(xiv) pro rata and pari passu, to the Holders of the Class A Notes of each Series (in accordance with the Applicable Class A Payment Priority), any remaining amounts (including additional default interest) owed to such Holders under the Transaction Documents;

(xv) pro rata and pari passu, to the Holders of each Class of Notes (other than the Class A Notes), in direct order of alphabetical designation, any remaining amounts (including additional default interest) owed to such Holders under the Transaction Documents;

(xvi) pro rata and pari passu, to the Indenture Trustee, the Manager, the Servicer and/or other applicable Persons, an amount equal to any Additional Obligor Expenses not otherwise paid to the Indenture Trustee, the Manager, the Servicer and/or other applicable Person pursuant to clause (i) above due to the operation of the Annual Additional Obligor Expense Limit set forth therein;

(xvii) at the direction of the Issuer, to the Expense Reserve Account for expected maintenance or discretionary expenditures, as determined by the Manager;

(xviii) to the Manager in respect of unreimbursed Property Protection Advances, including Advance Interest thereon; and

(xix) to pay any remaining amounts at the direction of the Issuer.

All such allocations by the Indenture Trustee shall be based solely on the information set forth in the Manager Report. In no event shall the Indenture Trustee have any obligation to recalculate or verify the information contained in the Manager Report. For the avoidance of doubt, funds that have been deposited in a Lock Box Account during a Collection Period that are transferred to the Collection Account after the end of such Collection Period shall be deemed to be attributable to the Collection Period in which such funds were deposited into such Lock Box Account.

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(b) [Reserved].

(c) Except as otherwise provided below, all such payments made with respect to each Class of Notes on each Payment Date shall be made to the Holders of such Notes of record at the close of business on the related Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account specified by the Noteholder at a bank or other entity having appropriate facilities therefor, if such Holder shall have provided the Indenture Trustee with wiring instructions no later than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Payment Dates). The final payment on any certificated Definitive Note will be made in like manner, but only upon presentation and surrender of such Note at the offices of the Note Registrar or such other location specified in the notice to Noteholders of such final payment.

(d) Each payment with respect to a Book-Entry Note shall be paid by the Indenture Trustee pursuant to written direction to the Depositary, as Holder thereof, and the Depositary shall be responsible for crediting the amount of such payment to the accounts of its DTC Participants in accordance with its normal procedures. Each DTC Participant shall be responsible for making such payment to the related Note Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each such indirect participating brokerage firm shall be responsible for disbursing funds to the related Note Owners that it represents. None of the parties hereto shall have any responsibility therefor except as otherwise provided by this Base Indenture or applicable law. The Issuer shall perform its obligations under the letters of representations among the Issuer and the initial Depositary.

(e) The rights of the Noteholders to receive payments from the proceeds of the Collateral in respect of their Notes, and all rights and interests of the Noteholders in and to such payments, shall be as set forth in this Base Indenture. Neither the Holders of any Class of Notes nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Notes in respect of amounts previously paid on the Notes in accordance with this Base Indenture.

(f) Except as otherwise provided herein, if a Responsible Officer of the Indenture Trustee receives written notice that the final payment with respect to any Class of Notes will be made on the next Payment Date, the Indenture Trustee shall, as promptly as possible thereafter, make available to each Holder of such Class of Notes of record on such date a notice to the effect that:

(i) the Indenture Trustee expects that the final payment with respect to such Class of Notes will be made on such Payment Date but only upon presentation and surrender of such Notes at the office of the Note Registrar or at such other location therein specified, and

(ii) no interest shall accrue on such Notes from and after the end of the Interest Accrual Period for such Payment Date.

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Any funds not paid to any Holder or Holders of Notes of such Class on such Payment Date because of the failure of such Holder or Holders to tender their Notes shall, on such date, be set aside and credited to, and shall be held uninvested in trust for, the account or accounts of the appropriate non-tendering Holder or Holders. If any Notes as to which notice has been given pursuant to this Section 5.01(f) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Indenture Trustee shall mail a second notice to the remaining non-tendering Noteholders to surrender their Notes for cancellation in order to receive the final payment with respect thereto. If within one (1) year after the second notice all such Notes shall not have been surrendered for cancellation, then the remaining amount due shall be discharged from the trust under this Base Indenture and the Indenture Trustee shall return the remaining amount due and payable on such Notes to, or at the direction of, the Issuer upon receipt of an Issuer Request, and the Holder of the Notes due such remaining amount, as an unsecured general creditor, shall look only to the Issuer for payment thereof (but only to the extent of the amounts so paid to the Issuer), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease. The costs and expenses of holding such funds in trust and of contacting such Noteholders following the first anniversary of the delivery of such second notice to the non-tendering Noteholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If any Notes as to which notice has been given pursuant to this Section 5.01(f), shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, then, subject to applicable escheat laws, the Indenture Trustee shall distribute to the Issuer all unclaimed funds and all liability of the Indenture Trustee with respect to such trust money shall thereupon cease.

(g) Notwithstanding any other provision of this Base Indenture, the Indenture Trustee shall comply with all withholding requirements respecting payments to Noteholders of interest or original issue discount that the Indenture Trustee reasonably believes are applicable under the Code or any similar provision of state, local or foreign law. The consent of Noteholders shall not be required for such withholding. If the Indenture Trustee does withhold any amount from payments or advances of interest or original issue discount to any Noteholder pursuant to any applicable withholding requirements, the Indenture Trustee shall indicate the amount withheld to such Noteholder. Any amounts so withheld shall be deemed to have been paid to such Noteholder for all purposes of this Base Indenture.

(h) If Additional Notes of a Class are issued that bear interest at a floating rate, for the purposes of all of the allocations provided for in this Section 5.01, such Notes will be treated as having the same alphabetical designation as the fixed rate Notes of such Class.

Section 5.02 Payments of Principal.

(a) Any Monthly Amortization Amount for a Class of Notes of a Series will be payable as provided in Section 2.09(f) or as otherwise set forth in the related Series Supplement.

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(b) Commencing on the first Payment Date to occur on or after the occurrence and during the continuance of an Amortization Period, all Excess Cash Flow will be applied to repay amounts due in respect of principal on the Notes as provided pursuant to Section 5.01(a)(viii). If the Notes of any Class of any Series are not paid in full on the Anticipated Repayment Date of such Series, a Post-ARD Period will commence with respect to such Class of such Series. During a Post-ARD Period for any Series of Notes, all Excess Cash Flow will be applied to the payment of the unpaid principal amount of the Notes of each Class of such Series, and each other Note that has not been paid in full prior to its Anticipated Repayment Date in direct order of alphabetical designation (with any amounts so applied to the Class A Notes being further applied among the numerical tranches of Class A Notes in accordance with the Applicable Class A Payment Priority) and pro rata among the outstanding Notes of such Class of all such Series based on the respective unpaid Class Principal Balances.

Section 5.03 Payments of Interest. On each Payment Date, Accrued Note Interest (other than Post-ARD Additional Interest) then due on all Classes of Notes will be paid from amounts on deposit in the Collection Account in accordance with Section 5.01(a)(ii), Section 5.01(a)(vi) and Section 5.01(a)(ix), respectively.

Section 5.04 No Gross Up. The Obligors shall not be obligated to pay any additional amounts to the Holders or the holders of beneficial interests in the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges, including as a result of any FATCA Withholding Tax. The Paying Agent and the Indenture Trustee shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of any FATCA Withholding Tax. Nothing in the immediately preceding sentence shall be construed as obligating the Obligors to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted. Each Noteholder and Note Owner, by its acceptance of a Note, or in the case of a Note Owner, a beneficial interest in a Note, agrees to provide and, upon request, shall provide to the Indenture Trustee, Paying Agent and/or the Issuer (or other person responsible for withholding of taxes) the Noteholder Tax Identification Information. Further, each Noteholder and Note Owner is deemed to understand, acknowledge and agree that the Indenture Trustee, Paying Agent and the Obligors have the right to withhold on payments with respect to a Note (without any corresponding gross-up) where an applicable party fails to comply with the requirements set forth in the preceding sentence and Section 15.24 or the Indenture Trustee, Paying Agent or Obligor is otherwise required to so withhold under applicable law. Notwithstanding any other provisions herein, the term “applicable law” for purposes of this Section 5.04 includes U.S. federal tax law and FATCA.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each of the Issuer and the Original Asset Entity represents and warrants to the Indenture Trustee that the statements set forth in this Article VI are, true, correct and complete in all respects as of the Series 2025-1 Closing Date and each Series Closing Date, and each Additional Asset Entity, as of the date it becomes an Additional Asset Entity, represents and warrants to the Indenture Trustee that the statements set forth in this Article VI with respect to such Additional Asset Entity are, true, correct and complete in all respects as of the date on which it becomes an Additional Asset Entity and each Series Closing Date thereafter.

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Section 6.01 Organization, Powers, Capitalization, Good Standing, Business.

(a) Organization and Powers. It is duly organized, validly existing and in good standing under the laws of its state of formation. It has all requisite power and authority to own and operate its properties, to carry on its businesses as now conducted and proposed to be conducted. It has all requisite power and authority to enter into each Transaction Document to which it is a party and to perform the terms thereof.

(b) Qualification. It is duly qualified and in good standing in each state or jurisdiction where necessary to carry on its present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 6.02 Authorization of Borrowing, etc.

(a) Authority. It has the power and authority to incur or guarantee the Indebtedness evidenced by the Notes and this Base Indenture. The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company or other action, as the case may be.

(b) No Conflict. The execution, delivery and performance by it of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby do not and will not: (1) contravene, conflict with, or result in a violation of (w) any provision of its Organizational Documents (x) any provision of law applicable to it or (y) any order, judgment or decree of any Governmental Authority binding on it or any of its property (except, in the case of clause (x) or (y), where such contravention, conflict or violation will not cause a Material Adverse Effect); or (2) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation binding upon it or its property (except where such breach or default will not cause a Material Adverse Effect); or (3) result in or require the creation or imposition of any Lien (other than the Lien of the Transaction Documents or Permitted Encumbrances) upon its assets.

(c) Consents. The execution and delivery by it of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except with respect to the filing or recording of mortgages and the Financial Statements upon the closing of the transactions contemplated by the Transaction Documents.

(d) Binding Obligations. This Base Indenture is, and each of the other Transaction Documents to which such Obligor is a party, when executed and delivered by such Obligor will be, the legally valid and binding obligation of such Obligor, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor rights and general equitable principles.

Section 6.03 Financial Statements and Disclosure. All Financial Statements which have been furnished by or on behalf of the Obligors and the Holdco Guarantor to the Indenture Trustee pursuant to this Base Indenture present fairly in all material respects the financial condition of the Persons covered thereby. No Transaction Document or any other document, certificate or written statement prepared by or on behalf of the Obligors pursuant thereto, or any information provided by or on behalf of the Obligors and contained in any document or certificate required to be delivered hereunder contains any untrue representation, warranty or statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading.

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Section 6.04 Indebtedness and Contingent Obligations. As of the Series 2025-1 Closing Date, the Obligors shall have no outstanding Indebtedness or Contingent Obligations other than the Obligations and other Permitted Indebtedness. Other than the Transaction Documents, the Obligors are not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of an Obligor, any agreement relating thereto or any other agreement (including its charter or any other Organizational Document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of an Obligor.

Section 6.05 Title; Mortgages; Perfect and Priority. Each of the Obligors has good, marketable and insurable title to the Parking Facilities owned by it, and valid leasehold interests in the balance of the Parking Facilities, free and clear of all Liens except for Permitted Encumbrances. The Deeds of Trust, when recorded, will create a valid, perfected, first mortgage lien on the real property interests of the Obligors in and to the Mortgaged Sites, including a collateral assignment of rents (to the extent that such lien may be perfected by filing a Deed of Trust and subject only to Permitted Encumbrances) and, when recorded, applicable Uniform Commercial Code financing statements will create perfected first priority security interests in and to, and perfected collateral assignments of, all personal property in connection therewith (including the Rents and the Customer Contracts), in each case to the extent that such liens and security interests may be perfected by filing or recording such Deed of Trust or a financing statement under the applicable Uniform Commercial Code, subject only to Permitted Encumbrances. There are no proceedings in condemnation or eminent domain affecting any of the Parking Facilities, or for the relocation of any roadway providing access to the Parking Facilities and to the Knowledge of the Obligors, none is threatened. Except as may be set forth in the applicable Title Policy, there are no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Parking Facilities which are or will be liens prior to, or equal or coordinate with, the lien of the applicable Deed of Trust the effect of which could reasonably be expected to have a Material Adverse Effect. The Permitted Encumbrances, individually or in the aggregate, do not materially interfere with the benefits of the security intended to be provided by the Deeds of Trust and this Base Indenture, materially and adversely affect the value of the Parking Facilities individually or taken as a whole, materially impair the use or operations of the Parking Facilities individually or taken as a whole or impair the Obligors’ ability to pay their respective obligations in a timely manner.

Section 6.06 Customer Contracts; Agreements.

(a) Customer Contracts; Agreements. The Obligors will make available to the Indenture Trustee if so requested, upon ten (10) Business Days’ advance written request from the Indenture Trustee, a list of all Material Agreements affecting the ownership and management of the Parking Facilities, and such list of Material Agreements have not been modified or amended except pursuant to amendments or modifications made available to the Indenture Trustee. Except for the rights of the Manager pursuant to the Management Agreement, no Person has any right or obligation to manage any of the Parking Facilities on behalf of the Obligors or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered to the Indenture Trustee, no Person (other than the Manager pursuant to the Management Agreement) has any right or obligation to lease or solicit customers for the Parking Facilities, or (except for cooperating outside brokers) to receive compensation in connection with such leasing.

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(b) Rent Roll, Disclosure. The Obligors will deliver upon ten Business Days’ advance written request from the Servicer, to the Servicer a true and correct copy of the Rent Roll. Except as specified in the Rent Roll, or as otherwise disclosed to the Servicer in the estoppel certificates delivered to the Servicer on or before the Series 2025-1 Closing Date, to the Issuer’s and the Asset Entities’ Knowledge, (i) the Customer Contracts are in full force and effect; (ii) the Obligors have not given any notice of default to any Customer under any Material Agreement which remains uncured; (iii) no Customer has any set off, claim or defense to the enforcement of any Material Agreement; (iv) no Customer is materially in default in the performance of any other obligation under any Material Agreement; and (v) there are no rent concessions (whether in the form of cash contributions, work agreements, assumption of an existing Customer’s other obligations, or otherwise) or extensions of time whatsoever not reflected in such Rent Roll, except, other than with respect to any Material Agreements, to the extent that the failure of the representations set forth in items (i) to be true with respect to Customer Contracts and (ii) through (iv) to be true with respect to any Material Agreement is not reasonably likely to have a Material Adverse Effect.

(c) Management Agreement. The Issuer has delivered to the Indenture Trustee a true and complete copy of the Management Agreement as in effect on the Series 2025-1 Closing Date, and such Management Agreement has not been modified or amended except pursuant to amendments or modifications delivered to the Indenture Trustee (provided that the Indenture Trustee shall have no duty to review and shall not be responsible of the contents of such Management Agreement or any amendments or modifications thereto). The Management Agreement is in full force and effect and no default by any of the parties thereto exists thereunder.

Section 6.07 Litigation; Adverse Facts. Other than as set forth in Schedule 6.07, on the Series 2025-1 Closing Date, there are no judgments outstanding against any of the Obligors or their Affiliates, or affecting any of the Parking Facilities or any property of the Obligors, nor to the Obligors’ Knowledge is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against any of the Obligors or their Affiliates, respectively, or any of the Parking Facilities, in each case, that (a) challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the enforceability of any of the Transaction Documents, and the consummation of the transactions contemplated thereby or (b) could reasonably be expected to result in a Material Adverse Effect. There is no (x) order adversely affecting the use or ownership of the Collateral to which any Obligor, or any of the Collateral, is subject and (y) order or proceeding restraining, enjoining, or otherwise prohibiting or making illegal the Transaction Documents or the consummation of the transactions contemplated thereby which, if determined adversely to an Obligor, could result in a material diminution of the benefits contemplated by the Indenture, the Transaction Documents or the consummation of the transactions contemplated thereby.

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Section 6.08 Payment of Taxes. All federal, state and local tax returns and reports of each Obligor required to be filed have been timely filed (or each such Person has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Person and upon its properties, assets, income, profits, businesses and franchises which are due and payable have been timely paid except to the extent the same are being contested in accordance with Section 7.04(b) or except to the extent the effect of the failure to file such tax returns and reports or to pay such taxes, assessments, fees and other governmental charges could not reasonably be expected to result in a Material Adverse Effect.

Section 6.09 Performance of Agreements. To the Issuer’s Knowledge, neither the Issuer nor the Asset Entities are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Persons which could reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could reasonably be expected to have a Material Adverse Effect.

Section 6.10 Governmental Regulation. The Obligors are not subject to regulation under the Investment Company Act.

Section 6.11 Employee Benefit Plans. Except as set forth on Schedule 6.11, none of the Obligors, or to the extent it would reasonably be expected to have a Material Adverse Effect, any ERISA Affiliate, maintains or contributes to, or has any obligation (including any Contingent Obligation) under any Employee Benefit Plans (including any Non-U.S. Plan) or has had any obligations to make any contribution to a Multiemployer Plan.

Section 6.12 Solvency. The Obligors (a) have not entered into any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under the Transaction Documents. After giving effect to the issuance of the Notes (and the use of proceeds thereof), the fair saleable value of the Obligors’ assets taken as a whole exceeds and will, immediately following the issuance of any Notes, exceed the Obligors’ total liabilities, including subordinated, unliquidated, disputed or Contingent Obligations. The fair saleable value of the Obligors’ assets taken as a whole is and will, immediately following the issuance of any Notes (and the use of proceeds thereof), be greater than the Obligors’ probable liabilities, including the maximum amount of its Contingent Obligations on its debts as such debts become absolute and matured. The Obligors’ assets taken as a whole do not and, immediately following the issuance of any Notes (and the use of proceeds thereof) will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Obligors do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond their ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Obligors and the amounts to be payable on or in respect of obligations of the Obligors).

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Section 6.13 Use of Proceeds and Margin Security. No portion of the proceeds from the issuance of the Notes will be used by the Issuer or any Person in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 6.14 Insurance. Set forth on Schedule 6.14 is a description of all Insurance Policies applicable to the Obligors that are in effect as of the Series 2025-1 Closing Date. Such Insurance Policies conform to the requirements of Section 7.05. No notice of cancellation has been received with respect to such policies, and, to each Obligor’s Knowledge, the Obligors are in compliance with all conditions contained in such policies.

Section 6.15 Investments; Ownership of the Obligors. The Obligors and the Holdco Guarantor have no (i) direct or indirect Equity Interest in any other Person (other than in the case of the Issuer, the Asset Entities and, in the case of the Holdco Guarantor, the Issuer and the Asset Entities), or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person (other than in the case of the Issuer, in the Asset Entities and, in the case of the Holdco Guarantor, the Issuer). The Holdco Guarantor is the sole Equity Interest holder of the Issuer and owns its Equity Interest in the Issuer free and clear of Liens, other than Liens created under the Transaction Documents. The Issuer is the sole member of the Asset Entities and owns its Equity Interests in the Asset Entities free and clear of Liens, other than Liens created under the Transaction Documents.

Section 6.16 Non-Fee Site Arrangements. With respect to each Non-Fee Site and except to the extent the effect of the following representations not being true is not reasonably likely to have a Material Adverse Effect:

(a) Such Non-Fee Site Agreement contains the entire agreement pertaining to the applicable Non-Fee Site covered thereby. The applicable Asset Entity has no estate, right, title or interest in or to such Non-Fee Site except under and pursuant to such Non-Fee Site Agreement. The Issuer shall have made available a true and correct copy of such Non-Fee Site Agreement as in effect on the Series 2025-1 Closing Date to the Indenture Trustee (provided that the Indenture Trustee shall have no duty to review and shall not be responsible for the contents of such Non-Fee Site Agreement or any modifications or amendments thereto) and such Non-Fee Site Agreement has not been modified, amended or assigned except as set forth therein.

(b) There are no rights to terminate such Non-Fee Site Agreement other than as expressly set forth in the Non-Fee Site Agreement.

(c) Each such Non-Fee Site Agreement is in full force and effect and to the applicable Asset Entity’s Knowledge, no Non-Fee Site Agreement Default exists on the part of such Asset Entity. The Asset Entity has not received any written notice that a Non-Fee Site Agreement Default exists, or that any third party alleges the same to exist.

The applicable Asset Entity is the exclusive owner of the real property interest under and pursuant to such Non-Fee Site Agreement and has not assigned, transferred, or encumbered its interest in, to, or under such Non-Fee Site Agreement (other than assignments that will terminate on or prior to the Series 2025-1 Closing Date), except for Permitted Encumbrances.

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Section 6.17 Environmental Compliance. Except to the extent the effect of the following representations not being true would not reasonably be expected to have a Material Adverse Effect: the Parking Facilities are and have been in compliance with all Environmental Laws; no written notice of violation of Environmental Laws has been issued to the Obligors or, to the Obligor’s knowledge, to any other Person, relating in any way to the Parking Facilities or their operations by any Governmental Authority or any Person which has not been resolved; no Parking Facility is listed or, to Obligor’s knowledge, proposed for listing on the US Environmental Protection Agency National Priorities List or any similar state list or registry; and no Hazardous Materials are present at, under, about or near the Parking Facilities, except in quantities that do not violate Environmental Laws.

Section 6.18 Compliance. Each of the Parking Facilities and the use thereof comply in all material respects with all applicable statutes, ordinances, codes, orders, decrees, laws, rules or regulations of any Governmental Authority, including any parking, building and zoning and land use laws, ordinances, regulations and codes under municipal, state and federal laws. Obligor has not received notice of any, and to Obligor’s actual knowledge, Obligor is not in, default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would reasonably be expected to have a Material Adverse Effect.

Section 6.19 Representations Under Other Transaction Documents. Each of the Obligor’s representations and warranties set forth in the other Transaction Documents are true, correct and complete in all material respects as of the Series 2025-1 Closing Date.

Section 6.20 Utilities and Public Access. Each of the Parking Facilities has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Parking Facility for its current use. All public utilities necessary or convenient to the full use and enjoyment of the Parking Facilities, are located either in the public right-of-way abutting the Parking Facilities (which are connected so as to serve the Parking Facilities without passing over other property) or in recorded easements serving the Parking Facilities and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Parking Facilities for its current purpose have been completed and dedicated to public use and accepted by all applicable Governmental Authorities. There is no on-site sewage disposal system and each Parking Facility is served by a sewer system maintained by a Governmental Authority or utility company.

Section 6.21 Foreign Assets Control Regulations, Etc.

(a) None of the Obligors or any of their controlled Affiliates (i) is a Blocked Person or (ii) has been notified that its name appears or may in the future appear on a state sanctions list.

(b) None of the Obligors or any of their controlled Affiliates (i) has violated or been found in violation of, or been charged or convicted under, any Trade Control Laws or (ii) has been notified that it is, or to its knowledge is, subject to any actions, suits, proceedings, inquiries or investigations by any Governmental Authority with respect to any Trade Control Laws.

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(c) No part of the proceeds from the sale of the Notes hereunder:

(i)       constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by an Obligor or any of their controlled Affiliates, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with or in, any Blocked Person or any Sanctioned Jurisdiction, (B) for any purpose that would cause any Noteholder to be in violation of any Economic Sanctions Laws, or (C) otherwise in violation of any Economic Sanctions Laws;

(ii)      will be used, directly or indirectly, in violation of, or cause any Noteholder to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)      will be used, directly or knowingly indirectly, in furtherance of any improper offers, payments, promises to pay, or authorization of the payment of money or anything else of value to any Person, including any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case, in violation of, or that would cause any Noteholder to be in violation of, any applicable Anti-Corruption Laws.

(d) Each Obligor and each of their controlled Affiliates maintains or is subject to procedures and controls which are reasonably designed (and otherwise comply with applicable Law) to ensure that each Obligor and each of their controlled Affiliates is and will continue to be in compliance with all applicable Trade Control Laws.

Section 6.22 Adverse Contracts. Except for the Transaction Documents, no Obligor is party to or bound by, nor is any property of such Person subject to or bound by, any contract or other agreement which restricts such Person’s ability to conduct its business in the ordinary course as currently conducted that, either individually or in the aggregate, has a Material Adverse Effect on such Obligor or could reasonably be expected to result in a Material Adverse Effect on such Obligor.

ARTICLE VII

COVENANTS

Each of the Obligors covenants and agrees that until payment in full of the Obligations or defeasance in accordance with Section 2.11, it shall, and in the case of the Issuer shall cause the Asset Entities to, perform and comply with all covenants in this Article VII applicable to such Person.

Section 7.01 Payment of Principal and Interest. Subject to Section 15.17 and Section 15.20, the Issuer shall duly and punctually pay the principal and interest on the Notes of each Series in accordance with the terms of the Notes and this Base Indenture and the related Series Supplement and, in the case of any Class of Notes, the applicable Term Note Purchase Agreement. Amounts properly withheld under the Code by any Person from a payment to any Noteholder of interest or principal shall be considered as having been paid by the Issuer to such Noteholder for all purposes of this Base Indenture and the related Indenture Supplement.

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Section 7.02 Financial Statements and Other Reports.

(a) Financial Statements.

(i) Annual Reporting. Within one hundred twenty (120) days after the end of each fiscal year of the Parent, commencing with the end of the 2025 fiscal year, the obligation of the Issuer to furnish to the Indenture Trustee and the Servicer annual financial statements pursuant to this Section 7.02(a)(i), shall be deemed satisfied so long as MIC is required to file, and has filed, with the Securities and Exchange Commission its annual report on Form 10-K (or any successor form) that includes consolidated financial statements of MIC and its subsidiaries (which include the Parent).

(ii) Quarterly Reporting. Within sixty (60) days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Parent, commencing with the fiscal quarter ended December, 2025, the obligation of the Issuer to furnish to the Indenture Trustee and the Servicer quarterly financial statements pursuant to this Section 7.02(a)(ii), shall be deemed satisfied so long as MIC is required to file, and has filed, with the Securities and Exchange Commission its quarterly report on Form 10-Q (or any successor form) that includes consolidated financial statements of MIC and its subsidiaries (which include the Parent).

(iii) AUP Audit. The Issuer shall engage an accounting firm of nationally recognized standing reasonably acceptable to the Noteholders to perform an agreed upon procedures audit (an “AUP”) for purposes of confirming the calculations included in the Manager Reports for each Payment Date, an agreed upon sample of Manager Reports for each consecutive twelve (12) month period, with the first such period commencing on January 1, 2026, and ending on the Payment Date occurring in December 2026. The Issuer shall furnish to the Indenture Trustee (who shall make the same available to the Holders, subject to any restrictions imposed by such accounting firm) copies of such AUP within one hundred twenty (120) days after the end of each calendar year. In the event such accounting firm requires the Indenture Trustee to agree to the procedures to be performed by such firm in the report required to be prepared pursuant to this Section 7.02(iii) and to agree that it will not disclose the report to any Person (including the Noteholders), the Issuer shall direct the Indenture Trustee in writing to so agree; it being understood and agreed that the Indenture Trustee will deliver such letter of agreement in conclusive reliance upon the direction of the Issuer, and the Indenture Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures. The Indenture Trustee shall not be liable for any claims, liabilities or expenses related to such accounting firm’s engagement or any report issued in connection with such engagement, and dissemination of any such report is subject to the consent of such accounting firm

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(iv) Additional Reporting. In addition to the foregoing, the Issuer and the Manager shall promptly provide to the Indenture Trustee and the Servicer such further documents and information concerning its operations, properties, ownership, and finances as the Indenture Trustee (acting at the written direction of the Majority of Noteholders) and the Servicer shall from time to time reasonably request upon prior written notice to the Issuer.

(v) GAAP. The Parent (on behalf of itself and its consolidated subsidiaries) will maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP.

(vi) [Reserved].

(b) [Reserved].

(c) Material Notices.

(i) The Issuer shall promptly deliver, or cause to be delivered, to the Servicer and the Indenture Trustee, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of any Obligor, and shall notify the Indenture Trustee and the Servicer within five (5) Business Days of any event of default of which it obtains Knowledge with respect to any such Permitted Indebtedness.

(ii) The Issuer shall promptly deliver to the Indenture Trustee and the Servicer copies of any and all notices of a default or breach which is reasonably expected to result in a termination of any Material Agreement; provided that after and during the continuance of an Amortization Period or an Event of Default has occurred and is continuing the Issuer shall promptly deliver to the Indenture Trustee and the Servicer copies of any and all notices of a material default or breach which is reasonably expected to result in a termination of any Material Agreement.

(d) Events of Default, Amortization Event, etc. Promptly upon the Issuer obtaining Knowledge of any of the following events or conditions, the Issuer shall deliver to the Servicer and the Indenture Trustee (upon which each may conclusively rely) a certificate executed on its behalf by an Executive Officer specifying the nature and period of existence of such condition or event and what action the Issuer or the affected Asset Entity or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a Default or an Event of Default; (ii) the occurrence of any event that is reasonably likely to have a Material Adverse Effect; (iii) any condition or event that constitutes an Amortization Event; or (iv) any actual or alleged material breach or default or assertion of (or written threat to assert) remedies under the Management Agreement or any other Transaction Document.

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(e) Litigation. Promptly upon the Issuer obtaining Knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against an Obligor or any of the Parking Facilities not previously disclosed in writing to the Indenture Trustee and the Servicer which would be reasonably likely to have a Material Adverse Effect and is not covered by insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting an Obligor or the Parking Facilities not covered by insurance which, in each case, could reasonably be expected to have a Material Adverse Effect, the Issuer shall give written notice thereof to the Indenture Trustee and the Servicer and, upon request from the Servicer, provide such other information as may be reasonably available to them to enable the Servicer and its counsel to evaluate such matter.

(f) Insurance. Prior to the end of the policy period for each Insurance Policy covering the Obligors, the Issuer shall deliver certificates, reports, or other information to the Servicer or the Manager (all in form and substance reasonably satisfactory to the Servicer or the Manager, as applicable), (i) outlining all material insurance coverage maintained as of the date thereof by the Obligors under such Insurance Policy and all material insurance coverage planned to be maintained by the Obligors in the subsequent policy period and (ii) to the extent not paid directly by the Manager, evidencing payment in full of the premiums for such insurance policies.

(g) Other Information. With reasonable promptness, the Issuer shall deliver such other information and data with respect to the Obligors or the Parking Facilities as from time to time may be reasonably requested by the Indenture Trustee (acting at the written direction of the Majority of Noteholders) or the Servicer.

(h) Reliance. The Indenture Trustee may conclusively rely (with no obligation to verify or confirm and with no liability therefor) upon any information delivered to the Indenture Trustee under this Section 7.02 and any such information shall be made available to Noteholders.

Section 7.03 Existence; Qualification. The Issuer shall, and shall cause each Asset Entity to, at all times preserve and keep in full force and effect its existence as a corporation, partnership, limited liability company or trust, as applicable, and all rights and franchises material to its business, including its qualification to do business in each state where it is required by law to so qualify, except to the extent that the failure to be so qualified would not have a Material Adverse Effect; provided that nothing contained in this Section 7.03 shall restrict the merger, consolidation or amalgamation of an Asset Entity with another Asset Entity.

Section 7.04 Payment of Impositions and Claims; Site Owner Impositions.

(a) Except for those matters being contested pursuant to clause (b) below, the Issuer shall pay and shall cause the Asset Entities to promptly pay (i) all Impositions; (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Issuer and the Asset Entities on their businesses, income, profits, franchises or assets; in each instance before any penalty or fine is incurred with respect thereto; provided that the foregoing shall not be deemed to require that an Obligor pay any such tax or other liability that is imposed on a Site Owner or that such Site Owner is contractually obligated to pay and the terms “Impositions” and “Claims” shall be construed accordingly.

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(b) The Obligors shall not be required to pay, discharge, remove, satisfy or stay any Imposition or Claim relating to a Parking Facility that it is otherwise obligated to pay, discharge, remove, satisfy or stay so long as the Asset Entities or the Issuer contest in good faith such Imposition, Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Parking Facility or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Imposition or Claim would otherwise have become delinquent, the Issuer shall have or shall have caused the Asset Entities to have given the Indenture Trustee and the Servicer prior written notice of their intent to contest said Imposition or Claim and shall have deposited with the Indenture Trustee (or with a court of competent jurisdiction or other appropriate body reasonably approved by the Servicer) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash (or other form reasonably satisfactory to the Servicer), equal to (after giving effect to any Reserves then held by the Indenture Trustee for the item then subject to contest) at least 100% of the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss or material impairment of any interest in the applicable Parking Facility or any part thereof arises, in the Servicer’s reasonable judgment, during the pendency of such contest; (iv) such contest does not, in the Servicer’s reasonable determination, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and the Issuer shall, or shall cause the applicable Asset Entity to, promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith (it being understood that the Issuer shall have the right to direct the Indenture Trustee in writing to use the amount deposited with the Indenture Trustee under Section 7.04(b)(ii) for the payment thereof). The Indenture Trustee (at the sole written direction of the Servicer) shall have full power and authority, but no obligation, to apply any amount deposited with the Indenture Trustee to the payment of any unpaid Imposition or Claim to prevent the sale or forfeiture of the applicable Parking Facility for non-payment thereof, if the Servicer reasonably believes that such sale or forfeiture is threatened; provided that the Indenture Trustee shall have no obligation to confirm the Servicer’s belief that such sale or forfeiture is threatened and shall rely solely upon the written direction of the Servicer in applying such amounts.

(c) If the Issuer, the Manager or the relevant Asset Entity obtains Knowledge that a Non-Fee Site is subject to Site Owner Impositions (each such Non-Fee Site, an “Affected Site”) the Issuer shall use reasonable efforts to cause the relevant Site Owner to pay or otherwise discharge or remove such Site Owner Impositions prior to the time that such Site Owner Impositions would result in the sale, forfeiture or loss of the Real Property Interest in such Affected Site. If the Issuer determines that it is unlikely that the Site Owner will pay or otherwise discharge or remove such Site Owner Impositions prior to such sale, forfeiture or loss of the fee interest for such Affected Site, the Issuer may, and if the pro forma DSCR after giving effect to the termination of all Customer Contracts on such Affected Site would be less than DSCR on the Series 2025-1 Closing Date, the Issuer shall (within thirty (30) days after it makes such determination), take one of the following actions:

(i) pay the Site Owner Impositions directly if such payment will discharge or remove such Site Owner Impositions (to the extent the Issuer has funds available pursuant to Section 5.01(a)(xiv) or otherwise available to it in accordance with this Base Indenture);

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(ii) dispose of such Non-Fee Site pursuant to Section 7.29 (provided that the disposition of such Non-Fee Site shall not count against the aggregate limits set forth in the first sentence of Section 7.29(b)); or

(iii) substitute a Replacement Parking Facility in accordance with Section 7.30 (provided that the substitution of such Non-Fee Site shall not count against the aggregate limits set forth in clause (i) of Section 7.30).

If the Issuer is obligated to take one of the foregoing actions and the Manager has confirmed that the Issuer has failed to do so, or is reasonably likely to fail to do so, on or prior to the date required thereby, the Manager will be obligated to make a Property Protection Advance within five (5) Business Days of such confirmation in an amount set forth in clause (i) above and pay such Site Owner Imposition if the effect of such payment will be to discharge such Site Owner Impositions and the Manager determines in its commercially reasonable good faith judgment that such Property Protection Advance would not be a Nonrecoverable Property Protection Advance. If the Issuer (or the Manager on its behalf) makes any such payment, any subsequent recoveries of such payment shall be deposited in the Collection Account.

Section 7.05 Maintenance of Insurance. The Issuer shall continuously maintain on behalf of the Obligors the following described policies of insurance with respect to Fee Sites without cost to the Indenture Trustee or the Servicer (the “Insurance Policies”):

(a) Property insurance against loss and damage by all risks of physical loss or damage and other risks covered by the so-called extended coverage endorsement covering the Improvements and personal property on each Real Property Interest, in amounts not less than the full insurable replacement value of all Improvements subject to customary deductibles (less building foundations and footings) and personal property from time to time on the Parking Facilities, and bearing a replacement cost agreed-amount endorsement;

(b) Commercial general liability insurance, including death, bodily injury and broad form property damage coverage with a combined single limit in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for any policy year;

(c) An umbrella excess liability policy with a limit of not less than $25,000,000 over primary insurance, which policy shall include coverage for water damage, so-called assumed and contractual liability coverage, premises medical payment and automobile liability coverage, and coverage for safeguarding of personalty and shall also include such additional coverages and insured risks which are acceptable to the Servicer; and

(d) To the extent available to the Issuer and its Affiliates, environmental insurance, which shall include (i) pollution legal liability coverage and (ii) contingent transportation coverage or similar types of coverage and with a limit of coverage no greater than the environmental insurance in effect on the Series 2025-1 Closing Date.

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All Insurance Policies shall be in content (including endorsements or exclusions, if any), form, and amounts, and issued by companies, reasonably satisfactory to the Servicer from time to time and shall name the Indenture Trustee on behalf of the Noteholders and its successors and assignees as their interests may appear as an “additional insured” for each of the liability policies under this Section 7.05 and shall contain a waiver of subrogation clause. The Insurance Policies under Section 7.05(a) with respect to the Mortgaged Sites shall contain a Non-Contributory Standard mortgagee clause and a mortgagee’s Loss Payable Endorsement (Form 438 BFU NS), or their equivalents (such endorsements shall entitle the Indenture Trustee to collect any and all proceeds payable under all such insurance, with the insurance company waiving any claim or defense against the Indenture Trustee for premium payment, deductible, self-insured retention or claims reporting provisions). All Insurance Policies shall endeavor to provide that the coverage shall not be modified without 30 days’ advance written notice to the Indenture Trustee and the Servicer and shall provide that no claims shall be paid thereunder to a Person other than the Indenture Trustee without ten days’ advance written notice to the Indenture Trustee and the Servicer. The Issuer may obtain any insurance required by this Section 7.05 through blanket policies; provided, that such blanket policies shall separately set forth the amount of insurance in force (together with applicable deductibles, and per occurrence limits) with respect to the Parking Facilities (which shall not be reduced by reason of events occurring on property other than the Parking Facilities) and shall afford all the protections to the Indenture Trustee as are required under this Section 7.05. Except as may be expressly provided in this Section 7.05, all policies of insurance required hereunder shall contain no annual aggregate limit of liability, other than with respect to liability insurance. If a blanket policy is issued, a copy of said policy shall be furnished, together with a certificate indicating that the Indenture Trustee is an additional insured (and, if applicable, loss payee) under such policy in the designated amount. The Issuer shall deliver duplicate originals of all Insurance Policies, premium prepaid for a period of one (1) year, to the Indenture Trustee (if requested) and Servicer and, in case of Insurance Policies about to expire, the Issuer will deliver duplicate originals of replacement policies satisfying the requirements hereof to the Indenture Trustee (if requested) and the Servicer prior to the date of expiration; provided that, if such replacement policy is not yet available, the Issuer shall provide the Indenture Trustee (if requested) and the Servicer with an insurance certificate executed by the insurer or its authorized agent evidencing that the insurance required hereunder is being maintained under such policy, which certificate shall be reasonably acceptable to the Indenture Trustee (if requested) and the Servicer on an interim basis until the duplicate original of the policy is available. An insurance company shall not be satisfactory unless such insurance company (a) is licensed or authorized to issue insurance in the state where the applicable Parking Facility is located and (b) has a claims paying ability rating by (i) S&P, (ii) Moody’s, (iii) Fitch or (iv) A.M. Best Rating Services, Inc. of “A” (or its equivalent) or better.

Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder; provided that such carrier is reasonably acceptable to the Servicer and the Issuer shall obtain and deliver to the Servicer a Rating Agency Confirmation with respect to such carrier. If any primary insurance coverage required under this Section 7.05 is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied (without any required Rating Agency Confirmation) as long as at least 75% of the coverage (if there are four or fewer members of the syndicate) or at least 60% of the coverage (if there are five or more members of the syndicate) is maintained with carriers meeting the claims-paying ability ratings requirements by Fitch, Moody’s and S&P (if applicable) set forth above and all carriers in such syndicate have a claims-paying ability rating by Fitch or S&P of not less than “BBB” and by Moody’s of not less than “Baa2”. The Issuer shall furnish the Indenture Trustee (if requested) and the Servicer receipts for the payment of premiums on such insurance policies or other evidence of such payment reasonably satisfactory to the Servicer in the event that such premiums have not been paid by the Manager pursuant to this Base Indenture. The requirements of this Section 7.05 shall apply to any separate policies of insurance taken out by the Issuer concurrent in form or contributing in the event of loss with the Insurance Policies. Losses shall be payable to the Indenture Trustee notwithstanding (1) any act, failure to act or negligence of the Obligors or their agents or employees which might, absent such agreement, result in a forfeiture or all or part of such insurance payment, (2) the occupation or use of the Fee Sites or any part thereof for purposes more hazardous than permitted by the terms of such policy, (3) any foreclosure or other action or proceeding taken pursuant to this Base Indenture or (4) any change in title to or ownership of the Fee Sites or any part thereof. For purposes of determining whether the required insurance coverage is being maintained hereunder, each of the Indenture Trustee (if requested) and Servicer shall be entitled to rely solely on a certification thereof furnished to it by the Issuer or the Manager, without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto. The property insurance described in clause (a) of this Section 7.05 shall include “time element” coverage by which the Indenture Trustee shall be assured payment of all amounts due under the Notes, this Base Indenture and the other Transaction Documents; “extra expense” (i.e., soft costs), clean-up, transit and ordinary payroll coverage; and “expediting expense” coverage to facilitate rapid repair or restoration of the Fee Sites. The Insurance Policies shall not contain any deductible in excess of $250,000. For the avoidance of doubt, in no event shall the Indenture Trustee have any duty to monitor the Issuer’s compliance with or to review any documents delivered in connection with this Section 7.05.

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Notwithstanding anything herein to the contrary, the Servicer may engage a third party consultant in connection with its review of existing insurance coverage or request for additional coverage, and any and all costs shall be reimbursed to the Servicer as an Additional Obligor Expense. For the avoidance of doubt, the Indenture Trustee shall not have any obligation to monitor the existence of any insurance policies or the compliance of such policies with this Section 7.05.

Section 7.06 Operation and Maintenance of the Parking Facilities; Condemnation. The Issuer shall promptly give the Indenture Trustee and the Servicer written notice of any known actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Parking Facility or any portion thereof, and the Issuer shall deliver to the Indenture Trustee and the Servicer copies of any and all material papers served in connection with such proceeding. The Servicer may participate in any such proceedings, and the Obligor shall from time to time deliver to the Servicer all instruments requested by it to permit such participation. For each proceeding arising while an Event of Default has occurred and is continuing (a “Significant Condemnation Proceeding”), each of the Obligors hereby irrevocably appoints the Servicer as the attorney-in-fact for such Obligors to collect, receive and retain any Condemnation Proceeds and to make any compromise or settlement in connection with such proceeding. Notwithstanding the foregoing, the Obligors (or the Manager on their behalf) may prosecute any condemnation proceeding that is not a Significant Condemnation Proceeding and settle or compromise and collect Condemnation Proceeds. All Condemnation Proceeds shall be deposited into the Liquidated Site Replacement Account in accordance with this Base Indenture. The Obligors may apply the Condemnation Proceeds to the replacement of the Parking Facility or the prepayment of the Notes in accordance with Section 7.29(b).

Section 7.07 Inspection; Investigation. The Issuer shall permit, and shall cause each Asset Entity to permit, any authorized representatives designated by the Indenture Trustee or the Servicer to visit and inspect during normal business hours its Parking Facilities and its business, including its financial and accounting records, and to make copies and take extracts therefrom, to cause such records to be audited by independent public accountants and to discuss its affairs, finances and business with its officers and independent public accountants (with such party’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested; provided that such party uses commercially reasonable efforts so as to not unreasonably interfere with such Obligor’s business. Unless an Event of Default has occurred and is continuing, the Indenture Trustee and Servicer shall provide advance written notice of at least three (3) Business Days prior to visiting or inspecting any Parking Facility or such Obligor’s offices.

Section 7.08 Compliance with Laws and Obligations. Each of the Issuer and the Asset Entities will (A) comply in all material respects with the requirements of all present and future applicable laws, rules, regulations and orders of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business, (B) maintain all licenses and permits now held or hereafter acquired by any Obligor, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation.

Section 7.09 Further Assurances. The Issuer shall, and shall cause each Asset Entity to, from time to time, execute or deliver such documents, instruments, agreements, financing statements, and perform such acts as the Indenture Trustee or the Servicer at any time may reasonably request to evidence, preserve or protect the Assets and Collateral at any time securing or intended to secure the Obligations or to better and more effectively carry out the purposes of this Base Indenture and the other Transaction Documents. The Obligors shall file or cause to be filed all documents (including all financing statements) required to be filed by the terms of this Base Indenture and any applicable Series Supplement in accordance with and within the time periods provided for in this Base Indenture and in each applicable Series Supplement. Within one hundred twenty (120) days after the beginning of each calendar year beginning with the 2026 calendar year, the Issuer shall furnish to the Indenture Trustee an Opinion of Counsel either stating that in the opinion of such counsel such action has been taken with respect to the execution and filing of any financing statements and continuation statements as are necessary to maintain the security interest created by this Base Indenture and reciting the details of such action or stating that in the opinion of such counsel no such action is necessary to maintain such security interest.

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Section 7.10 Performance of Agreements; Termination of Real Property Interest. The Issuer shall, and shall cause each Asset Entity to, duly and punctually perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Material Agreements and (iii) all other material agreements entered into or assumed by such Person in connection with the Parking Facilities, and will not suffer or permit any material default or any event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in clause (ii) or (iii) of this Section 7.10 would not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, this Section 7.10 shall not apply to any Parking Facility, or any related Customer Contract, that has been terminated or sold (including by assignment) in accordance with Section 7.23(a)(ii) or Section 7.29.

Section 7.11 Actions Under the Transaction Documents. The Issuer shall not, and will not permit any Asset Entity to, take any action not expressly permitted by the Transaction Documents which would permit any Issuer Party or any other Person party to a Transaction Document to have the right to refuse to perform any of its respective obligations under any of the Transaction Documents or that would result in the amendment, waiver, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any Transaction Document. Except as otherwise permitted therein with respect to this Base Indenture, no Transaction Document shall be amended without the consent of the Super-Majority Noteholders if any such amendment shall cause a Material Adverse Effect.

Section 7.12 Management Agreement.

(a) The Issuer shall, and shall cause the Asset Entities as applicable to, (i) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of each Asset Entity to be performed and observed, (ii) promptly notify the Indenture Trustee and the Servicer of any notice to any of the Obligors of any material default under the Management Agreement, and (iii) prior to termination of the Manager in accordance with the terms of the Management Agreement, to renew the Management Agreement prior to each expiration date thereunder in accordance with its terms. If any of the Obligors shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Obligors to be performed or observed, then, without limiting the Indenture Trustee’s other rights or remedies under this Base Indenture or the other Transaction Documents, and without waiving or releasing the Obligors from any of their obligations hereunder or under the Management Agreement, the Issuer grants the Servicer on its behalf the right, upon prior written notice to the Obligors, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of the Obligors to be performed or observed; provided that the Servicer will be under no obligation to pay such sums or perform such acts. For the avoidance of doubt, in no event shall the Indenture Trustee be required to perform any duty of the Manager under the Management Agreement.

(b) The Issuer shall not itself, and shall not permit the Asset Entities to surrender, terminate, cancel, or modify (other than non-material changes), the Management Agreement, or enter into any other Management Agreement with any new Manager that is not an Approved Operator (other than pursuant to the terms of the Management Agreement with respect to the appointment of a replacement Manager following the occurrence and during the continuation of a Manager Termination Event).

(c) [Reserved].

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(d) The Indenture Trustee and the Servicer are each permitted to utilize and in good faith rely upon the advice of the Manager (or to utilize other agents or attorneys), in performing certain of its obligations under this Base Indenture and the other Transaction Documents, and neither the Indenture Trustee nor the Servicer shall have any liability with respect thereto. Further, the Servicer is permitted to utilize and in good faith rely upon the advice of the Manager (or to utilize other agents or attorneys), in performing obligations relating to Parking Facility management, administration, and maintenance of the Parking Facilities; Parking Facility dispositions, releases and substitutions; and confirmation of compliance by the Issuer with the provisions hereunder and under the other Transaction Documents, and shall have no liability with respect thereto.

Section 7.13 Maintenance of Office or Agency by Issuer.

(a) The Issuer shall maintain an office, agency or address where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Issuer in respect of the Notes, this Base Indenture and any Indenture Supplement may be served. The Issuer will give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office, agency or address; provided such presentations, surrenders, notices, and demands may be made or served at the Corporate Trust Office, and the Issuer hereby appoints the Indenture Trustee to receive all such presentations, surrenders, notices, and demands on behalf of the Issuer. The Issuer hereby appoints the Indenture Trustee at the Corporate Trust Office as its agency for such purposes.

(b) The Issuer may also from time to time designate one or more other offices or agencies where Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer will give prompt written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 7.14 Deposits; Application of Deposits. On and after the Series 2025-1 Closing Date, the Obligors will continue to direct the Operators and certain commercial Customers to pay all rents and other amounts due to the Obligors pursuant to the Customer Contracts directly, and the Obligors agree to deposit all other Receipts due to the Obligors in respect of the Parking Facilities that have not been identified as Excluded Amounts within two (2) Business Days following identification by the Obligors, to the Lock Box Account pursuant to Section 3.02(a). All such deposits to the Lock Box Account and the Collection Account will be allocated pursuant to the terms of this Base Indenture.

Section 7.15 Estoppel Certificates.

(a) Within ten (10) Business Days following a written request by the Indenture Trustee or the Servicer, the Issuer shall provide to the Indenture Trustee and the Servicer a duly acknowledged written statement (upon which the Indenture Trustee and the Servicer may conclusively rely with no obligation to verify or confirm and with no liability therefor) confirming (i) the amount of the outstanding principal balance of the Notes, (ii) the terms of payment and maturity date of the Notes, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Base Indenture, the Notes, the Deeds of Trust and the other Transaction Documents are legal, valid and binding obligations of the Issuer and each Asset Entity (as applicable) and have not been modified or amended except in accordance with the provisions thereof.

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(b) Within ten (10) Business Days following a written request by the Issuer, the Indenture Trustee shall provide to the Issuer a duly acknowledged written statement setting forth the amount of the outstanding principal balance of the Notes then Outstanding, the date to which interest has been paid, and whether the Indenture Trustee has provided the Issuer, on behalf of itself and the Asset Entities, with written notice of any Event of Default. Compliance by the Indenture Trustee with the requirements of this Section shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of the Indenture Trustee hereunder or under any other Transaction Document.

Section 7.16 Indebtedness. Without the prior written consent of the Super-Majority Noteholders, the Issuer shall not, and shall not permit the Asset Entities to, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a) the Obligations;

(b) (i) unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business, (ii) Indebtedness set forth in Schedule 6.04, (iii) Indebtedness incurred in the financing of equipment or other personal property used at any Parking Facility in the ordinary course of business and (iv) Indebtedness in connection with the acquisition of Real Property Interests (including the conversion of an existing Non-Fee Site to a Fee Site); provided, however, such trade payables are payable not later than ninety (90) days after the original invoice date and are not overdue by more than thirty (30) days; and

(c) Purchase Money Indebtedness not in excess of the greater of $5,000,000 and 10% of the aggregate principal amount of all outstanding Notes at any time outstanding in the aggregate for all Obligors, or such greater amount as may be approved by the Controlling Class Representative.

In no event shall any Indebtedness other than the Obligations be secured, in whole or in part, by the Collateral or other Assets or any portion thereof or interest therein and any proceeds of any of the foregoing.

Section 7.17 No Liens. Neither the Issuer nor the Asset Entities shall create, incur, assume or permit to exist any Lien on or with respect to the Parking Facilities or any other Collateral except Permitted Encumbrances and such other Liens as set forth in Schedule 6.05.

Section 7.18 Contingent Obligations. Other than Permitted Indebtedness, the Issuer shall not, and shall not permit the Asset Entities to create or become or be liable with respect to any Contingent Obligation.

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Section 7.19 Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Base Indenture, the Issuer shall not, and shall not permit the Asset Entities to (i) amend, modify or waive any term or provision of their respective articles of incorporation, by-laws, articles of organization, limited liability company agreements or other organizational documents (A) so as to violate or permit the violation of Article VIII, unless required by law or (B) without the written consent of the Super-Majority Noteholders, if such amendment shall cause a Material Adverse Effect; (ii) liquidate, wind-up or dissolve such Asset Entity; or (iii) appoint a replacement independent director on the Issuer’s board of directors in contravention of their Organizational Documents; provided that nothing contained in this Section 7.19 shall restrict the merger, consolidation or amalgamation of one Asset Entity into another so long as the surviving entity is an Asset Entity.

Section 7.20 Bankruptcy, Receivers, Similar Matters. An Obligor shall not apply for, consent to, or aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any other Obligor. As used in this Base Indenture, an “Involuntary Obligor Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Obligor is a debtor or any portion of the Assets is property of the estate therein. An Obligor shall not file a petition for, consent to the filing of a petition for, or aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Obligor Bankruptcy. In any Involuntary Obligor Bankruptcy, the other Obligors shall not, without the prior written consent of the Indenture Trustee (at the written direction of the Servicer), consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and such Obligors shall not file or support any plan of reorganization. In any Involuntary Obligor Bankruptcy the other Obligors shall do all things reasonably requested by the Indenture Trustee and the Servicer to assist the Indenture Trustee and the Servicer in obtaining such relief as the Indenture Trustee and the Servicer shall seek, and shall in all events vote as directed by the Indenture Trustee (at the written direction of the Servicer). Without limitation of the foregoing, each such Obligor shall do all things reasonably requested by the Indenture Trustee (at the written direction of the Servicer) to support any motion for relief from stay or plan of reorganization proposed or supported by the Indenture Trustee (at the written direction of the Servicer).

Section 7.21 ERISA.

(a) No ERISA Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall not, and shall not permit any Asset Entity to, establish any Employee Benefit Plan or Multiemployer Plan, or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan or Multiemployer Plan.

(b) Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall not, and shall not permit the Asset Entities to: (i) engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (ii) except as may be necessary to comply with applicable laws, establish or amend any Employee Benefit Plan, which establishment or amendment could result in liability to the Obligors or increase the benefits obligation of the Obligors (including on behalf of any ERISA Affiliate thereof); provided that if the Issuer is in default of this covenant under subsection (i), the Issuer shall be deemed not to be in default if such default results solely because (x) any portion of the Notes have been, or will be, funded with plan assets of any Plan Investor and (y) the purchase, holding or disposition of such portion of the Notes by such Plan Investor or the operation of the Issuer or the Asset Entities constitutes or results in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of applicable Similar Law.

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Section 7.22 Money for Payments to be Held in Trust.

(a) The Paying Agent is hereby authorized to pay the principal of and interest on any Notes (as well as any other Obligation hereunder and under any other Transaction Document) on behalf of the Issuer and shall have an office or agency where Notes may be presented or surrendered for payment and where notices, designations or requests in respect for payments with respect to the Notes and any other Obligations due hereunder and under any other Transaction Document may be served. The Issuer hereby appoints U.S. Bank Trust Company, National Association as the initial Paying Agent for amounts due on the Notes of each Series and the other Obligations.

(b) On each Payment Date (or such other dates as may be required or permitted hereunder) the Paying Agent shall cause all payments of amounts due and payable with respect to any Notes and other Obligations that are to be made from amounts in the Collection Account to be made on behalf of the Issuer by the Paying Agent, and no such amounts shall be paid over to the Issuer. All such payments shall be made solely based on the information set forth in the Manager Report.

(c) Subject to applicable laws with respect to escheatment of funds, any money held by the Indenture Trustee or any Paying Agent in trust for the payment of any amount due with respect to any Note and remaining unclaimed for two (2) years after such amount has become due and payable shall be discharged from such trust and be paid to or at the direction of the Issuer pursuant to an Issuer Request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof (but only to the extent of the amounts so paid to the Issuer), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease. The Indenture Trustee shall also adopt and employ, at the expense and written direction of the Issuer, any other reasonable means of notification of such repayment (including mailing notice of such repayment to Holders whose right to or interest in monies due and payable but not claimed is determinable from the records of the Indenture Trustee or of any Paying Agent, at the last address of record for each such Holder).

Section 7.23 Non-Fee Site Agreements.

(a) Modification. Except as provided in this Section 7.23, the Issuer shall not, and shall not permit the Asset Entities to, modify or amend any material or economic terms of, or, subject to the terms herein, terminate or surrender any Non-Fee Site Agreement, in each case without the prior written consent of the Indenture Trustee (at the written direction of the Servicer and the Majority of Noteholders), which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender, termination, sale or assignment of any Non-Fee Site Agreement without the Indenture Trustee’s (at the written direction of the Servicer and the Majority of Noteholders) prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Obligors shall be permitted, without the Servicer’s consent, to:

(i) extend the terms of any Non-Fee Site Agreement according to its terms;

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(ii) [reserved];

(iii) reduce the area of real property that is subject to a Non-Fee Site Agreement, so long as (A) the remaining area of such real property includes all real property upon which the applicable Parking Facility is located and (B) such reduction of area does not result in a material reduction of the Rents payable in respect of the related Parking Facility;

(iv) terminate or sell (including by way of assignment) any Non-Fee Site Agreement which the Issuer reasonably deems necessary in accordance with prudent business practices subject to the provisions of Section 7.29;

(v) amend, extend, modify, replace, or terminate the terms of any Customer Contract on commercially reasonable substantive and economic terms as determined by the Manager in good faith;

(vi) provided no Event of Default shall have occurred and is then continuing, increase the area of real property covered by a Non-Fee Site Agreement, and in connection therewith amend and restate or replace the existing agreement establishing the Non-Fee Site Agreement (an “Amended Non-Fee Site Agreement”), to include such additional real property; provided that such Amended Non-Fee Site Agreement is on commercially reasonable substantive and economic terms (taking into consideration the additional real property covered by the Amended Non-Fee Site Agreement), and subject to the following conditions:

(A) the Issuer shall have provided the Servicer with at least ten day’s prior written notice of the execution of the Amended Non-Fee Site Agreement, together with a summary of the economic terms thereof, and, following execution and delivery of the Amended Non-Fee Site Agreement, the Issuer shall have provided the Servicer with a copy of the Amended Non-Fee Site Agreement certified by Issuer as being true, accurate and complete;

(B) within sixty (60) days of the execution and delivery of the Amended Non-Fee Site Agreement, the Indenture Trustee and the Servicer shall have received (i) an amended Deed of Trust executed and delivered by a duly authorized officer of the applicable Obligor encumbering the property included under the Amended Non-Fee Site Agreement and (ii) an endorsement to (or replacement of) the existing Title Policy covering such Mortgaged Site; and

(C) the Issuer shall pay or reimburse the Indenture Trustee and Servicer for all reasonable costs and expenses incurred by the Indenture Trustee and Servicer (including reasonable attorney’s fees and disbursements) in connection with such Amended Non-Fee Site Agreement, and all recording charges, filing fees, taxes or other expenses (including mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith.

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(b) Performance of Non-Fee Site Agreements. The Obligors shall fully perform as and when due each and all of their obligations under each Non-Fee Site Agreement in accordance with the terms of such Non-Fee Site Agreement and shall not cause or suffer to occur any material breach or default in any of such obligations. The Obligors shall exercise any option to renew or extend any Non-Fee Site Agreement; provided that an Obligor may elect not to exercise any such option if, and to the same extent that such Obligor would be entitled to terminate, sell or assign such Non-Fee Site Agreement pursuant to Section 7.23(a). If the Obligor does intend to exercise such option, the Issuer shall give the Servicer thirty (30) days prior written notice thereof.

(c) Notice of Default. If any of the Obligors shall have or receive any written notice that any Non-Fee Site Agreement Default has occurred, then the Issuer shall promptly notify the Indenture Trustee and Servicer in writing of the same and immediately deliver to the Indenture Trustee and Servicer a true and complete copy of each such notice. Further, the Issuer shall provide such documents and information as the Indenture Trustee and Servicer shall reasonably request concerning the Non-Fee Site Agreement Default.

(d) The Indenture Trustee’s and Servicer’s Right to Cure. Each Obligor agrees that if any Non-Fee Site Agreement Default shall occur and be continuing, or if any Site Owner or a third party asserts in writing that a Non-Fee Site Agreement Default has occurred (whether or not the Obligors question or deny such assertion), then, subject to (i) the terms and conditions of such Non-Fee Site Agreement, and (ii) the Obligors’ right to terminate, sell or assign Non-Fee Site Agreements in accordance with Section 7.23(a), the Servicer, upon five (5) Business Days prior written notice to the Issuer, unless the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in the Non-Fee Site Agreement, may (but shall not be obligated to) take any action that the Servicer deems reasonably necessary, including (i) performance or attempted performance of the applicable Obligor’s obligations under such Non-Fee Site Agreement, (ii) curing or attempting to cure any actual or purported Non-Fee Site Agreement Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon such Non-Fee Site for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s reasonable request, the Issuer shall submit satisfactory evidence of payment or performance of any of its obligations under each Non-Fee Site Agreement. The Servicer may pay and expend such sums of money as the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuer shall pay to the Servicer within five (5) Business Days of the written demand of the Servicer all such sums so paid or expended by the Servicer.

Section 7.24 Rule 144A Information. For so long as any Note is a “restricted security” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer agrees to provide to any Noteholder or Note Owner, and to any prospective purchaser of Notes designated by such Noteholder or Note Owner upon the request of such Noteholder or Note Owner or prospective purchaser, any information required to be provided to such holder, owner or prospective purchaser to satisfy the conditions set forth in Rule 144A(d)(4) under the Securities Act.

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Section 7.25 Notice of Events of Default. The Issuer shall give the Indenture Trustee, the Servicer and the Rating Agencies prompt written notice of each Default and each Event of Default of which it obtains Knowledge. The Issuer shall also give the Indenture Trustee and Servicer prompt written notice of each default on the part of any party to the other Transaction Documents with respect to any of the provisions thereof of which the Issuer has Knowledge.

Section 7.26 Maintenance of Books and Records. The Issuer shall, and shall cause the Asset Entities to, maintain and implement, administrative and operating procedures reasonably necessary in the performance of their obligations hereunder and the Issuer shall, and shall cause the Asset Entities to, keep and maintain at all times, or cause to be kept and maintained at all times, all documents, books, records, accounts and other information reasonably necessary or advisable for the performance of their obligations hereunder to the extent required under applicable law.

Section 7.27 Continuation of Ratings. The Issuer shall at all times maintain a rating for the Notes from one or more Acceptable Rating Agencies, including by (i) providing such Rating Agencies at their request with information, to the extent reasonably obtainable by the Issuer or the Asset Entities, and taking all reasonable action necessary to enable such Rating Agencies to monitor the credit ratings of the Notes, and (ii) paying such ongoing fees of such Rating Agencies as they may reasonably request to monitor their respective ratings of the Notes. In the event that at any time after the Series 2025-1 Closing Date the Notes are no longer rated by at least one Acceptable Rating Agency, the Issuer shall within ninety (90) days thereafter cause the Notes to be rated by at least one Acceptable Rating Agency. At any time that the rating of the Notes is not a public rating, the Issuer shall provide to the Noteholders, at least once annually (on or prior to each anniversary of the Series 2025-1 Closing Date) a Private Rating Letter evidencing such rating and a Private Rating Rationale Report with respect to such rating. To the extent that the rating provided with respect to the Notes by the Acceptable Rating Agency is conditioned upon the furnishing of documents or the taking of any other actions by the Issuer or any of its agents, the Issuer shall cause such Person to furnish such documents and take such other actions in order to satisfy such conditions. In addition to the information included in the Private Rating Letter and Private Rating Rationale Report, if the SVO or any other Governmental Authority having jurisdiction over any Noteholder requires any additional information from time to time with respect to the rating of the Notes, the Issuer shall use its reasonable best efforts to procure such information from the Acceptable Rating Agency.

Section 7.28 The Indenture Trustee and Servicer’s Expenses. The Issuer shall pay, on demand by the Indenture Trustee or the Servicer, all reasonable out-of-pocket expenses, charges, costs and fees (including reasonable attorneys’ fees and expenses) in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Notes and the Transaction Documents, and in the preservation and protection of the Indenture Trustee’s rights hereunder and thereunder. Without limitation the Issuer shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Indenture Trustee and the Servicer in any case or proceeding under the Bankruptcy Code (or any law succeeding or replacing any of the same) involving the Obligors, the Manager (provided that the Manager is an Affiliate of the Obligors) or the Guarantor.

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Section 7.29 Disposition of Parking Facilities and Non-Core Assets; Reinvestment of Disposition Proceeds.

(a) The Obligors will not dispose or otherwise transfer Parking Facilities (including through (x) the sale, assignment, transfer or other disposition of an Asset Entity by the Issuer or (y) the sale, assignment, transfer or termination with respect to the Parking Facilities which the related Asset Entity is lessee under a ground leases or lessor of a sublease), the related Customer Contracts or other assets related to such Parking Facilities, except for dispositions as expressly permitted in this Section 7.29 or Section 7.31 and substitutions as expressly permitted in Section 7.30. The Obligors may dispose (including by assignment) of Parking Facilities, the related Customer Contracts and other assets related to such Parking Facilities at any time so long as the following conditions are satisfied: (i) if (A) a Special Servicing Period is in effect or (B) an Impaired Parking Facility Period is in effect, the Servicer consents to such disposition or other transfer, (ii) no Amortization Event is in effect immediately prior to and after giving effect to such disposition, (iii) the Manager has been paid all outstanding Property Protection Advances, including Advance Interest thereon, and the Servicer has been paid all unpaid Additional Obligor Expenses and all unpaid fees and expenses to the extent then due and payable to the Servicer under the Transaction Documents (but only to the extent sufficient funds for payment in full of such amounts have not been deposited in the Collection Account for distribution on the applicable Payment Date), (iv) the Issuer satisfies any applicable prepayment requirements under Section 7.29(b), (v) after giving effect to such disposition, (A) the aggregate amount of Collateral (based on aggregate Valuation) that is disposed of during the first Annual Period occurring after the Series 2025-1 Closing Date may not exceed two percent (2%) of the Collateral (based on aggregate Valuation) as of the Series 2025-1 Closing Date and (B) the aggregate amount of Collateral (based on aggregate Valuation) that is disposed of at any time after such first Annual Period may not exceed the sum of (x) 15% of the Collateral (based on aggregate Valuation as of the Series 2025-1 Closing Date) plus (y) the aggregate Valuation of any Additional Parking Facilities or Additional Obligor Parking Facilities as of the date such Additional Parking Facilities or Additional Obligor Parking Facilities are contributed to an Obligor, (vi) to the extent that any Collateral is disposed of to any affiliate of the Parent, the aggregate amount of Collateral (based on aggregate Valuation) disposed of to any affiliate of the Parent (A) during any Annual Period may not exceed two percent (2%) of the Collateral (based on aggregate Valuation) at the beginning of such Annual Period and (B) at any time may not exceed five percent (5%) of the Collateral (based on aggregate Valuation) as of the Series 2025-1 Closing Date, (vii) pro forma for any such disposition, (A) the Senior DSCR will be greater than 1.20:1.00, (B) the Senior LTV will be less than 50% and (C) the Aggregate LTV will be less than 60%; (viii) the Concentration Limits shall have been satisfied after giving effect to such disposition or, if any individual Concentration Limit was not satisfied immediately prior to such disposition, the applicable concentration level after giving effect to such disposition is no greater than such concentration level immediately prior to such disposition, (ix) such disposition would not reasonably be expected to result in a withdrawal or downgrading of any Debt Rating on the Notes from the Debt Rating in effect immediately prior to such disposition, (x) the Issuer, or the Manager on the Issuer’s behalf, shall have delivered an updated amortization schedule to the Indenture Trustee reflecting such disposition on a pro forma basis, (xi) the disposition of any Parking Facilities will be under an agreed form of special warranty deed, under which the purchaser will assume all liabilities arising under or related to the period from and after the effective time of the deed, (xii) the Indenture Trustee shall have received Opinions of Counsel to the effect that such disposition would not cause any of the Notes of any Series that is Outstanding at such time to undergo a “significant modification” within the meaning of Treasury Regulations Section 1.1001-3, (xiii) the procedures used for selecting any related Replacement Parking Facility would not reasonably be expected to result in a selection of Collateral for disposition that is materially adverse to the Noteholders, (xiv) the Key Person Condition and the Tangible Net Worth Test shall have been satisfied as of the date that any such disposition is consummated, (xv) with respect to any disposition of a Parking Facility, if such disposition is for aggregate consideration of less than the Release Price in respect of such Parking Facility, the Issuer shall have received the prior approval of the Majority of Noteholders, (xvi) for any disposition of more than 5% of the Collateral (based on aggregate Valuation as of the most recent Series Closing Date), Rating Agency Confirmation shall have been obtained, and (xvii) the Issuer shall have delivered to the Indenture Trustee an Officer’s Certificate certifying that the conditions in clauses (i) through (xvii) above have been satisfied. The Obligors may dispose (including by assignment) of any other assets, including the Customer Contracts related to any Parking Facilities and other assets related to such Parking Facilities at any time so long as (I) such assets are not necessary for the operation or use of the related Parking Facilities, (II) after giving effect to such disposition, the TTM Operating Income with respect to the associated Parking Facilities is no less than the TTM Operating Income with respect to the associated Parking Facilities immediately prior to such disposition and (III) the applicable Obligor shall have provided written notice to the Servicer of such disposition within five (5) Business Days of the date on which such disposition is consummated.

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(b) In connection with each disposition of a Parking Facility, the Manager shall (i) promptly deposit the proceeds of such disposition in an amount equal to the applicable Release Price into the Collection Account and apply such proceeds to prepay the Notes in accordance with Section 2.09(b), together with any applicable Prepayment Consideration; provided that dispositions of Parking Facilities may, at the election of the Manager, be made without any obligation to prepay the Notes in accordance with Section 2.09(b) if (1) no Amortization Period has commenced and is continuing, (2) the Issuer delivers a notice to the Indenture Trustee that the net cash proceeds of such disposition, together with any concurrent cash capital contributions received by such Asset Entity in connection with such disposition, will be deposited into a non-interest bearing segregated trust account in the name of the Issuer and held with the Additional Account Bank (the “Liquidated Site Replacement Account”), which Liquidated Site Replacement Account is subject to an Account Control Agreement in favor of the Indenture Trustee (for the benefit of the Noteholders) in a form satisfactory to the Indenture Trustee, and within six (6) months (or within twelve (12) months upon written request from the Manager to the Indenture Trustee, subject to the approval of the Controlling Class Representative) following the receipt by an Obligor of the proceeds in respect of such disposition (such time period, the “Asset Disposition Reinvestment Period”) will be used by an Asset Entity to acquire one or more Eligible Parking Facilities and (3) the Manager elects to acquire the applicable Eligible Parking Facility as a reinvestment and such reinvestment is approved by the Controlling Class Representative (provided that, in the event that the Controlling Class Representative does not approve the prospective reinvestment in such Eligible Parking Facility in accordance with the procedures set forth in Section 10.06, (x) such reinvestment shall not be permitted hereunder and (y) the Manager shall deposit the cash proceeds of the applicable disposition into the Collection Account for application in accordance with the Priority of Payments and (ii) deposit any remaining amounts received by the applicable Obligor upon such disposition that do not constitute a portion of the applicable Release Price into the Collection Account for application on the applicable Payment Date in accordance with Section 5.01(a). Funds deposited in the Liquidated Site Replacement Account may be used by the Obligors to acquire Eligible Parking Facilities, provided that the Eligible Parking Facilities so acquired meet the requirements described in clauses (i) through (iv) of Section 7.30, as if the acquired Parking Facilities were Replacement Parking Facilities. Any funds remaining in the Liquidated Site Replacement Account on the first Business Day following the applicable Asset Disposition Reinvestment Period will be withdrawn from the Liquidated Site Replacement Account by the Indenture Trustee upon written direction of the Manager (which may be in the form of the Manager Report) (or, during the continuation of an Event of Default, the Servicer), deposited into the Collection Account and, on the first Payment Date immediately following the applicable Asset Disposition Reinvestment Period, applied to prepay the Notes (together with any Prepayment Consideration) pursuant to and in accordance with Section 2.09(b). Withdrawals of funds deposited into a Liquidated Site Replacement Account shall be deemed to be made on a “first in, first out” basis for purposes of determining the length of time that such funds have been on deposit in such account. Unless otherwise expressly provided herein, all funds which are deposited into the Liquidated Site Replacement Account shall be invested in one or more Permitted Investments at the written direction of the Manager and any invested income with respect thereto shall be credited to the Liquidated Site Replacement Account. In the absence of timely written investment direction, such funds shall remain uninvested.

(c) In connection with any disposition permitted by this Section 7.29, the Manager shall deliver an Officer’s Certificate to the Servicer and the Indenture Trustee to the effect that the conditions to such disposition set forth in Section 7.29(a) have been (or will concurrently therewith be) satisfied and to direct the Indenture Trustee to release any security interests associated with the disposed Parking Facilities and the Indenture Trustee shall thereupon take such actions to release any security interests on the Collateral associated with the disposed Parking Facilities as the Issuer may reasonably request in writing with no obligation to verify or confirm the contents of such Officer’s Certificate or directions and with no liability therefor.

(d) The rights set forth in this Section 7.29 shall be in addition to the rights related to substitutions of Parking Facilities set forth in Section 7.30 and the disposition of Parking Facilities set forth in Section 7.31. Prior to the first such disposition of Parking Facilities, the Issuer will establish the Liquidated Site Replacement Account in accordance with Section 7.29(b).

(e) For purposes of this Section 7.29, the Issuer, in lieu of disposing individual Parking Facilities, may dispose of all, but not less than all, of the equity interests of an Asset Entity; provided, that for purposes of this Section 7.29, the designation of all of the Parking Facilities owned by such Asset Entity otherwise would satisfy the requirements of Section 7.29(a) and (b) and the Issuer complies with the provisions thereof as if it had disposed of such Parking Facilities individually.

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Section 7.30 Parking Facility Substitution. The Obligors shall not replace Parking Facilities with Replacement Parking Facilities except as expressly permitted by this Section 7.30. The Obligors may at any time on or prior to the earliest Anticipated Repayment Date for any Series of Notes then Outstanding or at any time in order to address a Site Owner Imposition pursuant to Section 7.04(c), substitute one or more of the Parking Facilities then owned by an Obligor for one or more parking facilities (each, a “Replacement Parking Facility”); provided that, (i) the Noteholders holding more than 50% of the Voting Rights of all Class A Notes Outstanding as of such date consent to such substitution, (ii) no such substitution shall be permitted to the extent that the effect of such substitution causes (x) more than 35% of the aggregate Valuation of all Parking Facilities constituting Collateral to have been substituted since the Series 2025-1 Closing Date or (y) more than 10% of the aggregate Valuation of all Parking Facilities constituting Collateral to have been substituted in any Annual Period, (iii) after giving effect to such substitution, (w) the pro forma DSCR shall be at least equal to the DSCR as of the date immediately preceding the substitution, (x) the pro forma Senior DSCR shall be at least equal to the Senior DSCR as of the date immediately preceding the substitution, (y) the pro forma Senior LTV shall be at least equal to the Senior LTV as of the date immediately preceding the substitution and (z) the pro forma Aggregate LTV shall be at least equal to the Aggregate LTV as of the date immediately preceding the substitution, (iv) the procedures used for selecting such Replacement Parking Facility would not reasonably be expected to result in a selection that is materially adverse to the Noteholders and (v) for any substitution of more than 5% of the Collateral (based on aggregate Valuation as of the most recent Series Closing Date), Rating Agency Confirmation shall have been obtained. The foregoing conditions must be certified to by the Issuer in an Officer’s Certificate delivered to the Servicer and the Indenture Trustee.

Section 7.31 Obligors’ Option to Dispose of Parking Facility Assets and Non-Core Assets. In addition to the circumstances described in Section 7.29, in connection with a release and disposition associated with the payment in full of the outstanding principal amount of a Series of Notes, the Obligors may, at their option, dispose of one or more Parking Facilities, the related Customer Contracts and other assets related to such Parking Facilities (collectively, the “Parking Facility Assets”) and the Issuer may, at its option, dispose of one or more Asset Entities that own Parking Facility Assets, in each case, to one or more persons (including affiliates of the Asset Entities); provided that if any Series of Notes remains outstanding following such payment in full, any such disposition shall be subject to the satisfaction of the conditions set forth in Section 7.29(a). Notwithstanding anything to the contrary, the non-renewal of a Ground Lease that expires by its terms and does not provide an extension option will not be considered a termination or disposition for purposes of any provision of the Transaction Documents.

Section 7.32 Conversions and Buy-Outs of Parking Facilities. Notwithstanding anything to the contrary set forth herein, the Obligors may convert any Non-Fee Site to a Fee Site at any time. No such conversion or buy-out will be counted towards the percentage limitation described in Section 7.30.

Section 7.33 Environmental Remediation. Each Obligor agrees to commence, within 30 days (or such shorter period as may be required by Environmental Law), after written demand by the Servicer and diligently prosecute to completion, any Remedial Work to the extent required of it under applicable Environmental Laws (it being understood that such Obligor is not obligated to perform any such Remedial Work that a Site Owner or third party is obligated to perform contractually). If an Obligor fails to commence promptly and diligently pursue to completion any Remedial Work, the Servicer may (but will not be obligated to), upon thirty (30) days prior written notice to the Issuer of its intention to do so, cause such Remedial Work to be performed to the extent required under Environmental Laws.

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Section 7.34 Limitation on Certain Issuances and Transfers. The Issuer shall not issue any Series of Tax Restricted Notes, permit the issuance or transfer of any Equity Interests of the Issuer or permit the issuance or transfer of any other interests in the Issuer that are or may be treated as equity of the Issuer for U.S. federal income tax purposes, as determined for purposes of Treasury Regulations Section 1.7704-1(h), if after giving effect thereto the sum of (a) the aggregate maximum number of beneficial holders for all Series and Classes of Tax Restricted Notes (including the Tax Restricted Notes to be issued), (b) the number of beneficial holders of limited liability company interests of the Issuer and (c) the number of beneficial holders of other interests in the Issuer that are or may be treated as equity of the Issuer for U.S. federal income tax purposes, as determined for purposes of Treasury Regulations Section 1.7704-1(h), would exceed ninety (90).

Section 7.35 Tax Status. Each Obligor shall maintain its status as a disregarded entity for U.S. federal income tax purposes (except to the extent the Issuer may be classified as a partnership as a result of the characterization as equity for U.S. federal income tax purposes of any outstanding Notes for which the Issuer has received an Opinion of Counsel that such Notes will be or should be treated as debt for U.S. federal income tax purposes).

Section 7.36 Delivery of Mortgages and Title Policies. With respect to each Mortgaged Site, the Issuer shall cause to be delivered to each applicable title insurance company Deeds of Trust (or related Deeds of Trust assignments) in recordable form for recordation in the appropriate public recording office for recordation, and shall cause the original title insurance policy to follow within (i) with respect to any such Mortgaged Sites owned by the Asset Entities as of the Series 2025-1 Closing Date, thirty (30) days following the Series 2025-1 Closing Date, and (ii) with respect to any other such Mortgaged Site thirty (30) days following either (i) with respect to any such Additional Parking Facility or Additional Obligor Parking Facility, the date on which such Mortgaged Site is transferred as provided in Section 2.12, (ii) with respect to any such Replacement Parking Facility, the date on which the substitution of such Replacement Parking Facility becomes effective in accordance with Section 7.30 or (iii) with respect to any other Mortgaged Site, the date of acquisition thereof.

Section 7.37 Economic Sanctions, Etc. None of the Obligors or any of their controlled Affiliates will (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person, (b) transact or deal with any Blocked Person in a manner that would cause any party to this Indenture to be in violation of any Trade Control Laws, or (c) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause the Indenture Trustee or any Noteholder or any affiliate of any such party to be in violation of any applicable Trade Control Laws, or (ii) is in violation of any Trade Control Laws.

Section 7.38 Permitted Investments; Subsidiaries. No Obligor shall have any (i) direct or indirect Equity Interest in any other Person (other than, in the case of the Issuer, the Asset Entities) or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person (other than, in the case of the Issuer, in the Asset Entities) other than (a) any investment in Permitted Investments of monies in any Account, (b) obligations of account debtors to an Obligor arising in the ordinary course of business and (c) investments received as consideration from any permitted disposition.

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ARTICLE VIII

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 8.01 Applicable to the Issuer, the Guarantor and the Asset Entities. The Issuer hereby represents, warrants and covenants since the formation of each of the Asset Entities, the Issuer and the Holdco Guarantor (collectively, the “Issuer Parties”), at all times thereafter and until such time as all Obligations are paid in full, that each of the Issuer Parties:

(a) will not own any assets other than (i) with respect to each Obligor, the Parking Facilities, Customer Contracts and Related Property, (ii) with respect to the Issuer, the direct or indirect ownership interests in the Asset Entities and Related Property (the “Asset Entity Interests”) and (iii) with respect to the Guarantor, direct ownership interests in the Issuer and Related Property (the “Issuer Interests”);

(b) will not engage in, any business, directly or indirectly, other than the ownership, management and operation of the Parking Facilities, the Asset Entity Interests or the Issuer Interests, as applicable;

(c) will not enter into, any contract or agreement with any Related Party except in the ordinary course of business and upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than a Related Party (it being understood that the Management Agreement and the other Transaction Documents comply with this covenant);

(d) have not incurred any Indebtedness that remains outstanding as of the Series 2025-1 Closing Date and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness;

(e) have not made any loans or advances to any Person (other than among the Issuer Parties) that remain outstanding as of the Series 2025-1 Closing Date and will not make any loan or advance to any Person (including any of its Affiliates) other than another Issuer Party or as expressly permitted by the Transaction Documents, and have not acquired and will not acquire obligations or securities of any Related Party;

(f) are and reasonably expect to remain solvent and pay their own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due, and reasonably expect to maintain adequate capital for their obligations in light of their contemplated business operations; provided, however, that the foregoing shall not require any member of an Issuer Party to make additional capital contributions or provide other financial support to such Issuer Party;

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(g) will do all things necessary to preserve their existence and will not, nor will any Related Party or other Issuer Party amend, modify or otherwise change their Organizational Documents in any manner with respect to the matters set forth in this Article VIII;

(h) will continuously maintain, their existence and qualifications to do business in all states and jurisdictions necessary to carry on their business, specifically including the states and jurisdictions in which its Parking Facilities are located;

(i) will conduct and operate, their business as presently contemplated with respect to ownership of the Parking Facilities, or the Asset Entity Interests, as applicable;

(j) will maintain, books and records and bank accounts (other than bank accounts established hereunder, or established by Manager pursuant to the Management Agreement) separate from those of their Related Parties and any other Person (other than the Issuer Parties) and will maintain consolidated financial statements of the Issuer and its subsidiaries that are separate from their Affiliates (it being understood that the Issuer Parties’ assets may also be included in consolidated financial statements of their Affiliates; provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Issuer Parties from such Affiliate and to indicate that the Issuer Parties’ assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person (other than the other Issuer Parties) and (ii) such assets shall also be included in the Issuer Parties’ own separate balance sheet);

(k) will hold themselves out to the public as, legal entities separate and distinct from any other Person (including any of their Related Parties), and not as a department or division of any Person (other than the other Issuer Parties) and will correct any known misunderstandings regarding their existence as separate legal entities;

(l) will maintain a sufficient number of employees (if any) in light of its contemplated business operations and will pay the salaries of its own employees, if any, solely from its own funds;

(m) will allocate fairly and reasonably any shared expenses, including, without limitation, overhead for office space that is shared with any Related Party;

(n) will use stationery, invoices and checks separate from those of any Related Party (it being understood that the Issuer Parties are expressly permitted to use common stationery, invoices and checks among the Issuer Parties);

(o) will file all such separate tax returns with respect to an Issuer Party (or consolidated tax returns for two or more Issuer Parties, if applicable) that are required under applicable law separate from those of any other Person;

(p) will not seek, acquiesce in, or suffer or permit, their liquidation, dissolution or winding up, in whole or in part;

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(q) except as otherwise permitted in the Transaction Documents, will not enter into any transaction of merger, consolidation or amalgamation, sell all or substantially all of their assets or acquire by purchase or otherwise all or substantially all of the business or assets (unless in the case of an asset acquisition, all such assets consist of Parking Facilities and Related Property or an entity, substantially all of the assets of which consist of Parking Facilities) of or any stock or beneficial ownership of, any Person;

(r) will hold all of its assets solely in its own name;

(s) will not commingle or permit to be commingled, their funds or other assets with those of any other Person (other than, with respect to the Issuer Parties, each other Issuer Party, or as may be held by the Manager, as agent, for each Obligor pursuant to the terms of the Management Agreement, it being understood that any such commingling will not be with assets of the Manager or any other entity that is not an Issuer Party);

(t) will maintain their assets in such a manner that it is not costly or difficult to segregate, ascertain or identify their individual assets from those of any Related Party;

(u) will not hold themselves out to have guaranteed or otherwise be responsible for the debts or obligations of any other Person (other than any obligations of another Issuer Party, including the Obligations);

(v) have not guaranteed or otherwise become liable in connection with any obligation of any other Person (other than the other Issuer Parties) that remains outstanding, and will not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person (other than the other Issuer Parties) that remains outstanding;

(w) will not pledge its assets to secure obligations of any other Person (other than the other Issuer Parties);

(x) except for funds deposited into the Accounts in accordance with the Transaction Documents, shall not hold, title to their assets other than in their names;

(y) will conduct their businesses solely in their own names;

(z) will observe all limited liability company or other applicable corporate formalities;

(aa) will not acquire obligations or securities of its managers, members or Affiliates, as applicable; and

(bb) will not form, acquire or hold any subsidiary (other than another Issuer Party).

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Section 8.02 Applicable to the Issuer and the Guarantor. In addition to its respective obligations under Section 8.01, and without limiting the provisions of Section 7.20, the Issuer hereby represents, warrants and covenants as of the Series 2025-1 Closing Date and until the date that is one year and one day after the date on which all Obligations are paid in full:

(a) The Issuer shall not, and shall not in its capacity as the sole member of any Asset Entity, permit such Asset Entity to, without the prior unanimous written consent of the independent managers of the Issuer, institute proceedings for any of themselves to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against themselves; file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for themselves or a substantial part of their property; make or consent to any assignment for the benefit of creditors; or admit in writing their inability to pay their debts generally as they become due;

(b) The Issuer has, and at all times shall maintain, at least one (1) independent manager, who shall be selected by the Member of the Issuer.

ARTICLE IX

SATISFACTION AND DISCHARGE

Section 9.01 Satisfaction and Discharge of the Base Indenture. This Base Indenture shall cease to be of further effect with respect to any Notes of a particular Series except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, destroyed, lost or wrongfully taken Notes of a particular Series, (iii) rights of Noteholders of a particular Series to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Indenture Trustee hereunder (including the rights of the Indenture Trustee under Section 11.02 and the obligations of the Indenture Trustee under Section 9.02), and (v) the rights of Noteholders of a particular Series as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them, and the Indenture Trustee, at the written request of and at the expense of the Issuer, shall execute proper instruments, to be prepared by the Issuer or its counsel, acknowledging satisfaction and discharge of this Base Indenture with respect to the Notes of a particular Series, when:

(a) Either of

(i) all Notes of such Series theretofore authenticated and delivered (other than (i) Notes of a particular Series that have been mutilated, destroyed, lost or wrongfully taken and that have been replaced or paid as provided in Section 2.04 and (ii) Notes of a particular Series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.22) have been delivered to the Indenture Trustee for cancellation; or

(ii) all Notes of such Series not theretofore delivered to the Indenture Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Indenture Trustee cash or direct obligations of or obligations guaranteed by the United States of America (which will mature prior to the date such amounts are payable), in trust for such purpose, in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Indenture Trustee for cancellation, for principal and interest to the date of such deposit;

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(b) the Issuer has paid or caused to be paid all Obligations and other sums due and payable hereunder and under each Transaction Document; and

(c) the Issuer has delivered to the Indenture Trustee an Officer’s Certificate, an Opinion of Counsel meeting the applicable requirements of Section 15.01 and, subject to Section 15.02, each stating that all conditions precedent provided for in this Base Indenture relating to the satisfaction and discharge of this Base Indenture with respect to such Series have been complied with.

Section 9.02 Application of Trust Money. With respect to such Series, all monies deposited with the Indenture Trustee pursuant to Section 9.01 shall be held in trust and applied by the Indenture Trustee, in accordance with the provisions of the Notes of such Series and this Base Indenture, to the payment through the Paying Agent to the Holders of the particular Notes of such Series for the payment of which such monies have been deposited with the Indenture Trustee, of all sums due and to become due thereon for the Note Principal Balance of such Notes and interest but such monies need not be segregated from other funds except to the extent required in this Base Indenture or required by law.

Section 9.03 Repayment of Monies Held by Paying Agent. With respect to each Series, in connection with the satisfaction and discharge of this Base Indenture, all monies then held by any Paying Agent other than the Indenture Trustee under the provisions of this Base Indenture with respect to such Notes shall, upon demand of the Issuer, be paid to the Indenture Trustee to be held and applied according to Section 7.22 and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. “Event of Default”, wherever used in this Base Indenture or in any Indenture Supplement shall mean the occurrence or existence of any one or more of the following:

(a) failure of the Issuer to make any payment of interest due on the Notes on any Payment Date and such failure continues for two (2) Business Days (provided that the failure of the Issuer (i) to pay Accrued Note Interest on the Notes other than the Class A Notes or Class B Notes (if any) on any Payment Date (x) on which an Amortization Period is then in effect or (y) that occurs on or after the Anticipated Repayment Date with respect to any outstanding Series of Notes that includes outstanding Class A Notes, Class B Notes or Class C Notes for which funds are not available, in each case, in accordance with Section 5.01(a)(x) or (ii) to pay Post-ARD Additional Interest on any Payment Date for which funds are not available in accordance with Section 5.01(a)(xi), in each case, shall not be an Event of Default hereunder);

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(b) failure of the Issuer to redeem the entire principal amount of any series of Notes on the Rated Final Payment Date for such series of Notes;

(c) failure of any BEEP Party to make any other payments due under the Transaction Documents (other than a payment referred to in clause (a) or clause (b) above) within the applicable cure period, or if no cure period is specified, within 30 days after the earlier of (x) the Knowledge of a BEEP Party of such default or (y) written notice by the Indenture Trustee to the Issuer that such default is required to be remedied

(d) failure of any BEEP Party (i) to observe or perform any covenant contained in Section 7.02(d), which default or breach shall continue unremedied for a period of three (3) Business Days or (ii) to deliver (or cause to be delivered) the Financial Statements required to be delivered under the Transaction Documents, which default or breach shall continue unremedied for a period of ten (10) Business Days, unless in each case such grace period is extended by a Majority of Noteholders;

(e) failure of any BEEP Party to observe or perform any other covenants contained in the Base Indenture or in any other Transaction Document to which it is a party and which default or breach shall continue unremedied for a period of thirty (30) days after the earlier of (x) the Knowledge of a BEEP Party of such default or breach or (y) written notice by the Indenture Trustee to the Issuer that such default or breach is required to be remedied; provided, however, that if the default or breach is capable of cure but not within such period of thirty (30) days and the defaulting or breaching party has commenced the cure within such thirty (30)-day period and has pursued such cure diligently, then such period shall be extended for an additional thirty (30) days; provided that the defaulting or breaching party continues to diligently and continuously pursue such cure;

(f) breach of any representation, warranty, certification or other statement made by any BEEP Party in any Transaction Document to which it is a party or in any statement or certificate at any time given in writing pursuant to or in connection with any Transaction Document to which it is a party in any material respect and, if such breach is reasonably susceptible to cure, which breach shall continue unremedied for a period of thirty (30) days after the earlier of (x) the Knowledge of a BEEP Party of such breach or (y) written notice by the Indenture Trustee to the Issuer that such breach is required to be remedied;

(g) (i) A court enters a decree or order for relief with respect to any of the Obligors or the Guarantor in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law unless dismissed within sixty (60) days; (ii) the occurrence and continuance of any of the following events for sixty days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which any of the Obligors or the Guarantor is a debtor, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of the Obligors or the Guarantor, over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of an Obligor or the Guarantor, as applicable, for all or a substantial part of the property of such Person;

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(h) (i) An order for relief is entered with respect to an Obligor or any of the direct or indirect subsidiaries of an Obligor or the Guarantor, or an Obligor or any of the direct or indirect subsidiaries of an Obligor or the Guarantor commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for an Obligor or any of the direct or indirect subsidiaries of an Obligor or the Guarantor, for all or a substantial part of the property of the Obligors or any of their direct or indirect subsidiaries or the Guarantor, as applicable; (ii) the Obligors or any of their direct or indirect subsidiaries or the Guarantor makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of any Obligor or any of the direct or indirect subsidiaries of an Obligor or the Guarantor adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 10.01(h);

(i) (i) Parent shall cease to own, directly or indirectly, 100% of the Equity Interests in the Holdco Guarantor, (ii) the Holdco Guarantor shall cease to own, directly or indirectly, 100% of the Equity Interests in the Issuer, or (iii) the Issuer shall cease to own, directly or indirectly, 100% of the Equity Interests in any Asset Entity (except in accordance with an otherwise permitted disposition of an Asset Entity);

(j) the Servicer or the Indenture Trustee shall be terminated or resign, and a replacement servicer or indenture trustee reasonably satisfactory to the Majority of Noteholders (such consent not to be unreasonably withheld or conditioned) shall not have been appointed within sixty (60) days of any such resignation or termination;

(k) there shall have been filed against any Obligor (i) a notice of federal tax Lien from the Internal Revenue Service or (ii) a notice of Lien from the PBGC under Section 430(k) of the Internal Revenue Code, Section 303(k) of ERISA, or Section 4068 of ERISA for a failure to make a required installment or other payment to an Employee Benefit Plan to which either of such sections applies, and, in each case, (x) thirty (30) days shall have elapsed without such notice having been effectively withdrawn or such Lien having been released or discharged and (y) such Lien would reasonably be expected to result in a Material Adverse Effect;

(l) any Obligor is required to be registered as an “investment company” under the Investment Company Act;

(m) the Manager shall be terminated or resign and a replacement manager shall not assume all of the duties of “Manager” within ninety (90) days following the execution of a replacement Management Agreement, solely due to the failure of the terminated Manager to expressly delegate its duties in the Customer Contracts to the replacement manager (including as a result of the failure to obtain the consent of the applicable Customers to such delegation, solely to the extent required by the terms of such Customer Contracts);

(n) the failure of the Indenture Trustee, for the benefit of the Noteholders, to have a valid first-priority perfected security interest in Collateral constituting greater than 1.00% of the Valuation of all of the Collateral;

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(o) any Obligor shall become an association, a publicly traded partnership or a taxable mortgage pool, that is, in each case, taxable as a corporation for U.S. federal income tax purposes;

(p) the filing of a non-appealable judgment, decree or order for relief by a court of competent jurisdiction for the payment of money in an aggregate amount in excess of (i) $3,000,000 in the case of the Parent or (ii) $500,000 in the case of any Obligor (to the extent not covered by insurance or third-party reimbursement as to which the insurer or reimbursing party, as applicable, has been notified of such judgment, decree or order and has not denied its obligation) shall be rendered against the Parent or any Obligor and the same shall remain unpaid, undischarged, unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of thirty (30) consecutive days; or

(q) the adoption in final form of a statute, rule or regulation by a competent legislative or governmental rule-making body that becomes effective following the Series 2025-1 Closing Date, or the entry of a final, non-appealable judgment of a court of competent jurisdiction that is rendered following the Series 2025-1 Closing Date, which in either case, has a Material Adverse Effect.

If more than one of the foregoing paragraphs shall describe the same condition or event, then the Indenture Trustee, at the written direction of a Majority of Noteholders, shall have the right to select which paragraph or paragraphs shall apply. In any such case, the Indenture Trustee shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for non-written notice (or for no notice) or for a shorter time to cure (or for no time to cure).

Section 10.02 Acceleration and Remedies. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee will, at the written direction of a Majority of Noteholders, accelerate the maturity of the Notes by declaring all of the Notes immediately due and payable, by written notice to the Issuer. Upon any such declaration, or automatically upon the occurrence of an Event of Default of the types specified in Section 10.01(g) and Section 10.01(h), the aggregate Outstanding Class Principal Balances of all Classes of Notes together with accrued and unpaid interest thereon through the date of acceleration, any applicable Prepayment Consideration and all other Obligations shall become immediately due and payable, subject to the provisions of Section 15.16.

(a) At any time after a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee as hereinafter provided in this Section 10.02, Majority of Noteholders may, with written notice to the Issuer and the Indenture Trustee, rescind and annul such declaration and its consequences; provided, however, such rescission or annulment shall be effective only if:

(i) the Issuer has paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A) all payments of the principal of and interest on all Notes and all other Obligations that would then be due hereunder or upon such Notes if the Event of Default giving rise to such acceleration had not occurred;

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(B) all sums paid or advanced by the Indenture Trustee hereunder and the Indenture Trustee Fee and all the reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee, the Collection Account Bank, the Additional Account Bank and their agents and counsel and other amounts due and owing to the Indenture Trustee, the Collection Account Bank or the Additional Account Bank pursuant to Section 11.05 and under the Transaction Documents shall have been paid in full;

(C) [reserved]; and

(ii) all Events of Default, other than the nonpayment of the principal and interest of the Notes that has become due solely by such acceleration, have been cured or waived as provided in Section 10.15.

(b) Upon the occurrence and during the continuance of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, all or any one or more of the rights, powers, privileges and other remedies available to the Indenture Trustee against the Obligors (or the Guarantor) under this Base Indenture or any of the other Transaction Documents, or at law or in equity, may be exercised by the Indenture Trustee at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Indenture Trustee shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents with respect to the Parking Facilities, the Assets, Customer Contracts or the other Collateral and the proceeds from any of the foregoing. Any such actions taken by the Indenture Trustee shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Indenture Trustee may determine, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Indenture Trustee permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, the Indenture Trustee shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to the Indenture Trustee shall remain in full force and effect until the Indenture Trustee has exhausted all of its remedies against each Parking Facility, the Assets, Customer Contracts and the other Collateral and the proceeds from any of the foregoing or the Obligations have been paid in full.

(c) Following and during the continuance of an Event of Default, the Indenture Trustee (acting at the written direction of the Majority of Noteholders) shall have the right from time to time to partially foreclose the Deeds of Trust in any manner and for any amounts secured by the Deeds of Trust then due and payable as determined by the Indenture Trustee based on the following circumstances: (i) in the event the Issuer defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, the Indenture Trustee may foreclose the Deeds of Trust to recover such delinquent payments, or (ii) in the event the Indenture Trustee elects to accelerate less than the entire outstanding principal balance of the Notes, the Indenture Trustee may foreclose the Deeds of Trust or any of them to recover so much of the principal balance of the Notes as the Indenture Trustee may accelerate and such other sums secured by the Deeds of Trust as the Indenture Trustee may elect. Notwithstanding one or more partial foreclosures, the Parking Facilities shall remain subject to the Deeds of Trust to secure payment of sums secured by the Deeds of Trust and not previously recovered.

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(d) Any amounts recovered with respect to the Collateral and the proceeds from any of the foregoing for the Notes and other Obligations after an Event of Default shall be applied by the Indenture Trustee after payment of any reasonable fees, costs, indemnities and expenses incurred by or due and owing to the Indenture Trustee and the Servicer, without regard to any cap amount, in accordance with the priorities set forth in Article V of this Base Indenture.

(e) The rights and remedies set forth in this Section 10.02 are in addition to, and not in limitation of, any other right or remedy provided for in this Base Indenture or any other Transaction Document including the rights and remedies provided for in Section 10.08.

Notwithstanding anything contained herein to the contrary, in no event shall the Indenture Trustee be liable or responsible for the supervision of or for the acts or omissions of the Servicer taken or omitted to be taken in connection with this Article X.

In acting, or refraining from acting under this Section 10.02, the Indenture Trustee shall act, or refrain from acting, at the written direction of a Majority of Noteholders.

Section 10.03 Performance by the Indenture Trustee. Upon the occurrence and during the continuance of an Event of Default, if any of the Asset Entities, the Issuer, the Guarantor or the Manager shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Transaction Documents (subject to applicable notice and cure periods), the Indenture Trustee may, but shall have no obligation to, perform such covenant, duty or agreement on behalf of such Asset Entity, the Issuer, the Guarantor or the Manager; provided that in no event shall the Indenture Trustee be required to make any protective advances on behalf of any Obligors. Further, upon the occurrence and during the continuation of an Event of Default, the Indenture Trustee, in its sole discretion, may cause the obligations of the Obligors to be satisfied with the proceeds of any Reserves. In such event, the Issuer shall, at the request of the Indenture Trustee, promptly pay to the Indenture Trustee, or reimburse, as applicable, any of the Reserves and any actual amount reasonably expended or disbursed by the Indenture Trustee in such performance or attempted performance, together with interest thereon (including reimbursement of any applicable Reserves), from the date of such expenditure or disbursement, until paid. Any amounts advanced or expended by the Indenture Trustee to perform or attempt to perform any such matter shall be added to and included within the Obligations and shall be secured by all of the Collateral securing the Notes. Notwithstanding the foregoing, it is expressly agreed that neither the Indenture Trustee nor the Servicer shall have any liability or responsibility for the performance of any obligation of the Obligors, the Issuer, the Guarantor or the Manager under this Base Indenture or any other Transaction Document, and it is further expressly agreed that no such performance by the Indenture Trustee shall cure any Event of Default hereunder.

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Section 10.04 Evidence of Compliance. Promptly following request by the Indenture Trustee (at the written direction of a Majority of Noteholders), the Issuer shall, or shall cause each Asset Entity, the Guarantor or the Manager to, provide such documents and instruments as shall be reasonably satisfactory to the Indenture Trustee (at the written direction of the Majority of Noteholders) (or, in the case of Book-Entry Notes, the Note Owners) to evidence compliance with any material provision of the Transaction Documents applicable to such entities.

Section 10.05 Controlling Class Representative.

(a) The Noteholders (or, in the case of Book-Entry Notes, the Outstanding Note Owners) of the Controlling Class whose Notes represent more than 50% of the related Outstanding Class Principal Balance shall be entitled to select a representative (the “Controlling Class Representative”) having the rights and powers specified in the Servicing Agreement and this Base Indenture (including those specified in Section 10.06) or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Indenture Trustee of written requests for the selection of a Controlling Class Representative from the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) representing more than 50% of the Outstanding Class Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a Responsible Officer of the Indenture Trustee receiving written notice that the Controlling Class has changed, the Indenture Trustee shall promptly notify the Issuer, Servicer and the Noteholders (and, in the case of Book-Entry Notes, to the extent a Responsible Officer of the Indenture Trustee has Knowledge or identified thereto by the Depositary, at the expense of the Noteholder or Note Owner requesting information with respect to clause (i) and clause (iii) above if the Depositary charges a fee for such identification, the Note Owners) of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process established by this Base Indenture for selecting a Controlling Class Representative. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Indenture Trustee with written confirmation of its acceptance of such appointment, that it will keep confidential all information received by it as Controlling Class Representative hereunder or otherwise with respect to the Notes, the Assets or the Servicing Agreement, an address and email for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to the Servicing Agreement may deal (including their names, titles, work addresses and email addresses). No Affiliate of the Issuer may act as, or vote its Notes in the selection of, the Controlling Class Representative.

(b) Within ten (10) Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Notes) of any change in the identity of the Controlling Class Representative of which a Responsible Officer of the Indenture Trustee has Knowledge, the Indenture Trustee shall deliver to the Noteholders or Note Owners, as applicable, of the Controlling Class and the Servicer a notice (prepared by and at the expense of the Issuer) setting forth the identity of the new Controlling Class Representative and a list of each Noteholder (or, in the case of Book-Entry Notes, to the extent a Responsible Officer of the Indenture Trustee has Knowledge or identified thereto by the Depositary or the DTC Participants, each Note Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Indenture Trustee shall be entitled to rely conclusively on information provided to it by the Noteholders (or, in the case of Book-Entry Notes, subject to Section 2.06, by the Depositary or the Note Owners) of such Notes, and the Servicer shall be entitled to rely on such information provided by the Indenture Trustee with respect to any obligation or right hereunder that the Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Noteholders (or, if applicable, Note Owners) of the Controlling Class. In addition to the foregoing, within two (2) Business Days of the selection, resignation or removal of a Controlling Class Representative, the Indenture Trustee shall notify the parties to this Base Indenture of such event.

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(c) A Controlling Class Representative may at any time resign as such by giving written notice to the Indenture Trustee, the Servicer and to each Noteholder (or, in the case of Book-Entry Notes, each Note Owner) of the Controlling Class. The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the Outstanding Class Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Indenture Trustee, the Servicer and to such existing Controlling Class Representative.

(d) Once a Controlling Class Representative has been selected pursuant to this Section 10.05, each of the parties to the Servicing Agreement and each Noteholder (or Note Owner, if applicable) shall be entitled to rely on such selection unless a Majority of Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the Outstanding Class Principal Balance of the Controlling Class, or such Controlling Class Representative, as applicable, shall have notified the Indenture Trustee and each other party to the Servicing Agreement and each Noteholder (or, in the case of Book-Entry Notes, Note Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

(e) Any and all expenses of the Controlling Class Representative shall be borne by the Noteholders (or, if applicable, the Note Owners) of the Controlling Class, pro rata according to their respective Percentage Interests in such Class. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by an Obligor with respect to the Servicing Agreement or the Notes, the Controlling Class Representative shall immediately notify the Indenture Trustee and the Servicer, whereupon (if the Servicer or the Indenture Trustee is also a named party to the same action and, in the sole judgment of the Servicer, (i) the Controlling Class Representative had acted in good faith, without gross negligence or willful misconduct, with regard to the particular matter at issue, and (ii) there is no potential for the Servicer or the Indenture Trustee to be an adverse party in such action as regards the Controlling Class Representative) the Servicer on behalf of the Indenture Trustee and for the benefit of the Noteholders shall, subject to the Servicing Agreement, assume the defense of any such claim against the Controlling Class Representative (with any costs incurred in connection therewith being deemed to be reimbursable Additional Obligor Expenses).

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Section 10.06 Certain Rights and Powers of the Controlling Class Representative.

(a) At any time that the Servicer proposes to direct the Indenture Trustee to transfer the ownership of a Parking Facility or the ownership of the direct or indirect equity interests of any of the Obligors, the Controlling Class Representative shall be entitled to advise the Servicer with respect to such transfer, as the case may be, and notwithstanding anything in any other Section of this Base Indenture to the contrary, but in all cases subject to Section 10.06(b), the Servicer shall not be permitted to take such action or transaction if the Controlling Class Representative has objected in writing within ten (10) Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested no later than the fifth (5th) Business Day after notice thereof; provided that if such written objection has not been received by the Servicer within such ten (10) Business Day period, then the Controlling Class Representative’s approval will be deemed to have been given.

(b) At any time that (i) the Manager proposes to include a parking facility that is not located in a top 50 metropolitan statistical area as an Eligible Parking Facility, (ii) the Manager proposes new Allocated Note Amounts in connection with the addition of Additional Parking Facilities or Additional Obligor Parking Facilities to the Collateral as an Equity Asset Contribution Cure or otherwise, (iii) the Manager proposes an acquisition of an Eligible Parking Facility as a reinvestment of the proceeds of a disposition in accordance with Section 7.29(b) or (iv) the Manager requests an extension to twelve (12) months of the Asset Disposition Reinvestment Period, the Controlling Class Representative shall be entitled to advise the Manager with respect to such action, transaction or request, as the case may be, and notwithstanding anything in any other Section of this Base Indenture to the contrary, but in all cases subject to Section 10.06(b), the Manager shall not be permitted to take such action or transaction if the Controlling Class Representative has objected in writing within ten (10) Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested no later than the fifth (5th) Business Day after notice thereof; provided that if such written objection has not been received by the Manager within such ten (10) Business Day period, then the Controlling Class Representative’s approval will be deemed to have been given.

If the Controlling Class Representative affirmatively approves or is deemed to have approved in writing such an action, transaction or request, the Manager shall implement the action for which approval was sought. If the Controlling Class Representative disapproves of such a request within the ten (10) Business Day period referred to in the preceding paragraph, the Manager may revise the request and deliver to the Controlling Class Representative a revised request promptly and in any event within thirty (30) days after such disapproval. The Manager shall be required to implement the action for which approval was most recently requested (unless such request was withdrawn by the Manager) upon the earlier of (x) the failure of the Controlling Class Representative to disapprove a request within ten (10) Business Days after its receipt thereof and (y)(1) the passage of sixty (60) days following the Manager’s delivery of its initial request to the Controlling Class Representative and (2) the determination by the Manager in its reasonable good faith judgment that the failure to implement the most recently requested action would violate the Manager obligation to act in accordance with the Servicing Standard.

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(c) Notwithstanding anything herein to the contrary, (i) the Servicer shall not have any right or obligation to consult with or to seek or obtain consent or approval from any Controlling Class Representative prior to acting, and provisions of the Servicing Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Class Representative and, if any Controlling Class Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by Section 10.06(a), may (A) require or cause the Servicer to violate applicable law, the terms of the Notes or Transaction Documents or any other Section of the Servicing Agreement, including the Servicer’s obligation to act in accordance with the Servicing Standard, (B) expose the Servicer or the Indenture Trustee, or any of their respective Affiliates, officers, directors, members, managers, employees, agents or partners, to any material claim, suit or liability, or (C) materially expand the scope of the Servicer’s responsibilities under the Servicing Agreement. In addition, the Controlling Class Representative may not prevent the Servicer from transferring the ownership of a Parking Facility or the ownership of any of the direct or indirect equity interests of any of the Obligors (including by way of foreclosure on the direct or indirect equity interests of the Obligors) if any Property Protection Advance is outstanding and the Servicer determines in accordance with the Servicing Standard that such foreclosure would be in the best interest of the Noteholders (taken as a whole).

The Controlling Class Representative shall have no liability to the Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Servicing Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative shall not be protected against any liability that would otherwise be imposed by reason of willful misfeasance, gross negligence or reckless disregard of obligations or duties under the Servicing Agreement. Each Noteholder and Note Owner acknowledges and agrees, by its acceptance of its Notes or interest therein, that the Controlling Class Representative may have special relationships and interests that conflict with those of Noteholders and Note Owners of one or more Classes of Notes, that the Controlling Class Representative may act solely in the interests of the Noteholders and Note Owners of the Controlling Class, that the Controlling Class Representative does not have any duties to the Noteholders and Note Owners of any Class of Notes other than the Controlling Class, that the Controlling Class Representative may take actions that favor the interests of the Noteholders and Note Owners of the Controlling Class over the interests of the Noteholders and Note Owners of one or more other Classes of Notes, that the Controlling Class Representative shall not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance, by reason of its having acted solely in the interests of the Controlling Class and that the Controlling Class Representative shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against the Controlling Class Representative for having so acted or against any director, officer, employee, agent or principal thereof for having so acted.

(d) If at any time no Controlling Class Representative is appointed and effective, any rights of the Controlling Class Representative provided for in the Indenture or any Transaction Document shall accrue to and be exercisable by Holders of a majority of the Outstanding Notes of the Controlling Class; provided that prior to following any direction thereof, the Indenture Trustee or Servicer, as applicable, shall verify the Notes of such Holders.

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Section 10.07 Collection of Indebtedness and Suits for Enforcement by Indenture Trustee.

(a) Subject to the provisions of Section 10.02, the Issuer covenants that if there is an Event of Default described in Section 10.01(a), the Issuer shall pay to the Indenture Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on such Notes for the aggregate Outstanding Class Principal Balance of all Classes of Notes and interest, with interest upon the overdue principal and, to the extent payment at such rate of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the relevant Notes and in addition thereto all other Obligations, including such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee and its agents and counsel and other amounts due and owing to the Indenture Trustee, the Collection Account Bank or the Additional Account Bank pursuant to Section 11.05 and under the Transaction Documents.

(b) Subject to the provisions of Section 10.02 and Section 15.16, in case the Issuer shall fail forthwith to pay such amounts upon such demand, the Indenture Trustee, in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or other obligor upon such Notes and collect in the manner provided by law out of the property of the Issuer or other obligor upon such Notes wherever situated, the monies adjudged or decreed to be payable.

(c) Subject to the provisions of Section 15.16, if an Event of Default occurs and is continuing, the Indenture Trustee may, as more particularly provided in Section 10.08, proceed to protect and enforce its rights and the rights of the Noteholders, by such appropriate Proceedings as the Indenture Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Base Indenture or any Indenture Supplement or in aid of the exercise of any power granted in this Base Indenture or any Indenture Supplement, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Base Indenture or any Indenture Supplement or by law.

(d) In case there shall be pending, relative to the Issuer or any other obligor upon the Notes, proceedings under any applicable federal, state or foreign bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property or such other obligor, or in case of any other comparable judicial Proceedings relative to the Issuer or other obligor upon the Notes, or to the creditors or property of the Issuer or such other obligor, the Indenture Trustee, irrespective of whether the Outstanding Class Principal Balance shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(i) to file and prove a claim or claims for the whole amount of the principal and interest owing and unpaid in respect of Notes, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation, expenses, disbursements, indemnities and advances of the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee, the Collection Account Bank and the Additional Account Bank pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement) and of the Noteholders allowed in such Proceedings;

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(ii) unless prohibited by applicable law and regulations, to vote on behalf and at the written direction of the Noteholders in any election of a trustee, a standby trustee or Person performing similar functions in any such Proceedings;

(iii) to collect and receive any monies or other property payable or deliverable on any such claims and to pay all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf; and

(iv) to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the Issuer, its creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such Proceeding is hereby authorized by each of such Noteholders to make payments to the Indenture Trustee and, in the event that the Indenture Trustee shall consent to the making of payments directly to such Noteholders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement.

(e) Nothing contained in this Base Indenture or in any Indenture Supplement shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Indenture Trustee to vote in respect of the claim of any such Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person and be a member of a creditors’ or other similar committee.

(f) Subject to the provisions of Section 15.16, all rights of action and of asserting claims under this Base Indenture or in any Indenture Supplement, or under any of the Notes, may be enforced by the Indenture Trustee without the possession of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any such action or Proceedings instituted by the Indenture Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements, advances, amounts owed to and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the benefit of the Noteholders.

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(g) In any Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Base Indenture or any Indenture Supplement to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

Section 10.08 Remedies. If an Event of Default shall have occurred and be continuing, the Indenture Trustee, acting at the written direction of a Majority of Noteholders shall, do one or more of the following (subject to Section 10.02, Section 10.09, and Section 15.16):

(i) declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid there on and all other amounts payable under this Indenture and the other Transaction Documents to become immediately due and payable in accordance with Section 10.02;

(ii) institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Notes or under this Base Indenture, any Indenture Supplement or any other Transaction Document with respect thereto, whether by declaration or otherwise, enforce any judgment obtained and collect from the Issuer and any other obligor upon such Notes, this Base Indenture, any Indenture Supplement or any other Transaction Document monies adjudged due;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Base Indenture or any Indenture Supplement with respect to the Trust Estate;

(iv) exercise any and all rights and remedies of a secured party under applicable law of any relevant jurisdiction or in equity and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee and the Noteholders, including, for the avoidance of doubt, the exercise of any remedies available under the Transaction Documents;

(v) sell the Trust Estate or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law; provided, that the Indenture Trustee may not sell or otherwise liquidate the Trust Estate following an Event of Default, other than an Event of Default described in Section 10.01(a), unless (A) a Majority of Noteholders also consent thereto, (B) the proceeds of such sale or liquidation distributable to the Noteholders are sufficient to discharge in full all amounts then due and unpaid upon such Notes for principal and interest, or (C) the Indenture Trustee, after consultation with the Servicer, determines that the Trust Estate will not continue to provide sufficient funds for the payment of principal of and interest on the Notes as they would have become due if the Notes had not been declared immediately due and payable, and the Indenture Trustee obtains the consent of Noteholders of 100% of the Outstanding Notes. In determining such sufficiency or insufficiency with respect to clauses (A), (B) and (C), the Indenture Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking or accounting firm of national reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose. The Indenture Trustee shall give written notice of the retention of the Trust Estate to each Rating Agency;

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(vi) without notice to the Issuer, except as required by law and as otherwise provided in this Base Indenture, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Collateral against the Obligations or any part thereof; and

(vii) demand, collect, take possession of, receive, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any portion thereof) as the Indenture Trustee may determine.

In acting, or refraining from acting under this Section 10.08, the Indenture Trustee shall act, or refrain from acting, at the written direction of a Majority of Noteholders.

Section 10.09 Optional Preservation of the Trust Estate. If the Notes have been declared to be due and payable under Section 10.02 following an Event of Default, and such declaration and its consequences have not been rescinded and annulled, the Indenture Trustee shall at the written direction of a Majority of Noteholders, elect to maintain possession of the Trust Estate and apply proceeds as if there had been no declaration of acceleration. It is the desire of the Issuer and the Noteholders that there be at all times sufficient funds for the payment of all Outstanding Obligations, including the Outstanding Class Principal Balance of and interest on all Classes of Notes. In determining whether to maintain possession of the Trust Estate, the Indenture Trustee may, at the Issuer’s expense, but need not, obtain and shall be protected in relying upon an opinion of an Independent investment banking or accounting firm of international reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose.

Section 10.10 Limitation of Suits. Subject to the provisions of Section 15.16, no Noteholder shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Base Indenture or any Indenture Supplement or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given written notice to the Indenture Trustee of a continuing Event of Default;

(b) Noteholders by an Affirmative Direction have made written request to the Indenture Trustee to institute such Proceeding in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(c) such Holder or Holders has offered to the Indenture Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in complying with such request;

(d) the Indenture Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceedings; and

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(e) no direction inconsistent with such written request has been given to the Indenture Trustee during such sixty (60) day period by a Majority of Noteholders.

It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Base Indenture or any Indenture Supplement to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholders or to enforce any right under this Base Indenture or any Indenture Supplement, except in the manner provided in this Base Indenture. Notwithstanding anything to the contrary in this Base Indenture, any Noteholder bringing a Proceeding against a provider of an Opinion of Counsel must be brought in a single suit by the Majority of Noteholders.

In the event the Indenture Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Noteholders, each representing less than a Majority of Noteholders, no action shall be taken, notwithstanding any other provisions of this Base Indenture or any Indenture Supplement.

Notwithstanding any provision of this Section 10.10, the Indenture Trustee shall not take any action or permit any action to be taken that is inconsistent with Section 15.16.

Section 10.11 Unconditional Rights of Noteholders to Receive Principal and Interest. Notwithstanding any other provisions in this Base Indenture or any Indenture Supplement, but subject to the provisions of Article V, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on or after the respective due dates thereof expressed in such Note or in this Base Indenture or any Indenture Supplement, and such right shall not be impaired without the consent of such Holder.

Section 10.12 Restoration of Rights and Remedies. If the Indenture Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Base Indenture or any Indenture Supplement and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Noteholder, then thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 10.13 Rights and Remedies Cumulative. Except as provided herein, no right or remedy conferred in this Base Indenture, in any Indenture Supplement or in any other Transaction Document upon or reserved to the Indenture Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder, in any Indenture Supplement or in any other Transaction Document or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, in any Indenture Supplement, or in any other Transaction Document or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

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Section 10.14 Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee or any Holder of any Note to exercise any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or any acquiescence therein. Every right and remedy given by this Article X or by law to the Indenture Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Noteholders, as the case may be.

Section 10.15 Waiver of Past Defaults. Prior to the declaration of the acceleration of the maturity of the Notes as provided in Section 10.02 as may be modified by any Indenture Supplement, a Majority of Noteholders may waive any past Default or Event of Default and its consequences except (i) a Default (a) in the payment of principal of or interest on any of the Notes or (b) in respect of a covenant or provision hereof that cannot be amended, supplemented or modified without the consent of each Noteholder and (ii) before any such waiver may be effective, the Indenture Trustee and the Manager must receive any reimbursement then due or payable in respect of unreimbursed Property Protection Advances (including Advance Interest thereon) or any other amounts then due to the Servicer or the Indenture Trustee hereunder or under the other Transaction Documents (including unpaid Additional Obligor Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents). Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Base Indenture or any Indenture Supplement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 10.16 Undertaking for Costs. All parties to this Base Indenture or any Indenture Supplement agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Base Indenture or any Indenture Supplement, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant (other than the Issuer) in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant (other than the Issuer) in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant (other than the Issuer); but the provisions of this Section 10.16 as may be modified by any Indenture Supplement shall not apply to (a) any suit instituted by the Indenture Trustee, (b) any suit instituted by any Noteholder, or group of Noteholders, representing more than 10% of the aggregate Outstanding Class Principal Balance of all Classes of Notes or (c) any suit instituted by any Noteholder for the enforcement of the payment of the principal balance of any Note or interest on any Note on or after the respective due dates expressed in such Note and in this Base Indenture or any Indenture Supplement.

Section 10.17 Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Base Indenture, any Indenture Supplement or any Transaction Document; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that they shall not hinder, delay or impede the execution of any power granted in this Base Indenture to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

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Section 10.18 Action on Notes. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Base Indenture, any Indenture Supplement or any Transaction Document shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Base Indenture, any Indenture Supplement or any Transaction Document. No rights or remedies of the Indenture Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Trust Estate or upon any of the Assets of the Issuer.

Section 10.19 Waiver. The Issuer hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice (except as required by this Base Indenture and the other Transaction Documents) of any kind in connection with this Base Indenture or the Collateral. The Issuer acknowledges and agrees that ten (10) days prior written notice of the time and place of any public sale of the Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Issuer within the meaning of the UCC (to the extent that the UCC is applicable).

ARTICLE XI

THE INDENTURE TRUSTEE

Section 11.01 Duties of Indenture Trustee.

(a) The Indenture Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Base Indenture. If an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge occurs and is continuing, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Base Indenture, any Indenture Supplement and any other Transaction Document, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. Any permissive right of the Indenture Trustee contained in this Base Indenture, any Indenture Supplement and any other Transaction Document shall not be construed as a duty. The Indenture Trustee shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Indenture Trustee.

(b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provision of this Base Indenture, any Indenture Supplement and any other Transaction Document, the Indenture Trustee shall examine them to determine whether they conform on their face to the requirements of this Base Indenture, any Indenture Supplement or any other Transaction Document. If any such instrument is found not to conform on its face to the requirements of this Base Indenture, any Indenture Supplement, or any other Transaction Document in a material manner, the Indenture Trustee shall take such action as it deems appropriate to have the instrument corrected. The Indenture Trustee shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, agreement, electronic communication, order or other instrument furnished by the Issuer, the Asset Entities, the Manager, the Servicer, any actual or prospective Noteholder or Note Owner or any Rating Agency, and accepted by the Indenture Trustee in good faith, pursuant to this Base Indenture, any Indenture Supplement or any other Transaction Document. The Indenture Trustee shall not be responsible for recomputing, recalculating or verifying any information provided by the Servicer or Manager pertaining to any report, distribution statement or officer’s certificate.

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(c) The Indenture Trustee agrees to hold any Deeds of Trust that are part of the Collateral received by it; provided that such Deeds of Trust are identified on a schedule delivered to the Indenture Trustee by the Manager. The Indenture Trustee shall keep such Deeds of Trust in its possession separate and apart from all other property that it is holding in its possession and from its own general assets. The Indenture Trustee shall keep records showing that it is holding such Deeds of Trust pursuant to this Indenture. Such Deeds of Trust shall be released by the Indenture Trustee to or at the direction of the Issuer upon the satisfaction and discharge of this Indenture. For the avoidance of doubt, the Indenture Trustee shall not be obligated to review or inspect any Deeds of Trust delivered to it under this Section 11.01(c), nor shall it provide a certification with respect to such Deeds of Trust.

(d) No provision of this Base Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i) Prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge, and after the curing or waiving of all Events of Default which may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Base Indenture, the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Base Indenture or any Indenture Supplement and no implied covenants or obligations shall be read into this Base Indenture or any Indenture Supplement against the Indenture Trustee.

(ii) In the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Base Indenture and any Indenture Supplement.

(iii) The Indenture Trustee shall not be liable for any action it takes, suffers or omits to take in the absence of gross negligence or willful misconduct which it believes to be authorized or within the discretion or rights or powers conferred upon it by this Base Indenture, any Indenture Supplement any other Transaction Document or applicable law.

(iv) The Indenture Trustee shall not be liable for any error of judgment made in good faith by the Indenture Trustee unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

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(v) The Indenture Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Indenture Trustee, in good faith in accordance with this Base Indenture or the direction of Noteholders entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Base Indenture.

(vi) The Indenture Trustee shall not be required to take notice or be deemed to have notice or be deemed to have notice or knowledge of any event, Default, Event of Default, Servicer Termination Event or other information hereunder or under any Indenture Supplement or other Transaction Document unless either (1) a Responsible Officer of the Indenture Trustee shall have actual knowledge of such Default, Event of Default or Servicer Termination Event or (2) written notice of such Default, Event of Default or Servicer Termination Event referring to the Notes, this Base Indenture and any Indenture Supplement shall have been received by a Responsible Officer of the Indenture Trustee in accordance with the provisions of this Base Indenture and any Indenture Supplement. In the absence of receipt of such notice or actual knowledge, the Indenture Trustee may conclusively assume that no event, Default, Event of Default or Servicer Termination Event shall have occurred and have no duty to otherwise determine whether such event, Default, Event of Default or Servicer Termination Event shall have occurred.

(vii) Subject to the other provisions of this Base Indenture, and without limiting the generality of this Section 11.01, the Indenture Trustee shall not have any duty, except as expressly provided in the Transaction Documents (A) to cause any recording, filing, or depositing of this Base Indenture or any Indenture Supplement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports, resolutions, certificates, statements, instruments, opinions, notices, requests, consents, orders, approvals or other documentation of the Issuer, the Asset Entities, the Manager, the Servicer, any Noteholder or Note Owner or any Rating Agency, delivered to the Indenture Trustee pursuant to this Base Indenture, any Indenture Supplement, or any Transaction Document reasonably believed by the Indenture Trustee to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties (provided, however, the Indenture Trustee may, upon the written direction of the Majority of Noteholders, make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and any Asset Entity personally or by agent or attorney), and (D) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Collection Account (provided, that such assessment, charge, lien or encumbrance did not arise out of the Indenture Trustee’s willful misconduct or gross negligence). Neither the Indenture Trustee nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any of the Collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents for the creation, perfection, continuation, priority, sufficiency or protection of any of the liens, or for any defect or deficiency as to any such matters, or for monitoring the status of any lien or performance of any of the Collateral.

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(viii) None of the provisions contained in this Base Indenture or any Indenture Supplement shall in any event require the Indenture Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under the Servicing Agreement or the Manager under the Management Agreement. In no event shall the Servicer or the Manager be deemed agents of the Indenture Trustee.

(ix) The rights, protections, immunities and indemnities given to the Indenture Trustee hereunder are extended to and shall be enforceable by U.S. Bank Trust Company, National Association and U.S. Bank National Association in each of its capacities hereunder and to each agent, custodian and other Person employed to act hereunder.

(x) If the same Person is acting as Indenture Trustee, Paying Agent and Note Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(e) The Indenture Trustee is hereby directed to execute and deliver the Account Control Agreements, and the other Transaction Documents to which it is a party including, for the avoidance of doubt, any Deed of Trust required to be executed by the Indenture Trustee; provided that in no event shall the Indenture Trustee have any obligation to determine if any Deed of Trust needs to be executed but shall rely solely on the written direction of the Manager prior to executed any Deed of Trust.

(f) The Indenture Trustee shall not be liable for interest on any money received by it except as the Indenture Trustee may agree in writing with the Issuer.

(g) Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law, this Base Indenture or any Indenture Supplement.

(h) Every provision in this Base Indenture and any Indenture Supplement that in any way relates to the Indenture Trustee is subject to paragraphs (a) through (f) of this Section 11.01.

Section 11.02 Certain Matters Affecting the Indenture Trustee. Except as otherwise provided in Section 11.01:

(i) the Indenture Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper, document, or electronic communication reasonably believed by it to be genuine, absent manifest error, and to have been signed or presented by the proper party or parties;

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(ii) the Indenture Trustee may consult with counsel and financial experts and any advice of such financial experts or advice or opinion of such counsel and financial experts or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Base Indenture or any Indenture Supplement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, unless such Noteholders shall have provided to the Indenture Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; the Indenture Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Indenture Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has Knowledge which has not been waived or cured, to exercise such of the rights and powers vested in it by this Base Indenture or any Indenture Supplement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs;

(iv) the Indenture Trustee shall not be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Base Indenture or any Indenture Supplement;

(v) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper, document or electronic communication, unless requested in writing to do so by Holders of Notes entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Base Indenture, the Indenture Trustee may require an indemnity reasonably satisfactory to the Indenture Trustee, against such cost, expense or liability as a condition to taking any such action;

(vi) the Indenture Trustee may execute any of the trusts or powers vested in it by this Base Indenture or any Indenture Supplement and may perform any of its duties hereunder, either directly or by or through agents, attorneys, nominees or custodians, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, nominee or custodian appointed by the Indenture Trustee with due care; provided, that the use of agents, attorneys, nominees or custodians shall not be deemed to relieve the Indenture Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

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(vii) the Indenture Trustee shall not be responsible for any act or omission of any other party to the Transaction Documents or any related document (or any agent thereof) and the Indenture Trustee shall not be liable for any action or inaction of any other party to the Transaction Documents or any related document (or agent thereof) and may assume compliance by such parties with their obligations under the Transaction Documents or any related document, unless a Responsible Officer of the Indenture Trustee shall have received written notice to the contrary at the Corporate Trust Office of the Indenture Trustee;

(viii) the Indenture Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article II under this Base Indenture or under applicable law with respect to any transfer of any Note or any interest therein, other than to request delivery of the certification(s) or Opinions of Counsel described in said Article II applicable with respect to changes in registration or record ownership of Notes in the Note Register and to examine the same to determine substantial compliance with the express requirements of this Base Indenture or any Indenture Supplement; and the Indenture Trustee and the Note Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depositary or between or among DTC Participants or Note Owners of the Notes, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Note Register;

(ix) neither the Indenture Trustee nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Base Indenture or any Indenture Supplement hereto or in connection therewith except to the extent caused by the Indenture Trustee’s fraud, negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review;

(x) the Indenture Trustee shall not be liable for any losses on investments except for losses resulting from the failure of the Indenture Trustee to make an investment in accordance with instructions given in accordance herewith;

(xi) in order to comply with laws, rules, regulations and executive orders in effect from time to time including those relating to the funding of terrorist activities and money laundering, the Indenture Trustee may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Indenture Trustee, and accordingly, each of the parties hereto agrees to provide the Indenture Trustee upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Indenture Trustee to comply with the foregoing;

(xii) the rights, protections, immunities and indemnities afforded to the Indenture Trustee pursuant to this Base Indenture shall also be afforded to the Indenture Trustee under the other Transaction Documents;

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(xiii) whenever in the administration of the provisions of this Base Indenture or any Indenture Supplement hereto the Indenture Trustee shall deem it necessary (in good faith) that a matter be proved or established as a matter of fact prior to taking or suffering any action or refraining from taking any action, the Indenture Trustee may require an Officer’s Certificate from an Executive Officer of the Issuer or an Opinion of Counsel from the party requesting that the Indenture Trustee act or refrain from acting. The Indenture Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel;

(xiv) in no event shall the Indenture Trustee be liable for any failure or delay in the performance of its obligations under this Base Indenture or any related documents because of circumstances beyond the Indenture Trustee’s control, including a failure, termination, or suspension of, or limitations or restrictions in respect of post-payable adjustments through, a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, epidemics or pandemics, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Base Indenture, any Indenture Supplement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Indenture Trustee’s control whether or not of the same class or kind as specified in this Section 11.02(xiv); it being understood that the Indenture Trustee shall use commercially reasonable efforts to resume performance of its obligations hereunder as soon as practicable under the circumstances;

(xv) the Indenture Trustee shall not be required to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, or the exercise of any of its rights or powers;

(xvi) delivery of any reports, information and documents to the Indenture Trustee provided for herein is for informational purposes only and the Indenture Trustee’s receipt of such reports and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, (x) other than written notice or directions to the Indenture Trustee expressly provided for in this Base Indenture or any other Transaction Document, or (y) unless the Indenture Trustee shall have an explicit duty to review such content;

(xvii) knowledge of the Indenture Trustee shall not be attributed or imputed to U.S. Bank Trust Company, National Association’s other roles in the transaction and knowledge of the Collection Account Bank, Additional Reserve Account Bank, Lock Box Account Bank, Paying Agent, or Note Registrar shall not be attributed or imputed to each other or to the Indenture Trustee (other than those where the roles are performed by the same group or division within U.S. Bank Trust Company, National Association or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of U.S. Bank Trust Company, National Association (and vice versa);

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(xviii) notwithstanding anything to the contrary herein or in any Indenture Supplement, the Indenture Trustee shall not be required to take any action it is directed to take under this Indenture if it determines in good faith that the action would involve the Indenture Trustee in liability, is inconsistent with any of the Transaction Documents, that is not in accordance with applicable law, or that is prejudicial to the non-directing Noteholders;

(xix) the Indenture Trustee shall have no liability or obligation with respect to the applicability (or otherwise) of any risk retention rules

(xx) in no event shall the Indenture Trustee be liable for failure to perform its duties hereunder if such failure is a direct result of another party’s failure to perform its obligations hereunder.

Section 11.03 Indenture Trustee’s Disclaimer. The Indenture Trustee (i) shall not be responsible for, and makes no representation, as to the validity or adequacy of this Base Indenture, any Indenture Supplement, any Transaction Document, the Collateral or the Notes and (ii) shall not be accountable for the Issuer’s use of the proceeds from the Notes, or responsible for any statement of the Issuer in this Base Indenture, any Indenture Supplement, any Transaction Document or in any other document issued in connection with the sale of the Notes or in the Notes other than the Indenture Trustee’s certificate of authentication. The Indenture Trustee shall not be responsible for, and makes no representation or warranty as to, the validity, legality, enforceability, sufficiency or adequacy of this Base Indenture, any Indenture Supplement, any Transaction Document, the Notes or any related document, or as to the correctness of any statement contained in any thereof. The recitals contained herein and in the Notes shall be construed as the statements of the Issuer.

Section 11.04 Indenture Trustee May Own Notes. The Indenture Trustee (in its individual or any other capacity) or any of its respective Affiliates may become the owner or pledgee of Notes with (except as otherwise provided in the definition of “Noteholder”) the same rights it would have if it were not the Indenture Trustee or one of its Affiliates, as the case may be.

Section 11.05 Fees and Expenses of Indenture Trustee; Indemnification of the Indenture Trustee.

(a) On each Payment Date, the Indenture Trustee shall withdraw from the Collection Account, prior to any payments to be made therefrom on such date, and (i) reimburse itself expenses and indemnities incurred and (ii) if applicable, pay to itself any unpaid Indenture Trustee Fee and such other fees pursuant to the Indenture Trustee’s fee schedule as compensation for all services rendered by the Indenture Trustee hereunder, and in accordance with the Priority of Payments. Any portion of the Indenture Trustee Fee that is not paid when due shall accrue interest thereon at a rate of 0.01% per annum (calculated on a 30/360 Basis) during each subsequent Interest Accrual Period until paid in full.

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(b) The Indenture Trustee, the Collection Account Bank, the Additional Account Bank and any of their affiliates, directors, officers, employees or agents shall be entitled to be indemnified and held harmless out of the funds on deposit in the Accounts for and against any loss, liability, claim or reasonable expense (including reasonable costs and expenses of litigation, and of investigation, reasonable counsel’s fees and expenses, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Base Indenture, any applicable Indenture Supplement, the Notes, any other Transaction Document, or any act or omission of the Indenture Trustee relating to the exercise and performance of any of the rights and duties of the Indenture Trustee hereunder and under any other Transaction Document, along with any estoppel certificates, landlord consents and waivers and subordination and Non-Disturbance Agreements or related real estate documents and any violation of any Environmental Laws in connection with any property constituting the Collateral or operations thereon, including but not limited to any failure by any Person to company with any directive, order or other requirements of any Governmental Authority in connection with any Environmental Laws, and including in connection with defending any claim or liability or bringing any action, claim or suit brought to enforce the Indenture Trustee’s right to indemnification; provided, however, that the Indenture Trustee, the Collection Account Bank and the Additional Account Bank shall not be indemnified for any willful misconduct or gross negligence in the performance of, or reckless disregard of its obligations and duties hereunder. The Indenture Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Indenture Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Indenture Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. To the extent the Indenture Trustee renders services or incurs expenses after an Event of Default specified in Section 10.01(h), the compensation for services and expenses incurred by it are intended to constitute expenses of administration under any applicable federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect. The Indenture Trustee shall have a lien on the Collateral, as governed by this Base Indenture, to secure the obligations of the Issuer under this Section 11.05.

(c) Notwithstanding anything in this Base Indenture to the contrary, in no event shall the Indenture Trustee be liable for special, indirect, punitive or consequential damages of any kind whatsoever (including lost profits), even if the Indenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d) This Section 11.05 shall survive the discharge or termination of this Base Indenture or the resignation or removal of the Indenture Trustee as regards rights and obligations prior to such discharge, termination, resignation or removal.

Section 11.06 Eligibility Requirements for Indenture Trustee. The Indenture Trustee hereunder shall not be an Affiliate of the Servicer or any Obligor (unless the Indenture Trustee becomes an Affiliate through any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents) and shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and authorized under such laws to exercise corporate trust powers; (ii) together with its corporate parent has a combined capital and surplus of at least $100,000,000; and (iii) is subject to supervision or examination by federal or state authorities. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 11.06, the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. Furthermore, the Indenture Trustee and/or its corporate parent shall at all times maintain (or shall have caused to have been appointed a fiscal agent that at all times maintains) a long-term unsecured debt rating of no less than investment grade from Fitch or Moody’s and a short-term unsecured debt or deposit or issuer rating of no less than investment grade from Fitch or Moody’s.

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Section 11.07 Resignation and Removal of Indenture Trustee.

(a) The Indenture Trustee may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less than thirty (30) days prior written notice thereof to the other parties to this Base Indenture, the Servicer and all of the Noteholders. Upon receiving such notice of resignation, the Issuer shall use its commercially reasonable efforts to promptly appoint a successor indenture trustee meeting the eligibility requirements of Section 11.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Indenture Trustee and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer and to the Noteholders by the Issuer. If no successor indenture trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Indenture Trustee may petition any court of competent jurisdiction for the appointment of a successor indenture trustee.

(b) If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 11.06 and shall fail to resign after written request therefor by the Issuer, the Manager or the Servicer, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Indenture Trustee’s continuing to act in such capacity would (as confirmed in writing to the Issuer by any Rating Agency) result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Notes rated by such Rating Agency (or the placing of such Class of Notes on negative credit watch or ratings outlook negative status in contemplation of any such action with respect thereto), then the Issuer, or a Majority of Noteholders, upon 30 days’ prior written notice, may remove the Indenture Trustee and appoint a successor indenture trustee by written instrument, in duplicate, which instrument shall be delivered to the Indenture Trustee so removed and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Base Indenture, the Servicer and the Noteholders by the Issuer. If no successor indenture trustee has accepted an appointment within 30 days after such removal, the retiring Indenture Trustee may petition any court of competent jurisdiction to appoint a successor indenture trustee.

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(c) A Majority of Noteholders may at any time upon 30 days advance written notice (with or without cause) remove the Indenture Trustee and appoint a successor indenture trustee by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Issuer, one complete set to the Indenture Trustee so removed, and one complete set to the successor indenture trustee so appointed. All expenses incurred by the Indenture Trustee in connection with its transfer of all documents relating to the Notes to a successor indenture trustee following the removal of the Indenture Trustee without cause pursuant to this Section 11.07(c) shall be reimbursed to the removed Indenture Trustee within 30 days of demand therefor, such reimbursement to be made by the Noteholders that terminated the Indenture Trustee; provided, however, that if such Noteholders do not reimburse the Indenture Trustee within such 30-day period, such expenses shall be reimbursed as Additional Obligor Expenses. A copy of such instrument shall be delivered to the other parties to this Base Indenture the Servicer and the remaining Noteholders by the successor indenture trustee so appointed.

(d) Any resignation or removal of the Indenture Trustee and appointment of a successor indenture trustee pursuant to any of the provisions of this Section 11.07 shall not become effective until acceptance of appointment by the successor indenture trustee as provided in Section 11.08.

Section 11.08 Successor Indenture Trustee.

(a) Any successor indenture trustee appointed as provided in Section 11.07 shall execute, acknowledge and deliver to the Issuer, the Manager, the Servicer and its predecessor indenture trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor indenture trustee shall become effective and such successor indenture trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as indenture trustee herein. The predecessor indenture trustee shall deliver to the successor indenture trustee all documents relating to the Notes held by it hereunder, and the Issuer, the Servicer and the predecessor indenture trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor indenture trustee all such rights, powers, duties and obligations, and to enable the successor indenture trustee to perform its obligations hereunder.

(b) No successor indenture trustee shall accept appointment as provided in this Section 11.08 unless at the time of such acceptance such successor indenture trustee shall be eligible under the provisions of Section 11.06.

(c) Upon acceptance of appointment by a successor indenture trustee as provided in this Section 11.08, such successor indenture trustee shall mail or make available electronically a notice of the succession of such indenture trustee hereunder to the Issuer, the Servicer, the Manager and the Noteholders.

Section 11.09 Merger or Consolidation of Indenture Trustee. Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Indenture Trustee shall be the successor of the Indenture Trustee hereunder, provided that such entity shall be eligible under the provisions of Section 11.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

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Section 11.10 Appointment of Co-Indenture Trustee or Separate Indenture Trustee.

(a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Notes or property securing the same may at the time be located, for enforcement actions and where a conflict of interest exists, the Indenture Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Indenture Trustee to act as co-indenture trustee or co-indenture trustees, jointly with the Indenture Trustee, or separate indenture trustee or separate indenture trustees, of the Notes, and to vest in such Person or Persons, in such capacity, such title to the Notes, or any part thereof, and, subject to the other provisions of this Section 11.10, such powers, duties, obligations, rights and trusts as the Indenture Trustee may consider necessary or desirable. No co-indenture trustee or separate indenture trustee hereunder shall be deemed an agent of the Indenture Trustee or be required to meet the terms of eligibility as a successor indenture trustee under Section 11.06, and no notice to holders of Notes of the appointment of co-indenture trustee(s) or separate indenture trustee(s) shall be required under Section 11.08.

(b) In the case of any appointment of a co-indenture trustee or separate indenture trustee pursuant to this Section 11.10, all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate indenture trustee or co-indenture trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate indenture trustee or co-indenture trustee solely at the direction of the Indenture Trustee.

(c) Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate indenture trustees and co-indenture trustees, as effectively as if given to each of them. Every instrument appointing any separate indenture trustee or co-indenture trustee shall refer to this Base Indenture and the conditions of this Article XI. Each separate indenture trustee and co-indenture trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all of the provisions of this Base Indenture and any Indenture Supplement, specifically including every provision of this Base Indenture and any Indenture Supplement relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be filed with the Indenture Trustee.

(d) Any separate trustee or co-trustee may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Base Indenture or any Indenture Supplement on its behalf and in its name. The Indenture Trustee shall not be responsible or liable for any act, inaction or the appointment of any such trustee or co-trustee. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

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(e) The appointment of a co-trustee or separate trustee under this Section 11.10 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.

Section 11.11 Access to Certain Information.

(a) The Indenture Trustee shall make available to the Issuer, the Servicer, each Noteholder, each Rating Agency and any banking or insurance regulatory authority that may exercise authority over any Holder access to any documentation regarding the Notes in the possession of the Indenture Trustee. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the Corporate Trust Office; provided, however, that any such examination permitted under this Section 11.11 will be conducted in a manner which does not unreasonably interfere with the Indenture Trustee’s normal operations or customer and employee relations.

(b) The Indenture Trustee shall make available copies of any and all of the following items to the Issuer, the Rating Agencies, and the Controlling Class Representative promptly following request therefor by such Person via the Indenture Trustee’s internet website, initially at https://pivot.usbank.com ; provided, however, that except in the case of the Rating Agencies, the Indenture Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies: (i) this Base Indenture, and any applicable Indenture Supplements and any amendments and exhibits hereto or thereto; (ii) the Servicing Agreement, each sub-servicing agreement delivered to the Indenture Trustee since the Series 2025-1 Closing Date and any amendments and exhibits thereto; and (iii) all Manager Reports actually delivered or otherwise made available to Noteholders pursuant to Section 11.11(e) since the Series 2025-1 Closing Date.

(c) Upon reasonable advance notice and at the expense of the Issuer, any Note Owner, each Noteholder or Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein (each, a “Requesting Party”), the Indenture Trustee, subject to the succeeding paragraph, shall make the following items (to the extent such items are in the possession of the Indenture Trustee or the Manager, as applicable) available electronically to such Requesting Party:

1.	This Base Indenture and any Series Supplement.

2.	[Reserved].

3.	The Servicing Agreement.

4.	The Management Agreement.

5.	The Holdco Guaranty.

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6.	The Organizational Documents of the Obligors provided to the Indenture Trustee on the Series 2025-1 Closing Date or thereafter.

7.	Any amendments to the Base Indenture, any Series Supplement, the Notes, the Management Agreement, the Servicing Agreement and the Holdco Guaranty, in each case as amended, modified or supplemented from time to time.

8.	Each Manager Report delivered to Noteholders.

(d) The Indenture Trustee shall make the documents and other items set forth in this Article XI that are in its possession available to any Requesting Party, the Servicer, the Manager and the Rating Agencies in accordance with this Article XI, in a password-protected area of the Indenture Trustee’s internet website at https://pivot.usbank.com or such other address as the Indenture Trustee may specify from time to time. Assistance in using the website can be obtained by at (800) 934-6802 or such other telephone number or email address as the Indenture Trustee may specify from time to time. The Indenture Trustee shall require each party (other than the Manager and the Rating Agencies) accessing such password-protected area to register as a Note Owner, Controlling Class Representative or prospective transferee of a Note or an interest therein, as applicable, and to make certain representations and warranties in a written confirmation delivered to the Indenture Trustee in substantially the form attached hereto as Exhibit F. The Indenture Trustee may disclaim responsibility for any information distributed by it pursuant to this Article XI. Each time any Requesting Party accesses the internet website, it shall be deemed to have confirmed such representations and warranties set forth in Exhibit F as of the date thereof. The Indenture Trustee shall provide the Manager with copies of such written confirmations in its possession, upon written request from the Manager; provided that the Indenture Trustee shall have no responsibility for any of the information contained therein, including the accuracy thereof.

(e) The Indenture Trustee shall make available on each Payment Date to each Noteholder, the Manager, and the Rating Agency, the Manager Report specifying the payments made on such Payment Date, to the extent such Manager Report is delivered to the Indenture Trustee by the Manager on its website, which will initially be located at https://pivot.usbank.com.

(f) The manner in which notices and other communications are conveyed by DTC to DTC Participants, and by DTC Participants to the Note Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The Servicer and the Indenture Trustee are required to recognize as Noteholders only those persons in whose names the Notes are registered on the books and records of the Note Registrar.

(g) The Indenture Trustee shall not be liable for providing or disseminating information in accordance with the terms of this Base Indenture.

Section 11.12 [Reserved].

Section 11.13 Interest Rates. The Issuer hereby represents and warrants to the Indenture Trustee that, with respect to any Customer Contract that is Collateral hereunder, which generates interest, shall generate interest only at a fixed rate, calculated without reference to any benchmark or other floating rate index, and will not convert to a variable or floating rate.

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ARTICLE XII

NOTEHOLDERS’ LISTS, REPORTS AND MEETINGS

Section 12.01 Issuer to Furnish Indenture Trustee Names and Addresses of Noteholders. The Issuer shall cause the Note Registrar to furnish to the Indenture Trustee (a) not more than three (3) Business Days prior to each Payment Date a list, in such form as the Indenture Trustee may reasonably require, of the names and addresses of the Holders of Definitive Notes as of such date and (b) at such other times as the Indenture Trustee may request in writing, within 30 days after receipt by the Issuer of any such request, a list of similar form and content as of a date not more than ten days prior to the time such list is furnished; provided, however, that the Issuer shall not be required to furnish such list so long as the Indenture Trustee is the Note Registrar.

Section 12.02 Preservation of Information. The Indenture Trustee shall cause the Note Registrar to preserve in as current a form as is reasonably practicable, the names and addresses of Holders of Definitive Notes received by the Note Registrar and the names and addresses of the Holders of Definitive Notes contained in the most recent list furnished to the Indenture Trustee as provided in Section 12.01. The Indenture Trustee may destroy any list furnished to it as provided in such Section 12.01 upon receipt of a new list so furnished.

Section 12.03 Fiscal Year. Unless the Issuer otherwise determines (with the prior written consent of the Servicer), the fiscal year of the Issuer shall correspond to the calendar year.

Section 12.04 Voting by Noteholders.

(a) The Voting Rights will be allocated among the respective Classes of Notes Outstanding according to the ratio of the Class Principal Balance of each Class of Notes Outstanding to the Class Principal Balance of all Classes of Notes Outstanding. Voting Rights allocated to a Class of Notes will be allocated among the Notes of such Class in proportion to the Percentage Interest in such Class evidenced thereby. Notes held by the Issuer or any of its Affiliates shall be deemed not to be Outstanding in determining Voting Rights; provided that the foregoing restriction will not apply to Voting Rights attributable to any Class of Notes that is 100% owned by Affiliates of the Issuer to the extent that such Class is adversely affected by a vote.

(b) Except as otherwise provided herein or in any Indenture Supplement, all resolutions of Noteholders shall be passed by votes representing more than 50% of the Voting Rights of Notes. Book-Entry Notes shall be voted by the Depositary on behalf of the Beneficial Owners thereof in accordance with written instructions received in accordance with applicable DTC procedures.

Section 12.05 Communication by Noteholders with other Noteholders. Noteholders may communicate with other Noteholders with respect to their rights under this Base Indenture, any Indenture Supplement or the Notes. If any Noteholder makes written request to the Note Registrar, and such request states that such Noteholder desires to communicate with other Noteholders with respect to their rights under this Base Indenture, any Indenture Supplement or under the Notes and such request is accompanied by a copy of the communication that such Noteholder proposes to transmit, then the Note Registrar shall, within 30 days after the receipt of such request, afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar (which list shall be current as of a date no earlier than 30 days prior to the Note Registrar’s receipt of such request). Every Noteholder, by receiving such access, acknowledges that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder regardless of the source from which such information was derived.

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ARTICLE XIII

INDENTURE SUPPLEMENTS

Section 13.01 Indenture Supplements without Consent of Noteholders. Without the consent of the Noteholders or the Servicer, the Issuer and the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into one or more indentures supplemental hereto at the expense of the party requesting such supplement or amendment, in form satisfactory to the Indenture Trustee for any of the following purposes:

(i) to correct any typographical error or cure any ambiguity in this Base Indenture, any Indenture Supplement or the Notes, or to cure, correct or supplement any defective or inconsistent provision in any Indenture Supplement or the Notes or any provision in any Indenture Supplement or the Notes which is inconsistent with this Base Indenture or with an Offering Memorandum with respect to a Series of Notes;

(ii) to convey, transfer, assign, mortgage or pledge any property to the Indenture Trustee;

(iii) to modify this Base Indenture or any Indenture Supplement as required or made necessary by any change in applicable law, including, to facilitate compliance with the U.S. Risk Retention Rules implementing the credit risk retention requirements of Section 15G of the Exchange Act;

(iv) to add to the covenants of the Obligors or any other party for the benefit of the Noteholders, or to surrender any right or power conferred upon the Obligors in this Base Indenture or any Indenture Supplement;

(v) to add any additional Events of Default;

(vi) to prevent any Obligor, the Noteholders or the Indenture Trustee from being subject to taxes (including withholding taxes), fees or assessments, or to reduce or eliminate any such taxes, fees or assessments;

(vii) to evidence and provide for the acceptance of appointment by a successor indenture trustee;

(viii) [reserved];

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(ix) [reserved];

(x) [reserved];

(xi) with Rating Agency Confirmation, to add provisions in respect of interest-rate hedging and enhancement mechanics and to modify any provision of this Base Indenture or any other Transaction Document that the Issuer determines to be reasonable or necessary in connection with the entry of an interest-rate hedge agreement or any other agreement pursuant to the Base Indenture, including modifications to the Priority of Payments to provide for the payment of hedge payments and termination payments and any related definitions;

(xii) modify or supplement the provisions of this Base Indenture to the extent necessary to add collateral consisting of ownership and leasehold interests in real property and related customer contracts, including amending the definition of “Parking Facilities” or “Excluded Amounts” or component definitions thereof; or

(xiii) to modify or supplement the provisions of this Base Indenture to the extent necessary to permit the formation of an additional Obligor, which will own the limited liability company interests of the Issuer and will issue any new Series or Class of Notes that are Tax Restricted Notes; provided that such Obligor enters into a new guarantee agreement on the same terms as the Holdco Guaranty or otherwise assumes the obligations of the Guarantor under the Holdco Guaranty;

provided, however, the amendment of this Base Indenture or any Indenture Supplement pursuant to Section 13.01 will be prohibited unless (i) the Indenture Trustee shall have first received a certificate of an Executive Officer of the Issuer to the effect that such Indenture Supplement does not adversely affect in any material respect the interests of any Noteholder, or (unless the Servicer has consented in writing to such amendment) diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or any other Transaction Document, (ii) prior written notice shall have been provided to the Rating Agencies by the Issuer with respect to such amendment or supplement and (iii) the Indenture Trustee shall have received an Opinion of Counsel, subject to the assumptions and qualifications stated therein, to the effect that such amendment will not, for U.S. federal income tax purposes, (x) cause any Obligor in existence on the date of delivery of such opinion, to be classified as an association or publicly traded partnership taxable as a corporation, or (y) cause any of the Notes of any Outstanding Series that were, based on an Opinion of Counsel, properly treated as indebtedness at the time of issuance to be characterized as other than indebtedness or undergo any “significant modification” within the meaning of Treasury Regulations Sections 1.1001-3.

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In addition, without the consent of the Noteholders, the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into any amendment or waiver (or provide its consent to any amendment or waiver) of this Base Indenture, any Indenture Supplement or any other Transaction Document in accordance with the terms of such Transaction Document; provided that either (x) (i) the Indenture Trustee shall first have received a certificate of an Executive Officer of the Issuer to the effect that such amendment does not adversely affect in any material respect the interests of any Noteholder or (unless the Servicer has consented to such amendment) diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or any other Transaction Document, (ii) with respect to any amendment of the Management Agreement, the Servicing Agreement or the Holdco Guaranty, an Organizational Document of the Guarantor or an Obligor or any Contribution Agreement, the Indenture Trustee shall have received an Opinion of Counsel (which opinion may rely on a certificate received from an Executive Officer of the Issuer) that such termination, amendment, waiver, supplement or other modification or such assignment, as applicable will not, for U.S. federal income tax purposes, (I) cause any Obligor in existence on the date of delivery of such opinion, to be classified as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, or (II) cause any of the Notes of any Outstanding Series that were, based on an Opinion of Counsel, properly treated as indebtedness at the time of issuance to be characterized as other than indebtedness or undergo any “significant modification” within the meaning of Treasury Regulations Sections 1.1001-3, and (iii) a Rating Agency Confirmation shall have been received with respect to such amendment or (y) the Indenture Trustee shall have received the consent of the Noteholders as and to the same extent such consent would be required for an Indenture Supplement pursuant to Section 13.02 and the written consent of the Servicer if the effect of any such amendment would be to diminish any rights or remedies or increase any liabilities or obligations of the Servicer under the Servicing Agreement or any other Transaction Document.

Section 13.02 Indenture Supplements with Consent of Noteholders. Except as provided in Section 13.01, the Issuer and the Indenture Trustee, when authorized by an Issuer Order, with a prior written direction of Noteholders representing more than 50% of the Voting Rights of each Class of Notes adversely affected thereby and without prior notice to any other Noteholder, also may amend, supplement or modify this Base Indenture, any Indenture Supplement or the Notes or waive compliance by the Issuer with any provision of this Base Indenture, any Indenture Supplement or the Notes; provided, however, that (except with respect to amendments, modifications and waivers permitted pursuant to Section 13.01 that expressly do not require the consent of any Noteholder) no such amendment, modification, supplement or waiver may, without the written consent of the Holder of each Note (including, notwithstanding anything to the contrary contained herein, the Holder of any Note that is the Issuer or any of its Affiliates) adversely affected thereby (including any tax consequences):

(i) change the Anticipated Repayment Date applicable to the Series or the Rated Final Payment Date applicable to the Series;

(ii) reduce the amounts required to be paid on the Notes on any Payment Date, the Anticipated Repayment Date or the Rated Final Payment Date;

(iii) change the place of payments on the Notes on any Payment Date, the Anticipated Repayment Date or the Rated Final Payment Date;

(iv) change the coin or currency in which the principal of any Note or interest thereon is payable;

(v) impair the right of a Noteholder to institute suit for the enforcement of any payment on or with respect to any Note on or after the maturity thereof;

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(vi) reduce the percentage in principal balance of the outstanding principal balance of any of the Notes, the consent of whose Holders is required for such amendment or eliminate the requirement that affected Noteholders consent to any amendment;

(vii) change any obligation of the Issuer to maintain an office or agency in the places and for the purposes set forth in this Base Indenture;

(viii) modify the provisions of this Base Indenture or any related Indenture Supplement governing the amount of principal, interest and the Anticipated Repayment Date, the Rated Final Payment Date or any scheduled Payment Dates with respect to such payments; or

(ix) permit the creation of any lien ranking prior to or on parity with the lien of the Noteholders with respect to the Collateral or, except as otherwise permitted or contemplated in this Base Indenture or any Indenture Supplement, terminate the lien of the Noteholders on such Collateral or deprive the Noteholders of the security afforded by such lien.

In determining whether a proposed amendment would adversely affect any Class of Notes, the Indenture Trustee may rely conclusively and shall be fully protected in relying on a certificate of an Executive Officer of the Issuer to determine whether any such action would require the consent of Noteholders of any Class of Notes or of all Noteholders.

Subject to any requirements in a Series Supplement, it shall not be necessary for any Act of the Noteholders under this Section 13.02 to approve the particular form of any proposed indenture supplement, but it shall be sufficient if such Act shall approve the substance thereof.

Notwithstanding anything to the contrary in this Section 13.02, (i) an Indenture Supplement entered into for the purpose of issuing Additional Notes the issuance of which complies with the terms of this Base Indenture shall not require the consent of any Noteholder and (ii) an amendment of an Indenture Supplement entered into for the purpose of issuing additional notes with respect to an existing Series of Notes may be effected solely upon the written consent of each Noteholder holding such Series of Notes and Rating Agency Confirmation.

Promptly after the execution by the Issuer and the Indenture Trustee of any Indenture Supplement pursuant to this Section 13.02, the Indenture Trustee shall make available electronically to the Holders of the Notes and the Servicer a copy of such Indenture Supplement. Any failure of the Indenture Trustee to make available such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Indenture Supplement.

Section 13.03 Execution of Indenture Supplements. In executing, or permitting the additional trusts created by, any Indenture Supplement permitted by this Article XIII or the modification thereby of the trusts created by this Base Indenture, the Indenture Trustee shall be entitled to receive, and, subject to Section 11.02, shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such Indenture Supplement (i) is authorized or permitted by this Base Indenture and that all conditions precedent to the execution and delivery of such Indenture Supplement have been satisfied and (ii) will not, for U.S. federal income tax purposes, (x) cause any Obligor in existence on the date of delivery of such opinion, to be classified as an association or publicly traded partnership taxable as a corporation or (y) cause any of the Notes of any Outstanding Series that were, based on an Opinion of Counsel, properly treated as indebtedness at the time of issuance to be characterized as other than indebtedness or undergo any “significant modification” within the meaning of Treasury Regulations Sections 1.1001-3, and, in the case of clause (ii) above, which opinion may be subject to the assumptions and qualifications stated therein. The Indenture Trustee may, but shall not be obligated to, enter into any amendment, waiver or Indenture Supplement that affects the Indenture Trustee’s own rights, duties, liabilities or immunities under this Base Indenture or otherwise. Any amendment, waiver or Indenture Supplement that affects the Servicer’s rights, duties, liabilities or indemnity under this Base Indenture shall require the prior written consent of the Servicer.

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Section 13.04 Effect of Indenture Supplement. Upon the execution of any Indenture Supplement pursuant to the provisions hereof, this Base Indenture shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Notes affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Base Indenture of the Indenture Trustee, the Servicer, the Issuer and the Holders of the Notes shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such Indenture Supplement shall be and be deemed to be part of the terms and conditions of this Base Indenture and any Indenture Supplement for any and all purposes.

Section 13.05 Reference in Notes to Indenture Supplements. Notes authenticated and delivered after the execution of any Indenture Supplement pursuant to this Article XIII may bear a notation in form approved by the Indenture Trustee as to any matter provided for in such Indenture Supplement. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Issuer, to any such Indenture Supplement may be prepared and executed by the Issuer and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.

ARTICLE XIV

PLEDGE OF OBLIGOR COLLATERAL

Section 14.01 Grant of Security Interest/UCC Collateral.

(a) Each Obligor hereby Grants to the Indenture Trustee on behalf of the Noteholders all right, title and interest, whether now owned or hereafter arising, in and to all of its Parking Facilities, its Accounts, its Assets and its fixtures (as defined in the UCC) and personal property located on the Parking Facilities whether now owned or hereafter acquired and wherever located, including the following (collectively, the “Obligor Collateral”):

(i) equipment (as defined in the UCC), all parts thereof and all accessions thereto, including machinery, towers, satellite receivers, antennas, headend electronics, furniture, motor vehicles, aircraft and rolling stock;

(ii) fixtures, all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures (including proceeds which constitute property of the types described herein);

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(iii) the Obligors’ rights under the Management Agreement and the Contribution Agreements;

(iv) the Obligors’ rights under the Customer Contracts with respect to the Parking Facilities (including all rights to payment thereunder, any guarantees of and security for the Customer’s obligations under the Customer Contract, including any security deposit), if any;

(v) [reserved];

(vi) all accounts (as defined in the UCC), including the Lock Box Accounts, all Reserve Accounts, the Liquidated Site Replacement Account, the Collection Account and each other Control Account;

(vii) the Asset Entities’ rights under the leases or similar agreements with respect to the Non-Fee Sites and any Additional Parking Facilities or Additional Obligor Parking Facilities that are subject to a lease or similar agreement, including any guarantees of and security for the Asset Entities’ obligations under such leases or other agreements, including any security deposit (to the extent that such rights under such leases or similar agreements do not constitute real property interests);

(viii) inventory (as defined in the UCC);

(ix) general intangibles (as defined in the UCC);

(x) investment property (as defined in the UCC);

(xi) without duplication of clause (vi), deposit accounts (as defined in the UCC);

(xii) chattel paper (as defined in the UCC);

(xiii) instruments (as defined in the UCC);

(xiv) 100% of the Equity Interests in each Asset Entity;

(xv) 100% of the Equity Interests in the Issuer;

(xvi) all rights and remedies of any of the Obligors under the Transaction Documents;

(xvii) all leases of personal property and any Customer Contracts that constitute personal property;

(xviii) Material Agreements and Parking Operating Agreements; and

(xix) all proceeds of the foregoing.

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Notwithstanding anything to the contrary, the Obligor Collateral shall not include (i) Excluded Amounts or (ii) any Deferred Additional Parking Facility or the proceeds thereof unless and until the related Parking Facilities and any related Customer Contracts become an Additional Parking Facility or Additional Obligor Parking Facility in accordance with Section 2.12.

(b) If the grant of the security interests with respect to any contract, intellectual property right or permit hereunder would result in the termination or breach of such contract, intellectual property right or permit, or is otherwise prohibited or ineffective (whether by the terms thereof or under applicable law), then such contract, intellectual property right or permit shall not be subject to the security interests but shall be held in trust by the applicable Obligor for the benefit of the Indenture Trustee (for its own benefit and for the benefit of the Noteholders) and, on the exercise by the Indenture Trustee of any of its rights or remedies under this Base Indenture following an Event of Default shall be assigned by such Obligor as directed by the Indenture Trustee. Each such contract, intellectual property right or permit shall be held by the applicable Obligor in trust for the Indenture Trustee (for its own benefit and for the benefit of the Noteholders) and, on the exercise by the Indenture Trustee of any of its rights or remedies under this Base Indenture following an Event of Default, shall be assigned by such Obligor as directed by the Indenture Trustee.

(c) The Issuer and the Asset Entities hereby authorize the Servicer and the Indenture Trustee, and the Indenture Trustee shall have the right but not the obligation, to file such financing statements prepared by and at the expense of the Issuer as the Issuer shall deem reasonably necessary to perfect the Indenture Trustee’s, on behalf of the Noteholders, interest in the Obligor Collateral and file continuation statements to match such perfection; provided, such designation shall not be deemed to create any duty in the Indenture Trustee to authorize, execute or file any such financing statements or to monitor the compliance of the Issuer or the Manager with the foregoing covenants and the Indenture Trustee shall not be liable for any failure to file or for any defects that exist in the financing statements, continuation statements or other instruments, documents, certificates or agreements; and provided, further that the authority of the Indenture Trustee to execute or authorize the filing of any financing statement, continuation statement, instrument, document certificate or agreement (i) shall not require the Indenture Trustee to pay any fees, taxes or other governmental charges, (ii) shall not require the Indenture Trustee to prepare or file any financing statements, continuation statements or other instruments, documents, certificates or agreements and (iii) shall not require the Indenture Trustee to review any financing statements, continuation statements or other instruments, documents, certificates or agreements. The Issuer and the Asset Entities authorize the collateral description “all personal property” or similar variation to be used in any such financing statements. The Issuer and the Asset Entities hereby ratify and authorize the filing (i) by the Issuer of any financing statements and (ii) by the Indenture Trustee (or the Servicer on its behalf) of any continuation statement in accordance with this Section 14.01(c), in each case, with respect to the Obligor Collateral made prior to the date hereof; provided, however, that the Indenture Trustee shall not be obligated to execute or authorize such continuation statements except upon written direction of the Servicer or the Issuer. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee shall have all rights and remedies pertaining to the Obligor Collateral as are provided for in any of the Transaction Documents or under any applicable law including the Indenture Trustee’s rights of enforcement with respect to the Obligor Collateral or any part thereof, on behalf of the Noteholders, exercising its rights of enforcement with respect to the Obligor Collateral or any part thereof under the UCC (or under the Uniform Commercial Code in force in any other state to the extent the same is applicable law) and in conjunction with, in addition to, or in substitution for, such rights and remedies of the following:

(i) The Indenture Trustee (at the written direction of the Majority of Noteholders) or the Servicer, may enter upon the premises of an Obligor to take possession of, assemble and collect the Obligor Collateral or to render it unusable.

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(ii) The Indenture Trustee (at the written direction of the Majority of Noteholders) or the Servicer, may require an Obligor to assemble the Obligor Collateral and make it available at a place the Indenture Trustee or the Servicer, as applicable, designates which is mutually convenient to allow the Indenture Trustee or the Servicer, as applicable, to take possession or dispose of the Obligor Collateral.

(iii) To the extent a Responsible Officer of the Indenture Trustee has Knowledge thereof, written notice mailed to the Issuer as provided herein at least ten (10) days prior to the date of public sale of the Obligor Collateral or prior to the date after which private sale of the Obligor Collateral will be made shall constitute reasonable notice.

(iv) In the event of a foreclosure sale, the Obligor Collateral and the other Collateral may be sold as a whole.

(v) It shall not be necessary that the Indenture Trustee take possession of the Obligor Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this Section 14.01 is conducted and it shall not be necessary that the Obligor Collateral or any part thereof be present at the location of such sale.

(vi) Prior to application of proceeds of disposition of the Obligor Collateral to the Obligations, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by the Indenture Trustee.

(vii) Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Obligations or as to the occurrence of any default, or as to the Indenture Trustee having declared all of such indebtedness to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by the Indenture Trustee, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

(viii) The Indenture Trustee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Indenture Trustee, including the sending of notices and the conduct of the sale, but in the name and on behalf of the Indenture Trustee.

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Section 14.02 Share Pledges.

(a) Unless an Event of Default has occurred and is continuing, each Obligor shall, for greater certainty, be entitled to continue to exercise all voting power from time to time exercisable with respect to the Equity Interests pledged by such Obligor and give consents, waivers and ratifications with respect thereto; provided that no Obligor shall cast any vote or take any other action which would be, or would have a reasonable likelihood of being, prejudicial to the interests of the Noteholders or which would have the effect of reducing the value of the Collateral of such Obligor as security for the Obligations of such Obligor or imposing any additional restriction on the transferability of any of the Collateral of such Obligor. Unless an Event of Default has occurred and is continuing, the Indenture Trustee shall, from time to time at the request and expense of the applicable Obligor, execute or cause to be executed, with respect to all Pledged Equity Interests of such Obligor that are registered in the name of the Indenture Trustee or its nominee, valid proxies appointing such Obligor as its (or its nominee’s) proxy to attend, vote and act for and on behalf of the Indenture Trustee or such nominee, as the case may be, at any and all meetings of the applicable issuer’s shareholders or debt holders, all Equity Interests that are registered in the name of the Indenture Trustee or such nominee, as the case may be, and to execute and deliver, consent to or approve or disapprove of or withhold consent to any resolutions in writing of shareholders or debt holders of the applicable issuer for and on behalf of the Indenture Trustee or such nominee, as the case may be. Immediately upon the occurrence and during the continuance of any Event of Default, all such rights of the applicable Obligor to vote and give consents, waivers and ratifications shall cease and the Indenture Trustee or its nominee shall be entitled to exercise all such voting rights and to give all such consents, waivers and ratifications. For the avoidance of doubt, the Indenture Trustee shall be under no duty to take or omit to take any action (and shall incur no liability for failure to take such action) with respect to voting rights except in accordance with written instructions provided by a Majority of Noteholders. In connection with any such exercise of voting rights, the Issuer (or the Manager on its behalf) shall identify the relevant Majority of Noteholders to the Indenture Trustee, and the Indenture Trustee shall be entitled to conclusively rely upon such identification and direction. The Indenture Trustee shall have no responsibility for the operations of any Person the ownership interest of which are part of the Collateral, the Indenture Trustee shall not be required to take any action with respect to the management of any such Person except as provided under the Transaction Documents and at the written direction of the Majority of Noteholders, and the Indenture Trustee shall have no liability with respect to any such actions or any inactions with respect to voting the ownership interests of such Persons or complying with the instructions of the Majority of Noteholders.

(b) Unless an Event of Default has occurred and is continuing, each Obligor shall be entitled to receive any and all cash dividends, interest, principal payments and other forms of cash distribution on Equity Interests otherwise permitted hereunder and pledged by such Obligor which it is otherwise entitled to receive. If an Event of Default has occurred and is continuing, all rights of such Obligor pursuant to this Section 14.02 shall cease and the Indenture Trustee shall have the sole and exclusive right and authority to receive and retain the cash dividends, interest, principal payments and other forms of cash distribution which such Obligor would otherwise be authorized to retain pursuant to this Section 14.02. Any money and other property paid over to or received by the Indenture Trustee pursuant to the provisions of this Section 14.02 shall be retained by the Indenture Trustee as additional Collateral hereunder and be applied in accordance with the provisions of this Base Indenture.

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ARTICLE XV

MISCELLANEOUS

Section 15.01 Compliance Certificates and Opinions, etc.

(a) Upon any application or request by the Issuer to the Indenture Trustee or Servicer to take any action under any provision of this Base Indenture, any Indenture Supplement or any Transaction Document, the Issuer shall furnish to the Indenture Trustee and Servicer (i) an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Base Indenture, any Indenture Supplement, or any Transaction Document relating to the proposed action have been complied with, when reasonably requested by the Indenture Trustee or Servicer, (ii) an Opinion of Counsel stating that in the opinion of such counsel such action is authorized or permitted by this Base Indenture, any Indenture Supplement or any Transaction Document as applicable, and all such conditions precedent, if any, have been complied with, and (iii) if applicable, an Independent Certificate from a firm of certified public accountants meeting the applicable requirements of this Section 15.01, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Base Indenture, any Indenture Supplement or any Transaction Document, no additional certificate or opinion need be furnished.

(b) Every certificate or opinion provided by or on behalf of the Issuer with respect to compliance with a condition or covenant provided for in this Base Indenture, or any Indenture Supplement or any other Transaction Document shall include, among other things:

(i) a statement that each signatory of such certificate or opinion has read or has caused to be read such covenant or condition and the definitions in this Base Indenture, in any Indenture Supplement or any other Transaction Document relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of each such signatory, such signatory has made such examination or investigation as is necessary to enable such signatory to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of each such signatory, such condition or covenant has been complied with.

Nothing herein shall be deemed to require either the Indenture Trustee or the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from the Issuer, any Asset Entity, the Guarantors or the Manager. In connection with the performance of its obligations hereunder and under the other Transaction Documents, each of the Indenture Trustee and the Servicer shall be entitled to conclusively rely upon any written information or certification (without any obligation to investigate the accuracy or completeness of any information or certification set forth therein) or recommendation provided to it by the Manager, and neither the Indenture Trustee nor the Servicer shall have any liability with respect thereto.

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Section 15.02 Form of Documents Delivered to Indenture Trustee.

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that such matters be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an Authorized Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or Opinion of Counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which such officer’s certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer, stating that the information with respect to such factual matters is in the possession of the Issuer, unless such officer or officers of the Issuer or such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

(c) Where any Person is required to make, give or execute two or more applications, requests, comments, certificates, statements, opinions or other instruments under this Base Indenture, any Indenture Supplement or any other Transaction Document, they may, but need not, be consolidated and form one instrument.

(d) Whenever in this Base Indenture, any Indenture Supplement or any other Transaction Document, in connection with any application or certificate or report to the Indenture Trustee, it is provided that the Issuer or the Asset Entities shall deliver any document as a condition of the granting of such application, or as evidence of the Issuer’s or the Asset Entities’ compliance with any term hereof, in any Indenture Supplement or any other Transaction Document, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Issuer or the Asset Entities to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not, however, be construed to affect the Indenture Trustee’s or Servicer’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in Article XI.

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Section 15.03 Acts of Noteholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Base Indenture or any Indenture Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as otherwise expressly provided in this Base Indenture or in any Indenture Supplement such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied in this Base Indenture or in any Indenture Supplement and evidenced thereby) are sometimes referred to in this Base Indenture as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Base Indenture or any Indenture Supplement and (subject to Article XI) conclusive in favor of the Indenture Trustee and the Issuer, if made in the manner provided in this Section 15.03.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Indenture Trustee deems sufficient.

(c) The ownership, principal balance and serial numbers of the Notes, and the date of holding the same, shall be proved by the Note Register.

(d) If the Issuer shall solicit from Noteholders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, fix in advance a record date for the determination of Noteholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. Any such record date shall be fixed at the Issuer’s discretion. If not set by the Issuer prior to the first solicitation of a Noteholder made by any Person in respect of any such matters referred to in the foregoing sentence, such record date shall be the date 30 days prior to such first solicitation of Noteholders. If such a record date is fixed, such request, demand, authorization, direction, notice, consent and waiver or other Act may be sought or given before or after the record date, but only the Noteholders of record at the close of business on such record date shall be deemed to be Noteholders for the purpose of determining whether Noteholders of the requisite proportion of the Notes Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Notes Outstanding shall be computed as of such record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Indenture Trustee, the Servicer or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(f) Without limiting the foregoing, a Noteholder entitled under this Base Indenture or under any Indenture Supplement to take any action hereunder or thereunder with regard to any Note may do so with regard to all or any part of the principal balance of such Note or by one or more appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal balance of such Note.

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Section 15.04 Notices; Copies of Notices and Other Information.

(a) Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Base Indenture shall be in writing and if such request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders is to be made upon, given or furnished to or filed with:

(i) the Indenture Trustee by any Noteholder or by the Issuer shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Indenture Trustee at its Corporate Trust Office; or

(ii) the Issuer by the Indenture Trustee, the Servicer, or by any Noteholder shall be sufficient for every purpose hereunder if in writing and mailed first-class, postage prepaid and by facsimile to the Issuer addressed to: 30 W 4th Street, Cincinnati, OH 45202, Attention: Stephanie Hogue, with a copy to Davis Polk & Wardwell LLP450 Lexington Ave, New York, NY 10017, Attention: Ryan McNaughton, or at any other address previously furnished in writing to the Indenture Trustee and the Servicer by the Issuer. The Issuer shall promptly transmit any notice received by them from the Noteholders to the Indenture Trustee and Servicer.

(b) Any notice to be given to the Indenture Trustee hereunder shall also be given to the Paying Agent, Note Registrar and the Servicer in writing, personally delivered, emailed or mailed by certified mail; provided, however, that only one notice to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Note Registrar and Paying Agent.

(c) Any notice, and copies of any reports, certificates, schedules, statements, documents or other information to be given to the Indenture Trustee by the Issuer, the Guarantors, or the Asset Entities hereunder shall also be simultaneously given to the Servicer in writing, personally delivered, faxed, emailed or mailed by certified mail.

(d) Notices required to be given to the Rating Agencies by the Issuer or the Asset Entities or the Indenture Trustee with respect to any Series of Notes shall be made as specified in the Series Supplement for such Series of Notes.

Section 15.05 Notices to Noteholders; Waiver.

(a) Where this Base Indenture or any Indenture Supplement provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise expressly provided in this Base Indenture or in any Indenture Supplement) if in writing and mailed, first-class, postage prepaid to each Noteholder affected by such event, at its address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is mailed in the manner provided in this Base Indenture shall conclusively be presumed to have been duly given; provided that any notice to the Noteholders made available via the Indenture Trustee’s investor reporting website shall also be deemed sufficiently given.

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(b) Where this Base Indenture or any Indenture Supplement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Indenture Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such a waiver.

(c) In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Base Indenture or any Indenture Supplement, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

(d) Where this Base Indenture or any Indenture Supplement provides for notice to the Rating Agencies, failure to give such notice to the Rating Agencies shall not affect any other rights or obligations created hereunder or under any Indenture Supplement, and shall not under any circumstance constitute a Default or Event of Default.

Section 15.06 Payment and Notice Dates. All payments to be made and notices to be delivered pursuant to this Base Indenture, any Indenture Supplement or any other Transaction Document shall be made by the responsible party as of the dates set forth in this Base Indenture, in any Indenture Supplement or in any other Transaction Document.

Section 15.07 Effect of Headings and Table of Contents. The Article and Section headings in this Base Indenture or in any Indenture Supplement and the Table of Contents are for convenience only and shall not affect the construction hereof or thereof.

Section 15.08 Successors and Assigns. All covenants and agreements in this Base Indenture, any Indenture Supplement and the Notes by the Obligors shall bind their permitted successors and assigns, whether so expressed or not; provided, however, the Issuer may not assign its obligations or rights under this Base Indenture or any other Transaction Document, except with the written consent of the Super-Majority Noteholders. All agreements of the Indenture Trustee in this Base Indenture and any Indenture Supplement shall bind its permitted successors, co-trustees and agents.

Section 15.09 Severability; Entire Agreement. In case any provision in this Base Indenture or any Indenture Supplement or in the Notes of any Series shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Base Indenture supersedes all prior agreements between the parties and constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements between the parties.

Section 15.10 Benefits of Indenture. Subject to Section 13.01 and Section 13.02 and Article XI, nothing in this Base Indenture, any Indenture Supplement or in the Notes, express or implied, shall give to any Person, other than the parties hereto, the Servicer and its successors hereunder, the Noteholders and any other party secured hereunder or under any such Indenture Supplement, and any other Person with an ownership interest in any part of the Collateral and the Rating Agencies, any benefit or any legal or equitable right, remedy or claim under this Base Indenture or any Indenture Supplement.

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Section 15.11 Legal Holiday. In any case where the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of the Notes, this Base Indenture or any Indenture Supplement) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and, except as otherwise expressly provided in this Base Indenture or in any such Indenture Supplement, no interest shall accrue for the period from and after any such nominal date.

Section 15.12 Governing Law. THIS BASE INDENTURE AND EACH INDENTURE SUPPLEMENT SHALL BE GOVERNED by and construed in accordance with THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN SECTIONS 5-1401 and 5-1402 oF THE NEW YORK GENERAL OBLIGATIONS LAWS). EACH OBLIGOR IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS BASE INDENTURE OR EACH SUCH INDENTURE SUPPLEMENT.

Section 15.13 Counterparts. This Base Indenture and any Indenture Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Base Indenture and any Indenture Supplement by electronic transmission (including, without limitation, via Portable Document Format or “PDF”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 15.14 Recording of Indenture. If this Base Indenture or any Indenture Supplement is subject to recording in any appropriate public recording offices, such recording is to be effected by the Issuer and at its expense.

Section 15.15 Corporate Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer, the Asset Entities or the Indenture Trustee, in each of their capacities under this Base Indenture or under any Indenture Supplement, on the Notes, under this Base Indenture or any Indenture Supplement or any certificate or other writing delivered in connection herewith, under any Indenture Supplement, against (i) the Indenture Trustee, the Paying Agent and the Note Registrar in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee in its individual capacity, any holder of equity in the Issuer, the Guarantors, the Asset Entities (other than the Obligors) and their respective officers, members, partners, managers, directors and agents or the Indenture Trustee or in any successor or assign of the Indenture Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Indenture Trustee has no such obligations in its individual capacity).

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Section 15.16 No Petition. The Indenture Trustee, by entering into this Base Indenture or any Indenture Supplement, and each Noteholder, by accepting a Note, and each Note Owner, by accepting an ownership interest in a Global Note, hereby covenants and agrees that neither it nor the Indenture Trustee on behalf of such Noteholder will at any time institute against the Issuer, the Asset Entities or the Guarantors, or join in any institution against the Issuer, the Asset Entities or the Guarantors of, any bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations relating to the Notes, this Base Indenture, any such Indenture Supplement or any of the other Transaction Documents.

Section 15.17 Extinguishment of Obligations. Notwithstanding anything to the contrary in this Base Indenture or any Indenture Supplement, all obligations of the Issuer hereunder or under any Indenture Supplement shall be deemed to be extinguished in the event that, at any time, the Issuer, the Guarantors and the Asset Entities have no assets (which shall include claims that may be asserted by the Issuer, the Guarantors and the Asset Entities with respect to contractual obligations of third parties to the Issuer, the Guarantor and the Asset Entities but which shall not include the proceeds of the issue of their equity interests). No further claims may be brought against any of the Issuer’s directors or officers or against their shareholders, partners or members, as the case may be, for any such obligations, except in the case of fraud or actions taken in bad faith by such Persons.

Section 15.18 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Base Indenture, and the purchase of the Notes hereunder and the termination of this Base Indenture.

Section 15.19 Waiver of Immunities. To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to themselves or their property, the Issuer hereby irrevocably waives such immunity in respect of their obligations under this Base Indenture, any Indenture Supplement, the Notes and any other Transaction Document, to the extent permitted by law.

Section 15.20 Non-Recourse. The Noteholders shall not have at any time any recourse on the Notes or under this Base Indenture or any Indenture Supplement against the Indenture Trustee, the Servicer or any agents or Affiliates thereof.

Section 15.21 Indenture Trustee’s Duties and Obligations Limited. The duties and obligations of the Indenture Trustee, in its various capacities hereunder and under any Indenture Supplement, shall be limited to those expressly provided for in their entirety in this Base Indenture (including any exhibits to this Base Indenture and to any Indenture Supplement). Any references in this Base Indenture and in any Indenture Supplement (and in the exhibits to this Base Indenture and to any Indenture Supplement) to duties or obligations of the Indenture Trustee, in its various capacities hereunder and under any such Indenture Supplement, that purport to arise pursuant to the provisions of any of the Transaction Documents or any such Indenture Supplement shall only be duties and obligations of the Indenture Trustee, or the Indenture Trustee in its other capacities, as applicable, if the Indenture Trustee is a signatory to any such Transaction Documents or any such Indenture Supplement. By its acquisition of the Notes, each Noteholder shall be deemed to have authorized and directed the Indenture Trustee to enter into the Transaction Documents to which the Indenture Trustee is a signatory.

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Section 15.22 Appointment of Servicer. The Issuer hereby consents to the appointment of KeyBank National Association to act as Servicer.

Section 15.23 Agreed Upon Tax Treatment. By purchasing the Notes, each Noteholder and Note Owner will agree to treat the Notes as debt for all U.S. federal, state and local, and all non-U.S., income tax purposes unless otherwise required by a change in applicable law.

Section 15.24 Tax Forms. Each Noteholder and Note Owner, by its acceptance of its Note, or, in the case of a Note Owner, a beneficial interest in a Note, agrees that it shall timely provide the Indenture Trustee, Paying Agent and/or the Obligors (or other person responsible for withholding of taxes) the following information (collectively, the “Noteholder Tax Identification Information”) reasonably requested by any of the foregoing, and shall update or replace any such Noteholder Tax Identification Information in accordance with its terms or its subsequent amendments: (i) such validly executed U.S. federal income tax form or certification (such as IRS Form W-8BEN or W-8BEN-E (Certification of Foreign Status of as Beneficial Owner), Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms; provided, that, in the case of a Noteholder of a Tax Restricted Note or a Note Owner of a beneficial interest in a Tax Restricted Note, such Noteholder or Note Owner must furnish an IRS Form W-9) and (ii) any certification or information that is reasonably requested to (a) permit payments to be made to such Noteholder or Note Owner without, or at a reduced rate of, withholding tax (including FATCA Withholding Tax), (b) determine that the Indenture Trustee, Paying Agent and/or the Obligors (or other person responsible for withholding of taxes) has complied with its obligations under FATCA, (c) enable any Obligor to qualify for a reduced rate of withholding in any jurisdiction from or through which such Obligor receives payments on its assets, or (d) determine or satisfy its duties and liabilities with respect to any taxes (including FATCA Withholding Tax) or other charges that the Indenture Trustee, Paying Agent and/or the Obligors (or other person responsible for withholding of taxes) may be required to pay, deduct or withhold from payments in respect of the Notes or the holder of such Notes, or a beneficial interest in such Notes, under any present or future law or regulation by any jurisdiction or taxing authority therein or to comply with any reporting or other requirements under any law or regulation. Further, each Noteholder and Note Owner is deemed to understand, acknowledge and agree that the Indenture Trustee, Paying Agent and/or the Obligors (or other person responsible for withholding of taxes) have the right to withhold on payments with respect to a Note (without any corresponding gross-up) where an applicable party fails to comply with the requirements set forth in this Section 15.24 or the Indenture Trustee, Paying Agent and/or the Obligors (or other person responsible for withholding of taxes) is otherwise required to so withhold under applicable law.

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Section 15.25 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS BASE INDENTURE, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.26 USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Indenture Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Indenture Trustee. Accordingly, each of the parties agree to provide to the Indenture Trustee, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Indenture Trustee to comply with Applicable Law.

Section 15.27 Electronic Signatures and Transmission.

For purposes of this Base Indenture and the other Transaction Documents, any reference to “written” or “in writing” means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Indenture Trustee is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission, and the Indenture Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Indenture Trustee, including, without limitation, the risk of the Indenture Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties (except to the extent such action results from gross negligence, willful misconduct or fraud by the Indenture Trustee). Any requirement in this Base Indenture or the other Transaction Documents that is to be signed or authenticated by “manual signature” or similar language shall not be deemed to prohibit signature to be by facsimile or electronic signature and shall not be deemed to prohibit delivery thereof by Electronic Transmission. Notwithstanding anything to the contrary in this Base Indenture, any and all communications (both text and attachments) by or from the Indenture Trustee that the Indenture Trustee in its sole discretion deems to contain confidential, proprietary and/or sensitive information and sent by Electronic Transmission shall be sent by the Indenture Trustee’s current method of encryption.

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ARTICLE XVI

GUARANTEES

Section 16.01 Guarantees. Each Asset Entity hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Indenture Trustee and the Servicer and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer and the other Asset Entities under this Base Indenture, any applicable Indenture Supplement and the Notes and each other Transaction Document and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer and the other Asset Entities under this Base Indenture, any applicable Indenture Supplement and the Notes and all other Transaction Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

Each Asset Entity waives presentation to, demand of, payment from and protest to the Issuer and the other Asset Entities of any of the Guaranteed Obligations and also waives notice (except as required under this Base Indenture or the other Transaction Documents) of protest for nonpayment. Each Asset Entity waives notice (except as required under this Base Indenture or the other Transaction Documents) of any default under the Notes or the other Guaranteed Obligations. The obligations of each Asset Entity hereunder shall not be affected by (a) the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any right or remedy under the Transaction Documents against any other Obligor or any other Person or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Base Indenture, the Notes or any other Transaction Document; (d) the release of any security held by any Holder or the Indenture Trustee for the Obligations or any of them; or (e) the failure of any Holder or the Indenture Trustee or the Servicer to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

Each Asset Entity further agrees that its guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Indenture Trustee or the Servicer to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth herein, the obligations of each Asset Entity hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Asset Entity herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any remedy under this Base Indenture, any applicable Indenture Supplement the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Asset Entity or would otherwise operate as a discharge of such Asset Entity as a matter of law or equity.

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Each Asset Entity further agrees that its guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Indenture Trustee or the Servicer upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Indenture Trustee or the Servicer has at law or in equity against any Asset Entity by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Asset Entity hereby promises to and shall, upon receipt of written demand by the Indenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Indenture Trustee or the Servicer, as the case may be, an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Obligations and (iii) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Indenture Trustee and the Servicer.

Each Asset Entity also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by the Indenture Trustee or the Servicer in enforcing any rights under this Section 16.01.

Notwithstanding any payment made by any Asset Entity hereunder, such Asset Entity shall not be entitled to be subrogated to any of the rights of the Indenture Trustee against the Obligors or any collateral security or guarantee or right of offset held by the Indenture Trustee for the payment of the Obligations, nor shall the Asset Entity seek or be entitled to seek any contribution or reimbursement from the Obligors in respect of payments made by the Asset Entity hereunder, until the date that is one year and one day after the date on which all Obligations have been paid in full. If any amount shall be paid to an Asset Entity on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Asset Entity in trust for the Indenture Trustee, segregated from other funds of such Asset Entity, and shall, forthwith upon receipt by such Asset Entity, be turned over to the Indenture Trustee in the exact form received by such Asset Entity (duly indorsed by such Asset Entity to the Indenture Trustee, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Indenture Trustee may determine.

Section 16.02 Limitation on Liability. Any term or provision of this Base Indenture to the contrary, the maximum, aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Asset Entity shall not exceed the maximum amount that can be hereby guaranteed without rendering this Base Indenture, as it relates to such Asset Entity, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

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Section 16.03 Successors and Assigns. Subject to Section 16.06, this Article XVI shall be binding upon each Asset Entity and its successors and assigns and shall inure to the benefit of the successors and assigns of the Indenture Trustee, the Servicer and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Indenture Trustee, the rights and privileges conferred upon that party in this Base Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Base Indenture.

Section 16.04 No Waiver. Neither a failure nor a delay on the part of either the Indenture Trustee, the Servicer or the Holders in exercising any right, power or privilege under this Article XVI shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Indenture Trustee, the Servicer and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XVI at law, in equity, by statute or otherwise.

Section 16.05 Modification. No modification, amendment or waiver of any provision of this Article XVI, nor the consent to any departure by any Asset Entity therefrom, shall in any event be effective unless the same shall be in writing and signed by the Indenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Asset Entity in any case shall entitle such Asset Entity to any other or further notice or demand in the same, similar or other circumstances.

Section 16.06 Release of Asset Entity . Upon the sale or other disposition (including by way of consolidation, merger or amalgamation) of an Asset Entity that is permitted hereunder (each case other than to the Issuer or another Asset Entity), such Asset Entity shall be deemed released from all obligations under this Article XVI without any further action required on the part of the Indenture Trustee or any Holder. At the direction of the Issuer, the Indenture Trustee shall execute and deliver an appropriate instrument prepared by and at the expense of the Issuer evidencing such release.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Issuer, the Asset Entities and the Indenture Trustee have caused this Base Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

Mobile Infrastructure Funding, LLC, as Issuer

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Fort Worth Taylor, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP New Orleans Rampart, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

Minneapolis City Parking, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Houston Saks Garage LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

[Signature Page to Base Indenture]

West 9th Street Properties II, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Milwaukee Wells LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Bridgeport Fairfield Garage, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Milwaukee Old World, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Milwaukee Arena Lot, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

[Signature Page to Base Indenture]

MVP St. Louis Washington, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP St. Paul Holiday Garage, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Houston San Jacinto Lot, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

White Front Garage Partners, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

St. Louis Seventh & Cerre, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

[Signature Page to Base Indenture]

St. Louis Broadway Group, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Houston Preston Lot, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Detroit Center Garage, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

MVP Preferred Parking, LLC, as an Asset Entity

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & CEO

U.S. Bank trust company, national association, not in its individual capacity, but solely as Indenture Trustee

By:	/s/ Juan S. Hernandez
Name:	Juan S. Hernandez
Title:	Vice President

[Signature Page to Base Indenture]